Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED GATHERING AGREEMENT

Dated as of

January 3, 2018

By and between

CNX GAS COMPANY LLC,

as Shipper, and

CONE Midstream DevCo I LP

CONE Midstream DevCo II LP

CONE Midstream DevCo III LP, and

CONE Midstream Operating Company, LLC

collectively,

as Gatherer

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBITS

EXHIBIT A	OPERATING TERMS AND CONDITIONS
EXHIBIT B-1(a)	DEDICATION AREA (MARCELLUS)
EXHIBIT B-1(b)	DEDICATION AREA (UTICA)
EXHIBIT B-2	EXECUTION DATE WELLS AND COMPRESSION RECEIPT POINTS
EXHIBIT B-3(a)	ACAA MAP
EXHIBIT B-3(b)	ACAA FEES
EXHIBIT B-4	BIG RUN FEES
EXHIBIT B-5(a)	CRAWFORD MAP
EXHIBIT B-5(b)	CRAWFORD FEES
EXHIBIT B-6(a)	FALLOWFIELD MAP
EXHIBIT B-6(b)	FALLOWFIELD FEES
EXHIBIT B-7(a)	MAJORSVILLE MAP
EXHIBIT B-7(b)	MAJORSVILLE FEES
EXHIBIT B-8(a)	MAMONT MAP
EXHIBIT B-8(b)	MAMONT FEES
EXHIBIT B-9	MARCHAND FEES
EXHIBIT B-10(a)	MARSHALL MAP
EXHIBIT B-10(b)	MARSHALL FEES
EXHIBIT B-11(a)	MCQUAY MAP
EXHIBIT B-11(b)	MCQUAY FEES
EXHIBIT B-11(c)	LEGACY MCQUAY SYSTEM
EXHIBIT B-12(a)	[RESERVED]
EXHIBIT B-12(b)	[RESERVED]
EXHIBIT B-13(a)	SHIRLEY PENNS MAP
EXHIBIT B-13(b)	SHIRLEY PENNS FEES
EXHIBIT B-14(a)	WADESTOWN MAP
EXHIBIT B-14(b)	WADESTOWN FEES
EXHIBIT B-15	[RESERVED]
EXHIBIT B-16	MARCELLUS FORMATION LOG
EXHIBIT B-17	UTICA FORMATION LOG
EXHIBIT C	PARTIES’ ADDRESSES FOR NOTICE PURPOSES
EXHIBIT D	FORM OF MEMORANDUM OF GATHERING AGREEMENT
EXHIBIT E	INSURANCE
EXHIBIT F	CONFLICTING DEDICATIONS
EXHIBIT G	ROFO AREA – MARCELLUS FORMATION
EXHIBIT H	DOWNTIME FEE REDUCTION
EXHIBIT I	OPERATING PRESSURE FEE REDUCTION
EXHIBIT J-1	VERTICAL MARCELLUS WELLS
EXHIBIT J-2	LEGACY WELLS
EXHIBIT K	[RESERVED]
EXHIBIT L	LIQUID CONDENSATE DENSITY RANGES
EXHIBIT M	INITIAL WELL DEVELOPMENT SCHEDULE
EXHIBIT N	MCQUAY PROJECT PLAN
EXHIBIT O	WADESTOWN PROJECT PLAN

EXHIBIT P	COMPRESSION CURVES FOR CERTAIN SYSTEMS
EXHIBIT Q	FREE FLOW TARGET PRESSURE
EXHIBIT R-1	DEVCO I AREA
EXHIBIT R-2	DEVCO II AREA
EXHIBIT R-3	DEVCO III AREA
EXHIBIT S	CHANGE OF CONTROL PROVISIONS

SECOND AMENDED AND RESTATED GATHERING AGREEMENT

This SECOND AMENDED AND RESTATED GATHERING AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) is made as of this 3rd Day of January, 2018 (the “Execution Date”), by and between CNX Gas Company LLC, a Virginia limited liability company (“Shipper”), and Gatherer (defined below). Shipper and Gatherer are sometimes together referred to in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

A. Shipper and CONE Midstream Partners LP, a Delaware limited partnership (“CNNX”), entered into that certain Gathering Agreement dated as of September 30, 2014 (the “Original Effective Date”, and such agreement, as amended, the “Original Agreement”), thereafter assigned on the Original Effective Date from CNNX, (i) to CONE Midstream DevCo I LP, a Delaware limited partnership (“DevCo I LP”) as to certain portions of the Dedication Area, (ii) to CONE Midstream DevCo II LP, a Delaware limited partnership (“DevCo II LP”) as to certain portions of the Dedication Area, and (iii) to CONE Midstream DevCo III LP, a Delaware limited partnership (“DevCo III LP”) as to certain portions of the Dedication Area, (DevCo I LP, DevCo II LP and DevCo III LP, the “Original DevCos”).

B. Shipper, the Original DevCos and CONE Midstream Operating Company LLC, a Delaware limited liability company (“OpCo”) entered into that certain First Amended and Restated Gathering Agreement dated as of December 1, 2016 (such agreement as amended the “First Amended and Restated Agreement”) which amended and restated in its entirety the Original Agreement.

C. As of the Execution Date, Gatherer owns and operates (either directly or through an Affiliate) the Individual Systems (defined below), which gathers Gas (defined below) and, as to certain Individual Systems, certain Liquid Condensate (defined below), produced from certain oil and gas leases and fee mineral interests.

D. Gatherer plans to expand the Individual Systems and operate the Individual Systems for, among other things, as applicable, gathering, compressing, dehydrating and treating Gas within certain areas of Pennsylvania and West Virginia.

E. Gatherer also plans, subject to Shipper drilling and completing certain Planned Wells, to construct the Wadestown System and operate the Wadestown System for, as applicable, gathering, compressing, dehydrating and treating Gas within certain areas of West Virginia, and possibly Pennsylvania.

F. Shipper desires to dedicate certain Gas and Liquid Condensate attributable to its and its Affiliates’ right, title and interest in (a) certain oil and gas leases and mineral interests located within the Dedication Area (defined below) to the Individual Systems and (b) the Legacy Wells (defined below).

G. Shipper desires to deliver such Gas and, as to certain Individual Systems, Liquid Condensate, to Gatherer for the purpose of gathering, and, as applicable, blending, compressing, dehydrating, treating, stabilizing, storing, loading and re-delivering such Gas and, subject to the provisions hereof, and as applicable, Liquid Condensate to or for the account of Shipper, and Gatherer desires to provide such services to Shipper on the terms and subject to the conditions of this Agreement.

H. The Parties now desire to amend and restate the First Amended and Restated Agreement in its entirety in accordance with the terms and conditions of this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and conditions in this Agreement contained, Gatherer and Shipper hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below:

“AAA” has the meaning given to it in Section 10.1(b)(i).

“ACAA Area” means an area within a three mile radius of the then existing ACAA System; provided, however, the initial ACAA Area is as set forth on Exhibit B-3(a), and provided further that for purposes of determining the ACAA Area, the then existing ACAA System shall not include (a) any portion of the ACAA System through which Dedicated Production has not, at any time, flowed or (b) any part of the ACAA System that is downstream of any centralized compression or dehydration station on the ACAA System. For the avoidance of doubt, in no event shall the ACAA Area ever extend beyond the Dedication Area.

“ACAA System” means that certain existing Gathering System generally depicted on Exhibit B-3(a), as such Gathering System may hereafter be modified or extended from time to time.

“Accelerated Target Fuel Gas Date” has the meaning given to it in Section 3.2(d)(ii)(A).

“Accelerated Target On-Line Date” has the meaning given to it in Section 3.2(d)(ii)(A).

“Acceleration Costs Differential” has the meaning given to it in Section 3.2(d)(ii)(B)(3).

“Acceleration Request” has the meaning given to it in Section 3.2(d)(i).

“Acceleration Request Response” has the meaning given to it in Section 3.2(d)(ii).

“Additional Connection Costs” has the meaning given to it in Section 3.2(a)(ix)(B).

“Adequate Assurances of Performance” has the meaning given to it in Section 16.13.

“Adjusted Amount” means the dollar amount set forth in Section 3.2(e)(ii).

“AFE” means authorization for expenditures. The Parties acknowledge that each Gatherer AFE includes a 10% contingency on all compression and dehydration facilities, and a 20% contingency on all other interests.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is Under Common Control With, such Person; provided, however, that for purposes of this Agreement, (a) Shipper and Gatherer shall be deemed not to be “Affiliated” and (b) any Affiliate of Shipper that is primarily engaged in operations other than the exploration and/or production of natural gas shall be deemed not to be an “Affiliate” of Shipper and (c) Gatherer’s Affiliates shall include each other Gatherer. The term “Affiliated” shall have the correlative meaning. A Person that would be an Affiliate but for clause (b) of this definition shall be deemed to be an Affiliate for the purposes of Section 2.5(a), Section 3.2(b) and Exhibit S.

“Agreement” has the meaning given to it in the preamble hereof.

“Annual Escalation Factor” means 2.5%.

“Assignee” has the meaning given to it in Section 16.13.

“Average Pressure” means, for a Receipt Point for any Day, the average prevailing pressure (in Psig) at such Receipt Point during such Day, as determined by the Measuring Device at the Receipt Point.

“Barrel” means a quantity consisting of forty-two Gallons.

“Big Run System” means that certain existing Gathering System generally depicted on Exhibit B-4.

“Blending Gas” has the meaning given to it in Section 3.6(b).

“Bona Fide Offer” has the meaning given to it in Section 3.2(b)(iv).

“Btu” means the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit at a pressure of 14.73 Psia and determined on a gross, dry basis.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Pennsylvania are generally open for business.

“Capital Expenses” means all reasonable costs and expenditures that are capitalized and not expensed in accordance with US generally accepted accounting principles.

“Claimant” has the meaning given to it in Section 10.1(b)(ii).

“Claims” has the meaning given it in Section 13.1(a).

“CNNX” has the meaning given to it in the recitals hereof.

“Compression Costs” has the meaning given to it in Section 6.4(e).

“Compression Date” means, with respect to a Receipt Point, the date upon which such Receipt Point begins receiving Tier 1 Pressure Service or Tier 2 Pressure Service, as applicable.

“Compression Fee” means (a)(i) the Tier 1 Compression Fee or (ii) the Tier 2 Compression Fee, as applicable, (b) the compression fee specified in Exhibit B-8(b) for provision of Existing Pressure Service for Existing Wells connected to the Receipt Point for the Gaut 4IHSU Unit on the Mamont System, (c) the compression fees specified in Exhibit B-11(b) for provision of Existing Pressure Service for Existing Wells connected to the Receipt Point(s) for the NV57 Well Pad and the Existing Wells connected to the Receipt Point(s) for the GH9 Well Pad on the McQuay System, or (d) the Compression Fee negotiated by the Parties or deemed to apply pursuant to Section 6.4(g) to the Receipt Points described in Section 6.4(g).

“Compression Obligation Gas” has the meaning given to it in Section 5.2(c).

“Compression Obligation Receipt Point” has the meaning given to it in Section 5.2(c).

“Compression Request” has the meaning given to it in Section 6.4(f).

“Compression Services” means compression services provided on an applicable Individual System in order to: (a) with respect to Execution Date Compression Receipt Points, provide Existing Pressure Service, unless Gatherer is excused from providing Existing Pressure Service for such Execution Date Compression Receipt Points under Section 6.4(a); (b) with respect to those Receipt Points at which Gatherer is to provide Tier 1 Pressure Service as set forth in Sections 6.4(e), 6.4(f) and 6.4(g), provide such Tier 1 Pressure Service; and (c) with respect to those Receipt Points at which Gatherer is to provide Tier 2 Pressure Service as set forth in Sections 6.4(e), 6.4(f) and 6.4(g) provide such Tier 2 Pressure Service, in each case in accordance with the terms of this Agreement. For the avoidance of doubt, the services described in subsections (a), (b) and (c) of this definition are the only Compression Services that Gatherer is obligated to provide under this Agreement.

“Condensate” means Drip Condensate and Liquid Condensate.

“Condensate Gathering Fees” has the meaning given to it in Section 5.1(b).

“Condensate Services” means, (a) with respect to the Majorsville System: (i) the receipt of Dedicated Liquid Condensate at the Majorsville System’s Receipt Point; (ii) the collection, injection, gathering and stabilization of such Liquid Condensate; (iii) the handling, storage, loading, and re-delivery at the applicable Majorsville System Delivery Point of such Liquid Condensate for Shipper’s account; and (iv) the other services to be performed by Gatherer in respect of such Liquid Condensate as set forth in this Agreement, all in accordance with the terms of this Agreement and (b) with respect to the ACAA System: (i) the receipt of Dedicated Liquid Condensate at the Receipt Points on the ACAA System; and (ii) the gathering and redelivery of such Liquid Condensate at the applicable ACAA System Delivery Point all in accordance with the terms of this Agreement. For the avoidance of doubt, Gatherer has no obligation to provide Liquid Condensate Services at any Individual Systems other than the Majorsville System and the ACAA System.

“Conflicting Dedication” means any gathering agreement or any commitment or arrangement (including any volume commitment) that would require Shipper’s or its Affiliates’ owned and/or Controlled Gas to be gathered on any gathering system or similar system other than the Individual Systems, including any such agreement, commitment or arrangement burdening properties hereinafter acquired by Shipper or any of its Affiliates in the Dedication Area or covering any of the ROFO Properties.

“Connection Costs” has the meaning given it in Section 3.2(f)(i).

“Control” (including the terms “Controlling,” “Controlled” and “Under Common Control With”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Gas or Liquid Condensate, such Gas or Liquid Condensate produced from the Dedication Area or the ROFO Area, as applicable, and owned by a Third Party working interest owner in Wells operated by Shipper or any of its Affiliates with respect to which Shipper or its Affiliate, as applicable, has the contractual right or obligation (pursuant to a marketing, agency, operating, unit or similar agreement) to market such Gas or Liquid Condensate and the applicable Third Party elects for Shipper to, or Shipper is obligated to, market such Gas or Liquid Condensate on behalf of the applicable Third Party. Notwithstanding anything to the contrary herein, in no event shall any Gas or Liquid Condensate that a Third Party working interest owner elects to take in kind (but only to the extent such Third Party working interest owner has the right to do so) be considered “Controlled” by Shipper.

“CPI-U” means the All Items Consumer Price Index for Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics, or, if the publication of such index is discontinued, such other index or indices mutually agreed upon by the Parties which reflect the range of economic factors represented by such index.

“Crawford Area” means an area within a three mile radius of the then existing Crawford System; provided, however, the initial Crawford Area is as set forth on Exhibit B-5(a), and provided further that for purposes of determining the Crawford Area, the then existing Crawford System shall not include (a) any portion of the Crawford System through which Dedicated Gas has not, at any time, flowed or (b) any part of the Crawford System that is downstream of any centralized compression or dehydration station on the Crawford System. For the avoidance of doubt, in no event shall the Crawford Area ever extend beyond the Dedication Area.

“Crawford System” means that certain existing Gathering System generally depicted on Exhibit B-5(a), as such Gathering System may hereafter be modified or extended from time to time.

“Day” means a period of time beginning at 10:00 a.m. Eastern Time on a calendar day and ending at 10:00 a.m. Eastern Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Gas” means Gas dedicated and committed to this Agreement pursuant to Section 2.1(a) and Gas committed to this Agreement pursuant to Section 2.1(b).

“Dedicated Liquid Condensate” means (a) Liquid Condensate produced from the Dedicated Properties and located in the ACAA Area and/or the Majorsville Area and (b) Third Party Liquid Condensate under the Control of Shipper and/or its Affiliate(s) produced from Wells and Planned Wells operated by Shipper or any of its Affiliates in the ACAA Area and/or the Majorsville Area.

“Dedicated Production” means, collectively, the Dedicated Gas and the Dedicated Liquid Condensate.

“Dedicated Properties” means Shipper’s and/or its Affiliate(s)’ interests in the oil and/or gas leases, mineral interests and other similar interests that as of the Execution Date are, or that after the Execution Date become, owned directly or indirectly (including through the acquisition of Control of another Person) by Shipper and/or its Affiliate(s) in (a) the Dedication Area described in Exhibit B-1(a) to the extent and only to the extent that such oil and/or gas leases, mineral interests and other similar interests cover and relate to the Marcellus Formation and (b) in the Dedication Area described in Exhibit B-1(b) to the extent and only to the extent that such oil and/or gas leases, mineral interests and other similar interests cover and relate to the Utica Formation. From and after the date ROFO Properties become Dedicated ROFO Properties, such Dedicated ROFO Properties shall constitute Dedicated Properties, unless otherwise agreed by the Parties.

“Dedicated ROFO Properties” has the meaning given to it in Section 4.9(d).

“Dedication Area” means the area identified as “Shipper’s Dedication Area” and described on Exhibit B-1(a) and Exhibit B-1(b).

“Dedication Report” has the meaning given to it in Section 2.8.

“Deemed Tie-In Request” means Exhibit M, with respect to each Planned Well identified on Exhibit M.

“Delayed Fuel Gas Days” with respect to any Delayed Fuel Gas Point, means the number of Days from the Fuel Gas Deadline applicable to such Delayed Fuel Gas Point until the Fuel Gas Date for such Delayed Fuel Gas Point.

“Delayed Fuel Gas Point” means a Fuel Gas Point on a Planned Well Pad on an Individual System (a) to which Gatherer fails to extend such Individual System in order to deliver Fuel Gas for the applicable Planned Well(s) requiring such Fuel Gas and/or (b) at which Gatherer is not ready or is unable to provide Fuel Gas for such Planned Well(s), in each case, on or before the applicable Fuel Gas Deadline

“Delivery Point” means with respect to each Individual System, as applicable (a) each point of interconnection of such Individual System with the facilities of a Processing Plant, Downstream Pipeline or Downstream Condensate Storage Tank not a part of such Individual System, with each such point of interconnection located at the outlet of such Individual System and (b) the outlet flange of any Downstream Condensate Storage Tank that is part of such Individual System at which points, subject to Section 3.6, Gatherer will re-deliver Gas and/or, as applicable, Liquid Condensate to Shipper for its own account. The Delivery Point(s) for each Individual System as of the Execution Date are set forth on the Individual System Exhibits for such Individual System.

“DevCo I Area” means the area identified as the DevCo I Area on Exhibit R-1.

“DevCo I LP” has the meaning given to it in the recitals hereof.

“DevCo II Area” means the area identified as the DevCo II Area on Exhibit R-2.

“DevCo II LP” has the meaning given to it in the recitals hereof.

“DevCo III Area” means the area identified as the DevCo III Area on Exhibit R-3.

“DevCo III LP” has the meaning given to it in the recitals hereof.

“Development Area” has the meaning given to it in Section 3.2(b)(i).

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Condensate Storage Tank” means any storage tank where Condensate is collected and stored prior to being sold and/or delivered to market via trucks or pipeline.

“Downstream Pipeline” means, with respect to each Individual System, any pipeline downstream of any Delivery Point on such Individual System owned by a Third Party.

“Downtime Event” means, with respect to the Gathering System or any Individual System, a period during which all or a portion of the Gathering System or such Individual System was unavailable to provide Gathering Services, due to reasons other than (a) Force Majeure (including any deemed events of Force Majeure under Sections 4.7 and 11.3) and/or (b) Gatherer’s failure to provide Compression Services for any Compression Obligation Receipt Point on such Individual System in accordance with this Agreement (for which remedies are provided under Sections 2.5(a)(iv) and 5.2(c)).

“Downtime Percentage” means (a) for purposes of determining the Downtime Percentage for the Gathering System, an amount equal to the quotient of (i) the sum of all daily losses (in MMBtu) for the Gathering System for the applicable period divided by (ii) the sum of (y) the amount (in MMBtu) of the total deliveries of Dedicated Production for the applicable period and (z) the sum of all daily losses (in MMBtu) for the Gathering System for the applicable period and (b) for purposes of determining the Downtime Percentage for an Individual System, an amount equal to the quotient of (i) the sum of all daily losses (in MMBtu) for such Individual System for the applicable period divided by (ii) the sum of (y) the amount (in MMBtu) of the total deliveries of Dedicated Production for such Individual System for the applicable period and (z) the sum of all daily losses (in MMBtu) for such Individual System for the applicable period.

“Drilling Unit” means the area fixed for the drilling of one Well or Planned Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Shipper in its reasonable discretion.

“Drip Condensate” means that portion of Gas that is received into an Individual System (without manual separation or injection) that condenses in, and is recovered from, such Individual System as a liquid.

“Dry Gas” means Gas that is not Wet Gas.

“Economic Fee Adjustment” has the meaning given to it in Section 2.5(d)(i).

“Excess Wells” has the meaning given to it in Section 3.2(g)(ii).

“Execution Date” has the meaning given to it in the preamble of this Agreement.

“Execution Date Compression Receipt Points” means the Receipt Points existing as of the Execution Date for the Execution Date Wells. Notwithstanding anything to the contrary herein, the Execution Date Compression Receipt Points will not include, and Compression Services will not be provided for any Receipt Points for any Execution Date Wells on the ACAA System, or the Crawford System.

“Execution Date Wells” means those Existing Wells connected to an Individual System as of the Execution Date, which Existing Wells are set forth on Exhibit B-2.

“Existing Pressure Service” means, with respect to each Execution Date Compression Receipt Point, that Gatherer shall provide sufficient compression to receive Dedicated Production delivered at such Execution Date Compression Receipt Point, such that Gatherer shall maintain an Average Pressure at such Execution Date Compression Receipt Point during each Day of not greater than the Existing Required Pressure for such Execution Date Compression Receipt Point.

“Existing Required Pressure” means, with respect to each Execution Date Compression Receipt Point, either 1) the pressure specified on Exhibit B-2 for such Execution Date Compression Receipt Point or 2) if Exhibit B-2 for such Execution Date Compression Receipt Point references Exhibit P for such Execution Date Compression Receipt Point, the required pressure as specified on Exhibit P for the applicable Individual System for such Execution Date Compression Receipt Point based on Shipper’s volumetric throughput of such Individual System.

“Existing Well” means, as of any time, a Well which has been drilled and completed and which is producing or is capable of producing Dedicated Production.

“Existing Well Pad” means, as of any time, a Well Pad with an Existing Well as of such time.

“Expert” means an individual who has at least 15 years’ experience in the engineering, construction, expansion and operation of Gas gathering systems in West Virginia and/or Pennsylvania and has not previously worked for or provided services to (as an employee or a contractor) either Party or any of their respective Affiliates.

“Fallowfield System” means that certain existing Gathering System generally depicted on Exhibit B-6(a).

“Fee” or “Fees” means, collectively, the Gas Gathering Fees, and, if applicable, the Condensate Gathering Fees and/or the Compression Fee.

“Final Cure Period” has the meaning given to it in Section 3.2(g)(ii).

“First Amended and Restated Agreement” has the meaning given it in the recitals hereof.

“First Anniversary Deadline” has the meaning given it in Section 3.2(f)(ii).

“First Party” has the meaning given to it in Section 16.12(c).

“Force Majeure” has the meaning given to it in Section 11.2.

“Free Flow Gas” has the meaning given to it in Section 5.2(d).

“Free Flow Pressure” means, with respect to a Receipt Point, the then prevailing pressure of the portion of the Individual System on which such Receipt Point is located.

“Free Flow Receipt Point” has the meaning given to it in Section 5.2(d).

“Free Flow Target Pressure” has the meaning given to it in Section 5.2(d).

“Fuel Gas” means Dedicated Gas to be delivered by Gatherer to Shipper from an Individual System for use in operating a drilling rig or in hydraulic fracturing operations or other Well Pad operations with respect to a Planned Well to be connected to such Individual System.

“Fuel Gas Date” means, with respect to any Planned Well, the date upon which Gatherer has completed the facilities necessary to deliver Fuel Gas from the applicable Individual System to the Fuel Gas Point for such Planned Well and is ready to commence the delivery of Fuel Gas through such facilities.

“Fuel Gas Deadline” means, with respect to any Planned Well which is the subject of a Tie-In Obligation, the later of (a) the Target Fuel Gas Date for such Planned Well or (b) that date which is 30 Days prior to the date that all facilities for Shipper to receive Fuel Gas at the applicable Fuel Gas Point for the operation of the drilling rig which will drill such Planned Well are complete and ready to be connected to the Fuel Gas Point and such drilling rig is on the drill site and ready to commence drilling such Planned Well.

“Fuel Gas Point” means a mutually agreeable location on a Planned Well Pad at which Gatherer will connect the applicable Individual System to Shipper’s or its Affiliates’ facilities to deliver Fuel Gas to Shipper at or near the planned Receipt Point for the Planned Well requiring such Fuel Gas.

“Fuel Point” has the meaning given to it in Section 1.8(a)(i) of Exhibit A.

“Gallon” means one U.S. gallon.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including (unless otherwise expressly provided herein) liquefiable hydrocarbons and Drip Condensate, and including inert and noncombustible gases, in each case, produced from beneath the surface of the earth; provided, however, that the term “Gas” as used herein shall not include Liquid Condensate.

“Gas Gathering Fee” has the meaning given it in Section 5.1(a).

“Gas Services” with respect to each Individual System, means:

(a) with respect to Dedicated Gas required to be Tendered to a Receipt Point on the ACAA System:

(i) the receipt of Shipper’s Dedicated Gas (including Drip Condensate in such Dedicated Gas) at the Receipt Points for such Individual System;

(ii) the re-delivery of Gas that is thermally equivalent to the Gas that is to be delivered at the Delivery Points for such Individual System for Shipper’s account; and

(iii) the other services required to be performed by Gatherer in respect of such Gas as set forth in this Agreement, including in the case of a Planned Well for which a Fuel Gas Point is established under this Agreement, the delivery of Fuel Gas at such Fuel Gas Point for such Planned Well (but only until Dedicated Gas from such Planned Well commences initial deliveries at the Receipt Point for such Planned Well),

(iv) in each case, in accordance with the terms of this Agreement,

(b) with respect to Dedicated Gas required to be Tendered to a Receipt Point on any Individual System other than the ACAA System:

(i) the receipt of Dedicated Gas (including Drip Condensate in such Dedicated Gas) at the Receipt Points for such Individual System;

(ii) the gathering, and, as applicable, dehydrating, compressing, treating and blending of such Gas and the collection and gathering of any Drip Condensate in such Dedicated Gas;

(iii) the re-delivery of Gas that is thermally equivalent to the Gas that is to be delivered at the Delivery Points for such Individual System for Shipper’s account; and

(iv) the other services required to be performed by Gatherer in respect of such Gas as set forth in this Agreement, including in the case of a Planned Well for which a Fuel Gas Point is established under this Agreement, the delivery of Fuel Gas at such Fuel Gas Point for such Planned Well (but only until Dedicated Gas from such Planned Well commences initial deliveries at the Receipt Point for such Planned Well),

(v) in each case, in accordance with the terms of this Agreement.

“Gatherer” means, (a) with respect to the DevCo I Area, DevCo I LP, (b) with respect to the DevCo II Area, DevCo II LP, (c) with respect to the DevCo III Area, DevCo III LP and (d) with respect to the ROFO Area, OpCo.

“Gatherer Group” has the meaning given to it in Section 13.2.

“Gatherer Reports” has the meaning given to it in Section 3.8.

“Gatherer Uneconomic Condition” has the meaning given to it in Section 2.5(d)(i).

“Gathering Services” means, collectively, the Gas Services and the Condensate Services.

“Gathering System” means each of the Gas and, as applicable, Liquid Condensate gathering systems located in the Dedication Area and/or the ROFO Area consisting, as applicable, of (a) pipelines; (b) compression, dehydration and treating facilities; (c) controls, Delivery Points, meters and measurement facilities; (d) owned (or leased) Condensate collection, gathering, stabilization, handling, and storage facilities; (e) rights of way, fee parcels, surface rights and permits; and (f) all appurtenant facilities, constructed, owned (or leased) and operated by Gatherer, to provide Gathering Services to Shipper and gathering and other services to other Persons as such gathering system and/or facilities are modified and/or extended from time to time to provide Gathering Services to Shipper pursuant to the terms hereof and/or gathering and other services to other Persons.

“Gathering System Fuel” means, with respect to each Individual System, all Gas measured and utilized as fuel for such Individual System, including Gas utilized as fuel for compressor stations, stated in MMBtus.

“Gathering System L&U” means, with respect to each Individual System, any Gas or, as applicable, Liquid Condensate received into such Individual System that is lost or otherwise not accounted for incident to, or occasioned by, the gathering, treating, compressing, blending, stabilization and re-delivery, as applicable, of Gas and Liquid Condensate, including Gas and/or Liquid Condensate released through leaks, instrumentation, relief valves, flares and blow downs of pipelines, vessels and equipment; provided, however that “Gathering System L&U” shall not include any Gas or Liquid Condensate that is lost as a result of Gatherer’s gross negligence or willful misconduct.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Greenhill Delivered Production” has the meaning given to it in Section 5.2(f).

“Greenhill Facility” has the meaning given to it in Section 5.2(f).

“Gross Heating Value” means the number of Btus produced by the combustion, on a dry basis and at a constant pressure, of the amount of Gas which would occupy a volume of one cubic foot at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 Psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.

“Group” means (a) with respect to Shipper, the Shipper Group and (b) with respect to Gatherer, the Gatherer Group.

“Imbalance Account” has the meaning given to it in Section 1.3(c) of Exhibit A.

“Individual System” means each of the ACAA System, the Big Run System, the Crawford System, the Fallowfield System, the Majorsville System, the Mamont System, the Marchand System, the Marshall System, the McQuay System, the Shirley Penns System and the Wadestown System, and any other Gathering System which may be constructed by Gatherer to serve an area within the Dedication Area in accordance with Section 3.2(b), or within the ROFO Area in accordance with Section 4.9, not served by any of the other Individual Systems.

“Individual System Exhibits” means those exhibits to this Agreement which pertain solely to a specific Individual System.

“Individual Well Deficiency Amount” has the meaning given to it in Section 3.2(g)(i).

“Initial Term” has the meaning given to it in Section 7.1.

“Interest Rate” means, on the applicable date of determination, the Prime Rate plus an additional three percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Intermediate Delivery Point” means an interconnection of a pipeline to an Individual System upstream of the applicable Delivery Point(s) for such Individual System that allows Shipper to take Gas previously Tendered by Shipper at a Receipt Point for such Individual System and deliver it back to such Individual System at a secondary Receipt Point on another portion of such Individual System in order to facilitate blending of such Gas by Shipper with other Gas moving on such Individual System to cause the resultant combined Gas on such Individual System to meet the specifications of Downstream Pipelines as provided in Section 3.6 or to otherwise enable Shipper to provide certain compression services; in no event shall Gatherer be obligated to install any new Intermediary Delivery Points unless Shipper pays all costs and expenses of same.

“Interruptible Basis” means, with respect to each Individual System, the lowest level of service offered by Gatherer on such Individual System, which Gatherer may interrupt or curtail at any time for any reason at its sole discretion.

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Legacy McQuay System” means that portion of the McQuay System as existed in the McQuay Area as of December 1, 2016 as generally depicted on Exhibit B-11(c).

“Legacy Wells” certain existing wells described in Exhibit J-2 to this Agreement to the extent such wells are in the Dedication Area.

“Legal Expert” means an attorney who has at least 15 years’ experience in the negotiation and drafting of asset purchase and sale agreements, and associated sales documents, involving Gas gathering systems and has not previously worked for or provided services to (as an employee or a contractor) either Party or any of their respective Affiliates.

“Liquid Condensate” means liquid hydrocarbons separated (mechanically or otherwise) from Gas at or near a well pad upstream of a receipt point on the ACAA System, or the Majorsville System, as applicable, and injected into such Individual System by Shipper (or another shipper) at a receipt point on such Individual System.

“Majorsville Area” means an area within a three mile radius of the then existing Majorsville System; provided, however, the initial Majorsville Area is as set forth on Exhibit B-7(a), and provided further that solely for purposes of determining the Majorsville Area, the then existing Majorsville System shall not include (a) any portion of the Majorsville System through which Dedicated Production has not, at any time, flowed or (b) any part of the Majorsville System that is downstream of any centralized compression or dehydration station on the Majorsville System or (c) any field gathering lines on the Majorsville System connected to any Well Pad that has a surface location in the McQuay Area but that is connected to the Majorsville System pursuant to a valid election by Shipper, including, for the avoidance of doubt, the RHL 11, RHL 13, RHL 27, RHL 28 or RHL 29 Planned Well Pads (but limited to Planned Wells which will produce Wet Gas from the Marcellus Formation) which shall be connected to the Majorsville System, and the RHL 4 and RHL 23 Planned Well Pads, which shall be connected to the Majorsville System until the Dry Ridge Compressor Station (as described on Exhibit N) is in service. For the avoidance of doubt, in no event shall the Majorsville Area ever extend beyond the Dedication Area.

“Majorsville Map” means the map set forth on Exhibit B-7(a), attached to, and made a part of, this Agreement.

“Majorsville System” means that certain existing Gathering System generally depicted on Exhibit B-7(a), as such Gathering System may hereafter be modified or extended from time to time.

“Mamont Area” means an area within a three mile radius of the then existing Mamont System; provided, however, the initial Mamont Area is as set forth on Exhibit B-8(a), and provided further that for purposes of determining the Mamont Area, the then existing Mamont System shall not include (a) any portion of the Mamont System through which Dedicated Gas has not, at any time, flowed or (b) any part of the Mamont System that is downstream of any centralized compression or dehydration station on the Mamont System. For the avoidance of doubt, in no event shall the Mamont Area ever extend beyond the Dedication Area.

“Mamont System” means that certain existing Gathering System generally depicted on Exhibit B-8(a), as such Gathering System may hereafter be modified or extended from time to time.

“MAOP” means maximum allowable operating pressure.

“Marcellus Formation” means, (a) in Cambria, Cameron, Clearfield, Elk, Forest, Indiana and Jefferson Counties in Pennsylvania, specifically from the stratigraphic equivalent of the top of the Burkett in the Marchand 3I (API 37-063-37480) at 6874’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7540’ MD and illustrated in the log attached as Exhibit B-16; (b) in Armstrong, Clarion, Fayette, Somerset, Venango and Westmoreland Counties in Pennsylvania, specifically from the stratigraphic equivalent of the top of the Burkett in the DeArmitt #1 (API 37-129-27246) at 7000’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7530’ MD and illustrated in the log attached as Exhibit B-16; (c) in Allegheny, Beaver, Butler, Greene, Lawrence, Mercer and Washington in Pennsylvania, and Brooke, Hancock, Marshall, Monongalia, Ohio and Wetzel Counties in West Virginia, specifically from the stratigraphic equivalent of the top of the Burkett in the GH-10C-CV (API 37-059-25397) at 7580’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7892’ MD and illustrated in the log attached as Exhibit B-16; (d) in Barbour, Grant, Marion, Preston, Taylor and Tucker Counties in West Virginia, specifically from the stratigraphic equivalent of the top of the Burkett in the DEPI #14815 (API 47-001-02850) at 7350’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7710’ MD and illustrated in the log attached as Exhibit B-16; (e) in Doddridge, Harrison, Lewis, Randolph, Upshur and Webster Counties in West Virginia, specifically from the stratigraphic equivalent of the top of the Burkett in the CENT3A (47-097-03847) at 7272’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7569’ MD and illustrated in the log attached as Exhibit B-16; and (f) in Braxton, Calhoun, Clay, Gilmer, Jackson, Nicholas, Pleasants, Ritchie, Roane Tyler, Wirt and Wood Counties in West Virginia, specifically from the equivalent of the top of the Burkett in the PENS1C (47-085-10011) at 6270’ MD through to the stratigraphic equivalent of the top of the Onondaga at 6380’ MD and illustrated in the log attached as Exhibit B-16.

“Marchand System” means that certain existing Gathering System generally depicted on Exhibit B-9.

“Marshall System” means those certain existing compression, treating and related facilities located at the site set forth on the map attached here to as Exhibit B-10(a).

“McQuay Area” means an area within a three mile radius of the then existing McQuay System; provided, however, the initial McQuay Area is as set forth on Exhibit B-11(a), and provided further that for purposes of determining the McQuay Area, (a) the then existing McQuay System shall not include (i) any portion of the McQuay System through which Dedicated Gas has not, at any time, flowed or (ii) any part of the McQuay System that is downstream of any centralized compression or dehydration station on the McQuay System and (b) at no time shall the McQuay Area be less than at least the area within a three mile radius of the McQuay System as depicted on Exhibit B-11(a). For the avoidance of doubt, in no event shall the McQuay Area ever extend beyond the Dedication Area.

“McQuay Development Costs” means, as of any time, the aggregate Capital Expenses incurred by Gatherer and its Affiliates either before or after the Execution Date in connection with the design, construction, installation, inspection, maintenance or monitoring of the McQuay System or the Legacy McQuay System as of such time.

“McQuay Facility” has the meaning given to it in Section 5.2(f).

“McQuay Map” means the map set forth on Exhibit B-11(a), attached to, and made a part of, this Agreement.

“McQuay Project Plan” means Gatherer’s plans for the development of the McQuay System.

“McQuay System” means that certain Gathering System generally depicted on Exhibit B-11(a), as such Gathering System may hereafter be modified or extended from time to time.

“McQuay Wet Gas Response” has the meaning given to it in Section 3.2(a)(ix)(B).

“Measurement Device” means the meter body (which may consist of an orifice meter or ultrasonic meter), LACT unit or other Gas or Liquid Condensate metering device, tube, orifice plate, connected pipe, tank strapping, and fittings used in the measurement of Gas flow, Liquid Condensate flow and volume and/or Gas Btu content.

“Measurement Table” has the meaning given to it in Section 1.10 of Exhibit A.

“Minimum Well Deficiency Obligation” has the meaning given to it in Section 3.2(g)(i).

“Minimum Well Period” has the meaning given to it in Section 3.2(g)(i).

“Minimum Well Requirement” has the meaning given to it in Section 3.2(g)(i).

“MMBtu” means one million Btus.

“Month” means a period of time beginning at 10:00 a.m. Eastern Time on the first Day of a calendar month and ending at 10:00 a.m. Eastern Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Other Production” has the meaning given to it in Section 5.2(f).

“MSCF” means one thousand Standard Cubic Feet.

“NAESB” means North American Energy Standards Board, or its successors.

“National Fuel Gas” means National Fuel Gas Supply Corporation, or its successors.

“National Fuel Gas Delivery Point” means the Delivery Point to National Fuel Gas located in the North Nineveh Sub Area of the McQuay System.

“Net Acres” means, with respect to the Marcellus Formation or the Utica Formation, as applicable, (a) with respect to any oil and gas lease in which Shipper and/or any of its Affiliates has an interest, (i) the number of gross acres in the lands covered by such oil and gas lease, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such oil and gas lease, multiplied by (iii) Shipper’s and/or its Affiliates’ working interests in such oil and gas lease, and (b) with respect to any mineral fee interest of Shippers and/or its Affiliates, (i) the number of gross acres in the lands covered by such mineral fee interest, multiplied by (ii) the undivided percentage interest of Shipper and/or its Affiliates in oil, gas and other minerals in such lands.

“New Interest” has the meaning given to it in Section 2.5(c).

“New Location” has the meaning given to it in Section 3.2(c).

“NGL” means natural gas liquids.

“Noble Gas Gathering Agreement” means that certain First Amended and Restated Gathering Agreement, dated as of December 1, 2016, by and between Noble Energy, Inc. and Gatherer.

“Non-Compression Request Receipt Point” has the meaning given to it in Section 6.4(f).

“Non-Operated Well” means, as of any time, an Existing Well or a Planned Well not operated by Shipper or any of its Affiliates as of such time.

“North Nineveh Station Start Date” has the meaning given to it in Section 4.5.

“North Nineveh Sub Area” means the area identified on the McQuay Map as the “North Nineveh Sub Area.”

“OFO” means an operational flow order or similar order respecting operating conditions issued by a Downstream Pipeline.

“On-Line Date” means, with respect to any Well, the date upon which Gatherer has completed its facilities necessary to commence the performance of Gathering Services (other than the delivery of Fuel Gas) with respect to such Well, and is ready to commence the performance of such Gathering Services.

“On-Line Deadline” means (a) with respect to any Planned Well which is the subject of a Tie-In Obligation, the later of (i) the Target On-Line Date for such Planned Well, or (ii) the date on which (A) such Planned Well has been drilled and completed and (B) all Shipper’s Facilities necessary to deliver Dedicated Production from such Planned Well to the applicable Receipt Point are complete and ready to be connected to such Receipt Point, and (b) with respect to any Existing Well which is the subject of a Tie-In Obligation, the later of (i) the Target On-Line Date for such Existing Well or (ii) the date on which all Shipper’s Facilities necessary to deliver Dedicated Production from such Existing Well to the applicable Receipt Point are complete and ready to be connected to such Receipt Point.

“On-Line Delay Days” with respect to any Existing Well or Planned Well which is the subject of a Tie-In Obligation, means the number of Days from the On-Line Deadline for such Existing Well or Planned Well to the On-Line Date for such Existing Well or Planned Well.

“OpCo” has the meaning given to it in the recitals hereof.

“Operated Well” means, as of any time, an Existing Well or Planned Well operated by Shipper or any of its Affiliates as of such time.

“Operating Terms and Conditions” means those additional terms and conditions applicable to Gathering Services provided under this Agreement, as set forth in Exhibit A.

“Original Agreement” has the meaning given to it in the recitals hereof.

“Original DevCos” has the meaning given it in the recitals hereof.

“Original Effective Date” has the meaning given to it in the recitals hereof.

“Original Location” means with respect to each TIO Planned Well Pad, the location of the center of such TIO Planned Well Pad as reflected in the original Tie-In Obligation for the first Planned Well to be located on such TIO Planned Well Pad.

“Other Production” has the meaning given to it in Section 5.2(f).

“Outbound Interests” has the meaning given to it in Section 2.5(c).

“Party” or “Parties” has the meaning given to it in the Preamble.

“PDA” means, with respect to a Receipt Point or Delivery Point, a predetermined allocation directive from, or agreement with, Shipper.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Planned Well” means, as of any time, a Well that is not an Existing Well as of such time but that is anticipated to produce Dedicated Production.

“Planned Well Pad” means, as of any time, a Well Pad that is not an Existing Well Pad as of such time.

“Pressure Overage Percentage” means an amount equal to the quotient of (a) the difference between (i) the Average Pressure of a Receipt Point for the applicable Day and (ii) the Target Pressure for such Receipt Point for such Day, divided by (b) the Target Pressure for such Receipt Point for such Day.

“Pressure Service” means, Tier 1 Pressure Service, Tier 2 Pressure Service and Free Flow Pressure.

“Prime Rate” means the rate publicly announced by JPMorgan Chase Bank, N.A., New York, New York (or any successor to such bank) from time to time as its prime rate.

“Prior Signatories” has the meaning given to it in Section 16.14.

“Priority One Dedicated Production” means all Dedicated Production.

“Priority One Service” means with respect to each Individual System, that type of service that has the highest priority call on capacity of all or any relevant portion of such Individual System, which service shall not be subject to interruption or curtailment except by reason of an event of Force Majeure (including a deemed event of Force Majeure under Section 11.3).

“Priority Two Service” means with respect to each Individual System, that type of service that has the second highest priority call on capacity of all or any relevant portion of such Individual System second only to Priority One Service, which service shall not be subject to interruption or curtailment except by reason of an event of Force Majeure (including a deemed event of Force Majeure under Section 11.3) and which service in any event has a higher priority than Gathering Services on an Interruptible Basis and any other permissible level of service established by Gatherer pursuant to the terms and conditions of this Agreement (other than Priority One Service).

“Processing Plant” means with respect to each Individual System a Gas processing facility downstream of any Delivery Point on such Individual System (i) to which Shipper has dedicated, or in the future elects to dedicate, Dedicated Gas gathered on such Individual System for processing or (ii) at which Shipper has arranged for such Gas to be processed prior to delivery to a Downstream Pipeline.

“Proposal” has the meaning given to it in Section 3.2(b)(ii).

“psi” means pounds per square inch.

“Psia” means pounds per square inch absolute.

“Psig” means pounds per square inch gauge.

“Purchase Terms” means, with respect to an Individual System, that Gatherer shall sell, assign, transfer and convey, and Shipper shall purchase, assume and receive, all of Gatherer’s right, title and interest in such Individual System, together with all of Gatherer’s right, title and interest in all contracts (including Gas purchase and/or gathering contracts) and books and records associated with such Individual System, (a) on an AS IS – WHERE IS basis with all faults and without any warranties or representations of any kind, and (b) at a purchase price equal to the depreciated book value of such Individual System as reflected on Gatherer’s books

(before any impairments), as determined in accordance with United States generally accepted accounting principles. In addition, effective as of the effective date of such sale, Shipper shall assume all liabilities and obligations, past, present and future, whether known or unknown, of Gatherer associated with such Individual System and/or such contracts, except (i) for income taxes and (ii) costs and expenses incurred in the normal and customary course of business of the Individual System which are owed (as of the effective date of such sale) but have not yet been paid. Further, Gatherer shall retain all revenues and refunds, and rights to revenues and/or refunds, associated with such Individual System and the period on or before the effective date of such sale, and Shipper shall receive all revenues and/or refunds, and rights to revenues and/or refunds, associated with such Individual System and the period after the effective date of such sale. In the event any of the (A) rights of way or other real property interests or permits which are part of the Individual System, (B) contracts to be included in the sale of such Individual System as set forth above and/or (C) books and records associated with the Individual System, in each case, pertain to more than just such Individual System, only those portions of such real property interests, permits, contracts and books and records associated with such Individual System will be included in such sale. Notwithstanding the foregoing, Gatherer shall have the right to retain copies of all of the books and records associated with such Individual System.

“Quarter” means a period of three (3) consecutive Months, with the first Quarter commencing on the first Day of each January, and each subsequent Quarter commencing at the end of the previous Quarter.

“Receipt Point” means with respect to each Individual System any of the connecting flanges on such Individual System located at or nearby a Well Pad (which flanges, in some cases, has a Measurement Device) where Shipper’s Facilities are connected to such Individual System. The Receipt Points for each Individual System are described on the Individual System Exhibits, which Exhibits shall be updated from time to time by Gatherer as additional Receipt Point(s) are added to such Individual System in accordance with the other provisions of this Agreement. In addition, with respect to any Gas delivered by Shipper for blending on such Individual System pursuant to Section 3.6, the Receipt Point on such Individual System shall also be the Receipt Point for such blending Gas designated by Shipper from time to time in accordance with Section 3.6.

“Relocation Costs Differential” means, with respect to the applicable TIO Planned Well Pad, the difference between (a) the estimated Connection Costs that would have been incurred by Gatherer to extend and connect the applicable Individual System to the Original Location for such TIO Planned Well Pad, as such estimated Connection Costs are estimated in good faith and reflected in Gatherer’s AFE applicable thereto (as contained in Gatherer’s Relocation Response), and (b) the estimated Connection Costs that will be incurred by Gatherer to extend and connect the applicable Individual System to the New Location for such TIO Planned Well Pad, as such estimated Connection Costs are estimated in good faith and reflected in Gatherer’s AFE applicable thereto (as contained in Gatherer’s Relocation Response).

“Relocation Pressure Issue” means that, with respect to any Relocation Request, Gatherer reasonably believes that the New Location will cause it to be unable to provide the Free Flow Target Pressure at the Receipt Point for the applicable TIO Planned Well Pad.

“Relocation Request” has the meaning given to it in Section 3.2(c).

“Relocation Response” has the meaning given to it in Section 3.2(c)(i).

“Relocation Target On-Line Date” has the meaning given to it in Section 3.2(c)(ii).

“Request” has the meaning given to it in Section 3.2(b)(i).

“Reservation Amount” has the meaning given to it in Section 4.1(a).

“Respondent” has the meaning given to it in Section 10.1(b)(ii).

“Restart Connection Notice” has the meaning given it in Section 3.2(f)(ii).

“Restart Target On-Line Date” has the meaning given it in Section 3.2(f)(ii).

“ROFO Area” means the area described on Exhibit G.

“ROFO Notice” has the meaning given to it in Section 4.9(a).

“ROFO Offer” has the meaning given to it in Section 4.9(b).

“ROFO Properties” means (a) with respect to Gas Services, Shipper’s and its Affiliates’ interests in the oil and/or gas leases, mineral interests and other similar interests that as of the Execution Date are, or that after the Execution Date become, owned directly or indirectly (including through the acquisition of Control of another person) by Shipper and/or its Affiliates in the ROFO Area, in each case, to the extent and only to the extent that such oil and/or gas leases, mineral interests and other similar interests, cover and relate to the Marcellus Formation, and (b) with respect to Condensate Services, Shipper’s and its Affiliates’ interests in the oil and/or gas leases, mineral interests and other similar interests that as of the Execution Date are, or that after the Execution Date become, owned directly or indirectly (including through the acquisition of Control of another person) by Shipper and/or any of its Affiliates in the ROFO Area, in each case, to the extent and only to the extent that such oil and/or gas leases, mineral interests and other similar interests cover and relate to the Marcellus Formation.

“ROW Notice” has the meaning given to it in Section 11.4.

“Scheduled Maintenance” has the meaning given to it in Section 11.3.

“Scheduled Tier 1 Period” means, with respect to the McQuay System or the Wadestown System, as applicable, the period of time commencing on the Execution Date and ending on that Target Compression Date specified on Exhibit M, for Tier 1 Pressure Service for a Planned Well for such Individual System, which is the furthest in time from the Execution Date, subject to adjustment of the Target Compression Dates on Exhibit M as provided in this Agreement.

“Scheduled Tier 1 Start Date” means, with respect to any Planned Well Pad identified on Exhibit M for the McQuay System or the Wadestown System, as applicable, that Target Compression Date specified on Exhibit M, for Tier 1 Pressure Service for a Planned Well on such Planned Well Pad, which is the earliest in time after the Execution Date, subject to adjustment of the Target Compression Dates on Exhibit M as provided in this Agreement.

“Scheduled Tier 2 Period” means, with respect to the McQuay System or the Wadestown System, as applicable, the period of time commencing on the Execution Date and ending on that Target Compression Date specified on Exhibit M, for Tier 2 Pressure Service for a Planned Well for such Individual System, which is the furthest in time from the Execution Date, subject to adjustment of the Target Compression Dates on Exhibit M as provided in this Agreement.

“Scheduled Tier 2 Start Date” means, with respect to any Planned Well Pad identified on Exhibit M for the McQuay System or the Wadestown System, as applicable, that Target Compression Date specified on Exhibit M, for Tier 2 Pressure Service for a Planned Well on such Planned Well Pad, which is the earliest in time after the Execution Date, subject to adjustment of the Target Compression Dates on Exhibit M as provided in this Agreement.

“Shared Priority Deadline” means December 1, 2018.

“Shipper” has the meaning given to it in the preamble of this Agreement.

“Shipper Adverse Pressure Issue” has the meaning given to it in Section 3.2(d)(ii)(C).

“Shipper Group” has the meaning given to it in Section 13.3.

“Shipper Meters” has the meaning given to it in Section 1.4(a) of Exhibit A.

“Shipper Requested Design Capacity” has the meaning given to it in Section 3.9.

“Shipper’s Facilities” means the assets and properties of Shipper and/or its Affiliates upstream of a Receipt Point, including Wells and Well Pads upstream of a Receipt Point.

“Shipper’s Supplemental Notice” has the meaning given to it in Section 3.2(a)(iii).

“Shirley Penns Area” means an area within a three mile radius of the then existing Shirley Penns System; provided, however, the initial Shirley Penns Area is as set forth on Exhibit B-13(a), and provided further that for purposes of determining the Shirley Penns Area, the then existing Shirley Penns System shall not include (a) any portion of the Shirley Penns System through which Dedicated Gas has not, at any time, flowed or (b) any part of the Shirley Penns System that is downstream of any centralized compression or dehydration station on the Shirley Penns System. For the avoidance of doubt, in no event shall the Shirley Penns Area ever extend beyond the Dedication Area.

“Shirley Penns System” means that certain existing Gathering System generally depicted on Exhibit B-13(a), as such Gathering System may hereafter be modified or extended from time to time.

“Standard Cubic Foot” means that quantity of Gas that occupies one cubic foot of space when held at a base temperature of 60 degrees Fahrenheit and a pressure of 14.73 Psia.

“Statement Deadline” has the meaning given to it in Section 9.1.

“Stop Connection Notice” has the meaning given to it in Section 3.2(f)(ii).

“Subject ROFO Properties” has the meaning given to it in Section 4.9(b).

“System Area” means each of the ACAA Area, the Crawford Area, the Majorsville Area, the Mamont Area, the McQuay Area, the Shirley Penns Area and the Wadestown Area. In the determination of each System Area at any given point in time, if Gatherer (i) has received a Tie-In Request under which Gatherer is obligated to extend the applicable Individual System to a Receipt Point for an Existing Well or Planned Well or is subject to a Deemed Tie-In Request under which Gatherer is obligated to extend the applicable Individual System to a Receipt Point for a Planned Well in the next 24 Months, (ii) is otherwise obligated under this Agreement at that time to extend the applicable Individual System to a Receipt Point for an Existing Well or Planned Well or (iii) has agreed in writing to extend the applicable Individual System to a Receipt Point for an Existing Well or Planned Well, then such System Area shall also include a three mile radius of such Existing Well or Planned Well, but in no event shall any System Area ever extend beyond the Dedication Area.

“System Distance” means, with respect to any Dedicated Property or New Interest, the shortest distance between any point on the perimeter of such Dedicated Property or New Interest and any point on any Individual System.

“System Receipt Point” has the meaning given to it in Section 1.8(a)(ii) of Exhibit A.

“Tap” means a point on an Individual System downstream of all compression, dehydration, treatment and other similar facilities but upstream of the applicable Delivery Point.

“Target Compression Date” means, (a) for any Receipt Point and category of Compression Services for any Planned Well identified on Exhibit M for the McQuay System or the Wadestown System, as applicable, the On-Line Deadline for such Planned Well plus a number of Days equal to the number of Days identified on Exhibit M for such Compression Services (under the headings “Days Prior to Tier 1” or “Days Prior to Tier 2,” as applicable) for such Planned Well, (b) for any Receipt Point and category of Compression Services for any Execution Date Well identified on Exhibit B-2, the Target Tier 1 Compression Date or Target Tier 2 Compression Date, as applicable, for such Execution Date Well and (c) for any Receipt Point that is the subject of a Compression Request, the date upon which Shipper desires the applicable Compression Services to be provided, which date will be no sooner than the first anniversary of the date that Shipper delivers such Compression Request to Gatherer, provided that if Gatherer determines in good faith that (i) it will need to obtain a new permit or amend an existing permit at an existing compression station that will serve the Receipt Point to comply with such Compression Request, or (ii) it will need to install a new compression station that will serve the Receipt Point to comply with such Compression Request, the Target Compression Date for such Compression Request will be no sooner than the second anniversary of the date that Shipper delivers such Compression Request to Gatherer. However, the Target Compression Date will be extended by one Day for each Day of delay in any of the activities required to provide the applicable Compression Service, in each case that is attributable to Force Majeure.

“Target Fuel Gas Date” means (a) for any Planned Well that is the subject of a Tie-In Request that is a Tie-In Obligation, the estimated date as set forth in such Tie-In Request which date shall be 45 Days prior to the estimated date on which the drilling rig which will drill such Planned Well will be on the drill site and ready to commence drilling of such Planned Well, which date shall be no sooner than the second anniversary of the date that Shipper delivers such Tie-In Request to Gatherer, or (b) for any Planned Well that is the subject of a Deemed Tie-In Request, the date specified under the heading “Target Fuel Gas Date” on Exhibit M for such Planned Well. For the avoidance of doubt, “ready to commence drilling” means that the drilling rig is actually prepared to begin drilling of the wellbore of such Planned Well. If the Target On-Line Date for any Planned Well which is the subject of a Tie-In Obligation is adjusted herein, the Target Fuel Gas Date for such Planned Well, if any, will be automatically changed as necessary to keep the same number of Days between such Target Fuel Gas Date and the adjusted Target On-Line Date as existed in such Tie-In Obligation between the Target Fuel Gas Date and the Target On-Line Date initially specified in such Tie-In Obligation for such Planned Well. Further, in all cases, the Target Fuel Gas Date will be extended by one Day for each Day of delay in any of the activities required to complete the extension and connection of the Individual System to the Fuel Gas Point for the Planned Well to which such Target Fuel Gas Date applies, in each case that is attributable to Force Majeure.

“Target On-Line Date” means (a) for any Existing Well or Planned Well that is the subject of a Tie-In Request that is a Tie-In Obligation, the estimated date as set forth in such Tie-In Request that such Well will be ready to deliver Dedicated Production to the Receipt Point for such Well, which date shall be no sooner than the second anniversary of the date that Shipper delivers such Tie-In Request to Gatherer, or (b) for any Planned Well that is the subject of a Deemed Tie-In Request, the date specified under the heading “Target On-Line Date” on the Exhibit M for such Planned Well. However, the Target On-Line Date will be extended by one Day for each Day of delay in any of the activities required to complete the extension and connection and/or expansion, as applicable, of the Individual System to the Receipt Point to which such Existing Well or Planned Well is to be connected, in each case that is attributable to Force Majeure.

“Target Pressure” has the meaning given to it in Section 5.2(c).

“Taxes” means all taxes, assessments, allowances, fees, levies, penalties, interest, fines, charges or costs imposed by or incurred in response to any Laws (whether now existing or hereafter revised or adopted), including to comply with any greenhouse gas or other emissions limitations.

“Tender” means (a) with respect to Gas, the act of Shipper’s making Gas available or causing Gas to be made available to an Individual System at a Receipt Point on such Individual System and (b) with respect to Liquid Condensate, the act of Shipper’s injection or causing the Liquid Condensate to be injected into an Individual System at a Receipt Point on such Individual System; provided Liquid Condensate will only be Tendered at Receipt Points on those Individual Systems where Gatherer is providing Condensate Services (i.e., the ACAA System and the Majorsville System). “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 7.1.

“Thermal Content” means, for Gas, the product of the measured volume in MSCFs multiplied by the Gross Heating Value per MSCF, adjusted to the same pressure base and expressed in MMBtus; and for a liquid, the product of the measured volume in gallons multiplied by the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time.

“Third Anniversary Deadline” has the meaning given it in Section 3.2(f)(ii).

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Third Party Adverse Pressure Issue” has the meaning given to it in Section 3.2(d)(ii).

“Third Party Gas” means Gas owned by a Person other than Shipper or any of its Affiliates.

“Third Party Liquid Condensate” means Liquid Condensate owned by a Person other than Shipper or any of its Affiliates.

“Tie-In Obligation” means (a) with respect to an Existing Well, the Tie-In Request for such Existing Well, if Gatherer is obligated hereunder to extend an Individual System to the Receipt Point for such Existing Well, or (b) with respect to a Planned Well, (i) the Deemed Tie-In Request for such Planned Well, or (ii) the Tie-In Request for such Planned Well, if Gatherer is obligated hereunder to extend an Individual System to the Receipt Point for such Planned Well, as applicable.

“Tie-In Request” has the meaning given to it in Section 3.2(a)(iv).

“Tier 1 Compression Fee” means a fee in cents per MMBtu for Tier 1 Pressure Service as set forth on the Individual System Exhibits for the applicable Individual System.

“Tier 1 Pressure Service” means that Gatherer shall provide compression to receive Dedicated Production delivered at a Receipt Point, such that the Average Pressure at such Receipt Point during a Day is not greater than 600 Psig.

“Tier 2 Compression Fee” means a fee in cents per MMBtu for Tier 2 Pressure Service as set forth on the Individual System Exhibits for the applicable Individual System.

“Tier 2 Pressure Service” means that Gatherer shall provide compression to receive Dedicated Production delivered at a Receipt Point, such that the Average Pressure at such Receipt Point during a Day is not greater than 300 Psig.

“TIO Planned Well Pad” has the meaning given to it in Section 3.2(c).

“Tribunal” has the meaning given to it in Section 10.1(b)(ii).

“uneconomic” has the meaning given to it in Section 2.5(d)(iv).

“Utica Formation” means, (a) in Allegheny, Armstrong, Beaver, Butler, Cambria, Cameron, Clarion, Clearfield, Clinton, Elk, Forest, Indiana, Jefferson, Lawrence, Mercer, Venango and Westmoreland Counties in Pennsylvania, specifically from the top of the Gaut-4IHSU well (API #37-129-28877), drilled by Consol Energy in Westmoreland County, Pennsylvania, from a true vertical depth of 13,103’ KB, to the top of the Trenton formation at a true vertical depth of 13,386’ KB as illustrated in the log attached on Exhibit B-17; (b) in Fayette, Greene, Somerset and Washington Counties in Pennsylvania and in Brooke and Ohio Counties in West Virginia, specifically from the top of the GH-AHSU well (API #37-059-26728), drilled by Consol Energy in Greene County, Pennsylvania, from a true vertical depth of 13,295’ KB, to the top of the Trenton formation at a true vertical depth of 13,551’ KB as illustrated in the log attached on Exhibit B-17; and (c) in Barbour, Braxton, Calhoun, Clay, Doddridge, Gilmer, Grant, Harrison, Jackson, Lewis, Marion, Marshall, Monongalia, Nicholas, Preston, Randolph, Ritchie, Roane, Taylor, Tucker, Tyler, Upshur, Webster, Wetzel, Wirt and Wood Counties in West Virginia, specifically from the top of the John Burley #1 well (API #47-051-00539), logged by Occidental Petroleum in Marshall County, West Virginia, from a true vertical depth of 12,577’ KB, to the top of the Trenton formation at a true vertical depth of 12,791’ KB as illustrated in the log attached on Exhibit B-17.

“Wadestown Area” means an area within a three mile radius of the then existing Wadestown System; provided, however, the initial Wadestown Area is as set forth on Exhibit B-14(a), and provided further that for purposes of determining the Wadestown Area, (a) the then existing Wadestown System shall not include (i) any portion of the Wadestown System through which Dedicated Gas has not, at any time, flowed or (ii) any part of the Wadestown System that is downstream of any centralized compression or dehydration station on the Wadestown System and (b) at no time shall the Wadestown Area be less than, at least the area within a three mile radius of the Wadestown System as depicted on Exhibit B-14(a). For the avoidance of doubt, in no event shall the Wadestown Area ever extend beyond the Dedication Area.

“Wadestown Project Plan” means Gatherer’s plans for the development of the Wadestown System.

“Wadestown System” means that certain Gathering System which, subject to Shipper drilling and completing Planned Wells on the Planned Well Pads described on Exhibit M, for the Wadestown Area, in accordance with this Agreement, Gatherer proposes to initially construct within the initial Wadestown Area described on Exhibit B-14(a), as such Gathering System (once constructed) may thereafter be modified or extended from time to time.

“Well” means a well, whether now existing or hereafter drilled, for the production of hydrocarbons in which Shipper and/or any of its Affiliates owns an interest that is either producing or is capable of producing Dedicated Production and that has been horizontally drilled and hydraulically stimulated in the Marcellus Formation or the Utica Formation, as applicable.

“Well Completion Requirements” has the meaning given it in Section 3.2(f)(i).

“Well Pad” means the surface installation on which one or more Wells are located.

“Wet Gas” means Gas Tendered by Shipper hereunder that is directly delivered or will be delivered for NGL extraction.

“Year” means a period of time on and after January 1 of a calendar year through and including December 31 of the same calendar year; provided that the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law means such Law as it may be amended from time to time. Unless indicated otherwise, references to any contract or agreement means such contract or agreement as amended from time to time. All references to “Shipper”, “Shipper’s Affiliates”, “Gatherer” and “Gatherer’s Affiliates,” or, in each case, words of similar import, shall also be deemed a reference to any of their respective successors and/or assigns.

ARTICLE 2

DEDICATION OF PRODUCTION

Section 2.1 Shipper’s Dedication. Subject to the provisions of Section 2.2 through Section 2.5, Shipper:

(a) exclusively dedicates to this Agreement the Dedicated Properties and commits to deliver to Gatherer under this Agreement, as and when produced, all of the (i) Gas owned by Shipper and/or its Affiliates produced during the Term from the Dedicated Properties, (ii) Liquid Condensate owned by Shipper and/or its Affiliates produced during the Term from the Dedicated Properties and that are located in the ACAA Area and/or the Majorsville Area (and not any other Dedicated Properties) and (iii) Gas owned by Shipper and/or its Affiliates produced during the Term from the Legacy Wells;

(b) commits to deliver to Gatherer under this Agreement, as and when produced (i) all of the Third Party Gas under the Control of Shipper and/or its Affiliates produced during the Term from Wells (whether now existing or hereafter drilled) now or hereafter operated by Shipper or any of its Affiliates, (ii) all of the Third Party Liquid Condensate under the Control of Shipper and/or its Affiliates produced during the Term from Wells (whether now existing or hereafter drilled) now or hereafter operated by Shipper or any of its Affiliates located in the ACAA Area and/or the Majorsville Area (and not any other Dedicated Properties) and (iii) all of the Third Party Gas under the Control of Shipper produced during the Term from the Legacy Wells; and

(c) except as provided elsewhere in this Agreement, agrees not to deliver, and to cause its Affiliates not to deliver, any Dedicated Production to any other gatherer, purchaser or marketer or other Person prior to delivery to Gatherer at the Receipt Points.

Section 2.2 Third Party’s Dedication. Gatherer and Shipper may from time to time mutually agree in writing to permit Third Parties to gather Dedicated Production; provided, however, that such mutual agreement will not result in any release of such Dedicated Production from dedication under this Agreement except to the extent the Parties expressly so agree in writing.

Section 2.3 Conflicting Dedications. Notwithstanding anything in this Agreement to the contrary, Shipper shall have the right to comply with each of the Conflicting Dedications set forth in Exhibit F and any other Conflicting Dedication applicable as of the date of acquisition of the applicable Dedicated Property (but not entered into in connection with such acquisition, provided that assumption of an existing dedication in an acquisition shall not be deemed to be entered into in connection with such acquisition) to any oil and/or gas leases, mineral interests and other similar interests (a) acquired by Shipper or any of its Affiliates after the Execution Date and (b) which are dedicated under this Agreement (but not any entered into in connection with such acquisition, provided that assumption of an existing dedication in an acquisition shall not be deemed to be entered into in connection with such acquisition); provided, however, that Shipper shall have the right to comply with the applicable Conflicting Dedication only until the first Day of the Month following the termination by Shipper of such Conflicting Dedication. Shipper shall have the right to extend any Conflicting Dedication beyond the primary term of such Conflicting Dedication in accordance with the terms of the agreement providing for such Conflicting Dedication unless Gatherer provides written notice to Shipper prior to the expiration of such primary term of Gatherer’s irrevocable election to gather all Dedicated Production subject to such Conflicting Dedication. As of the Execution Date, Shipper represents that, except as set forth in Exhibit F, Dedicated Production from Dedicated Properties owned by Shipper and/or its Affiliates as of the Execution Date is not subject to any other Conflicting Dedication.

Section 2.4 Shipper’s Reservations. Shipper reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right (but not the obligation) to drill new Wells, to repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, and to cease production from or abandon any Well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Shipper to be capable of producing Gas or Liquid Condensate in paying quantities under normal methods of operation;

(b) to use Dedicated Production prior to delivery to Gatherer at the Receipt Points, or after receipt from Gatherer at the Delivery Points, for lease operations (including reservoir or production pressure maintenance), drilling operations, hydraulic fracturing operations and water treatment facility operations, in each case relating to any properties of Shipper or its Affiliates, that are Dedicated Properties or, if not Dedicated Properties, relating to such operations on the same Well Pad from which such Dedicated Production was produced;

(c) to deliver or furnish Dedicated Production to Shipper’s lessors of the Dedicated Properties with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases; provided neither Shipper nor any of its Affiliates shall amend or modify any such leases to increase the quantities of Dedicated Production required to be delivered under such oil and gas leases;

(d) the sole and exclusive right to process or arrange for the processing (including for purposes of liquids extraction) of such Dedicated Production; provided however that any processing conducted prior to the delivery of Dedicated Production to a Receipt Point shall be conducted using only mechanical, ambient temperature equipment located at surface production facilities or field compression facilities in a System Area;

(e) to pool, communitize or unitize Shipper’s and its Affiliates’ interests with respect to Dedicated Production; provided that Shipper’s and its Affiliates’ share of Gas (including Drip Condensate and Liquid Condensate) produced from such pooled, communitized or unitized interests shall be committed and dedicated under this Agreement;

(f) to retain and not deliver to the applicable Individual System (i) all Dedicated Liquid Condensate that is in excess of the amount of Liquid Condensate with Priority One Service that is capable of being gathered, and, as applicable, collected, stored and/or stabilized in the facilities comprising the applicable Individual System (i.e., the ACAA System or the Majorsville System); (ii) all Dedicated Liquid Condensate that is caught prior to delivery at the Receipt Points on the ACAA System or the Majorsville System during flowback operations with respect to any Well or otherwise related to mechanical failures of liquid separation on the Well Pad (provided that Shipper shall use commercially reasonable efforts to mitigate any such mechanical failures that occur); and (iii) all Dedicated Liquid Condensate that is extracted at the Well Pad prior to delivery at the Receipt Points in the ACAA System or the Majorsville System as a result of the inability of the applicable Individual System to provide Condensate Services for such Dedicated Liquid Condensate;

(g) to retain and not deliver to the applicable Individual System all Gas and Liquid Condensate produced from those wells set forth on Exhibit J-1;

(h) with respect to any Existing Well and any Non-Operated Well with respect to which Gatherer exercises its right to provide Gathering Services pursuant to Section 3.2, until such Existing Well or Non-Operated Well, as applicable, is connected to the applicable Individual System and the applicable Individual System facilities are completed and ready to provide Gathering Services, to temporarily connect such Existing Well or Non-Operated Well, as applicable, into other gathering systems until the On-Line Date for such Existing Well or Non-Operated Well, as applicable;

(i) if Gatherer has failed to connect any Operated Well it is obligated to connect under Section 3.2(a) by the applicable On-Line Deadline for such Operated Well, to temporarily connect such Well into other gathering systems until the On-Line Date for such Operated Well; and

(j) to deliver or furnish Dedicated Production from Wells on Well Pad NV 57 to end users if such end users’ receipt of such Dedicated Production is at a receipt point on Shipper’s gathering system prior to or at a designated Receipt Point.

Section 2.5 Releases from Dedication.

(a) Permanent Releases. Shipper agrees that, except as otherwise expressly provided in this Agreement, including in Section 2.5(c) and Section 3.2, for so long as Shipper or one or more of its Affiliates directly or indirectly Controls CONE Midstream GP LLC, Shipper shall have no right to receive a permanent release with respect to any of the Dedicated Properties or the Dedicated Production produced therefrom unless otherwise mutually agreed by Shipper and Gatherer in writing.

(b) Temporary Releases. Following the connection of an Individual System to a Receipt Point at which Shipper is to deliver Dedicated Production from a Well, if Shipper Tenders Dedicated Production from such Well at such Receipt Point in compliance with the terms of this Agreement and Gatherer fails for any reason (including Force Majeure declared by Gatherer, but excluding any deemed events of Force Majeure under Section 4.7) to take all of the Dedicated Production from such Well which Shipper so Tenders at such Receipt Point, Shipper shall have the right to a temporary release of that portion of such Dedicated Production which Gatherer fails to take for as long as Gatherer fails to take such Dedicated Production; provided, however, if Gatherer fails to take such Dedicated Production for a period of more than five consecutive Days or more than seven Days during any consecutive 14 Day period, then, at Shipper’s written request, the volumes of such Dedicated Production which Gatherer so failed to take shall be temporarily released from dedication under this Agreement for a period commencing as of the date of such request and ending as of the first Day of the Month 30 Days following Shipper’s receipt of written notice from Gatherer that it is ready to commence receipt of all such Dedicated Production.

(c) Exchange of Acreage. In the event that Shipper or any of its Affiliates proposes to enter into an agreement to exchange certain Dedicated Properties within the Dedication Area (but excluding Existing Wells) (“Outbound Interests”) for other interests not owned by Shipper or any of its Affiliates in leases and/or lands in the Dedication Area and in the same formation as the Outbound Interests and not otherwise dedicated to Gatherer under any then-existing agreement (the “New Interests”), Gatherer, in return for the New Interests being dedicated under this Agreement, shall release the Outbound Interests from the dedication to this Agreement if the following requirements are met:

(i) Equivalent Quantity: The number of Net Acres of Outbound Interests must be less than or equal to the number of Net Acres of New Interests, provided, however, that if such New Interests are located in a System Area and included in a Drilling Unit for a Planned Well located on a Well Pad or Planned Well Pad identified on Exhibit M or is subject to a Tie-In Obligation, and the Outbound Interests are not, and are not expected to be, included in a Drilling Unit for a Planned Well identified on Exhibit M or subject to a Tie-In Obligation, then the number of Net Acres of New Interests must be greater than or equal to 75% of the number of Net Acres of Outbound Interests;

(ii) Equivalent Location: One of the following must be true:

(A) the Outbound Interests and the New Interests are located in the same System Area;

(B) the Outbound Interests and New Interests are each located in System Areas, but not the same System Area, and the reserve quality of the Outbound Interests is reasonably similar to the reserve quality of the New Interests;

(C) the Outbound Interests are located outside of a System Area, and the New Interests are located inside of a System Area; or

(D) the Outbound Interests and the New Interests are both located outside of all System Areas, and the System Distance of the New Interests is not more than the System Distance of the Outbound Interests; and

(iii) DevCo Exchange: Any exchange of acreage in which the Outbound Interests are located in the DevCo I Area and the New Interests are located in the DevCo III Area shall require the written consent of Gatherer prior to such Outbound Interests being released hereunder.

(d) Uneconomic Operation of an Individual System.

(i) If, after the tenth anniversary of the Execution Date, an Individual System is “uneconomic” (as hereafter defined) for any three consecutive Months, Gatherer shall have the right to upon written notice to Shipper (which notice must include reasonable supporting documentation) to initiate the procedures described below in this Section 2.5(d). All information provided in and/or with such written notice shall be subject to Section 16.12 of this Agreement. During the pendency of such procedures, Gatherer shall continue to provide the Gathering Services hereunder on such Individual System. In the event Shipper disputes Gatherer’s assertion that an Individual System is uneconomic (a “Gatherer Uneconomic Condition”), determination of whether or not such Gatherer Uneconomic Condition exists will be exclusively and finally resolved pursuant to the procedure set forth in Section 2.5(d)(iii) below, upon written request by Shipper delivered to Gatherer within 15 Days following Shipper’s receipt of Gatherer’s uneconomic notice (which notice must include Gatherer’s reasonable supporting documentation). In the event Shipper does not dispute such assertion of Gatherer within such 15-Day period, Shipper shall be deemed to have waived the right to dispute that a Gatherer Uneconomic

Condition with respect to the applicable Individual System exists, and Shipper and Gatherer shall promptly negotiate in good faith regarding such notice in an effort to mutually agree on increases to the Fees to be charged for Gathering Services on such Individual System so that such Individual System is no longer uneconomic (an “Economic Fee Adjustment”). If the Parties mutually agree on an Economic Fee Adjustment for the provision of Gathering Services hereunder on such Individual System, they shall promptly amend this Agreement to reflect such Economic Fee Adjustment, with such Economic Fee Adjustment to be effective as of the first Day of the first Month after Shipper’s receipt of Gatherer’s uneconomic notice. However, if within 30 Days after the later of (y) Shipper’s receipt of Gatherer’s uneconomic notice or (z) the Expert’s determination under Section 2.5(d)(iii) below that the Gatherer Uneconomic Condition exists (if Shipper disputes the existence of such Gatherer Uneconomic Condition as provided herein), the Parties have not mutually agreed on an Economic Fee Adjustment, determination of the Economic Fee Adjustment will be exclusively and finally resolved pursuant to the procedure set forth in Section 2.5(d)(iii) below, upon written request by either Party.

(ii) The procedure for determining whether or not a Gatherer Uneconomic Condition exists under this Section 2.5(d) shall be identical to the procedure set forth in Section 2.5(d)(iii) except (A) all references to Economic Fee Adjustment shall instead refer to the Gatherer Uneconomic Condition, (B) the Expert will be deciding whether or not a Gatherer Uneconomic Condition exists and (C) the determination of such Gatherer Uneconomic Condition by the Expert shall not become part of this Agreement. If the Expert determines that a Gatherer Uneconomic Condition does not exist, the then-existing Fees shall remain in effect.

(iii) There will be a single disinterested arbitrator, who meets the criteria of an Expert, as selected by mutual agreement of the Parties within 15 Days after a Party’s receipt of the foregoing written request from the other Party referring determination of the Economic Fee Adjustment to this procedure. In the event the Parties are unable to mutually agree upon the Expert within such time period, then each Party will nominate an individual who meets the criteria of an Expert within 10 Days after such time period, and such individuals so nominated by the Parties shall together determine the Expert within 15 Days after such 10-Day period. In the event only one Party nominates such an individual within such 10-Day period, that individual will be deemed appointed as the Expert. Within 15 Business Days after the appointment of the Expert, each Party shall submit to the Expert a written proposal, that is not more than 15 pages, for the Economic Fee Adjustment, explaining such Party’s position, and the Expert shall select which Party’s proposal, as a whole, is the most accurate. For the avoidance of doubt, each Party’s proposal must be consistent with the definition of Economic Fee Adjustment set forth above. The Expert’s determination shall be made within 15 Business Days after the foregoing 15-Business Day period and will be final and binding upon both Parties, without right of appeal, and this Agreement will be deemed amended to reflect the Economic Fee Adjustment selected by the Expert for the applicable Individual System, effective as of the first Day of the first Month after Shipper’s receipt of Gatherer’s uneconomic notice for such Individual System. The Expert shall act as an expert for the limited purpose of determining the specific dispute hereunder in accordance with the above, and may not determine any Economic Fee Adjustment except one of the two proposals so submitted by the Parties and by selecting one Party’s proposal for the Economic Fee Adjustment, and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case, and each Party shall bear one-half of the costs and expenses of the Expert.

(iv) For purposes of this Section 2.5(d), “uneconomic” shall mean that the total costs and expenses incurred by Gatherer (A) in providing services on the applicable Individual System (excluding depreciation, amortization and Capital Expenses (other than maintenance Capital Expenses) as determined by Gatherer in good faith) exceeds the total net revenues received by Gatherer from Shipper and Third Parties with respect to such Individual System and (B) in providing Gathering Services hereunder on such Individual System (including a pro-rata share of all costs and expenses of such Individual System (excluding depreciation, amortization and Capital Expenses (other than maintenance Capital Expenses)) as determined by Gatherer in good faith) exceeds the total net revenues received by Gatherer from Shipper hereunder from Gatherer providing Gathering Services on such Individual System.

(v) If the Expert, in its determination of the Economic Fee Adjustment under Section 2.5(d)(iii) above, accepts Gatherer’s written proposal, and Shipper determines that such Economic Fee Adjustment is unacceptable, Shipper shall have the right to purchase the Individual System to which such Economic Fee Adjustment applies in accordance with the following, except that this Section 2.5(d)(v), including such right to purchase, shall not apply with respect to the Majorsville System or the McQuay System:

(A) Shipper must notify Gatherer in writing within 15 Days of Shipper’s receipt of the Expert’s determination of such Economic Fee Adjustment that it is exercising its right to purchase such Individual System. If Gatherer does not receive such written notice from Shipper within such 15 Day period, Shipper shall be deemed to have waived its right to purchase such Individual System.

(B) If Gatherer receives such a written notice from Shipper, Shipper shall have a period of 30 Days following Gatherer’s receipt of such written notice to conduct a due diligence review of such Individual System. Such due diligence review shall consist of (1) a review of all files and records pertaining to rights of way, surfaces sites, permits and licenses, regulatory compliance, accounting, contracts and such other files and records that are customarily reviewed by a purchaser in a transaction to purchase a pipeline system and (2) a physical inspection of the above ground facilities of such Individual(s) System, including a Phase 1 environmental review, but in no event shall Shipper be permitted to conduct any invasive testing of such Individual System, or the ground upon or under any portion of the Individual System, without Gatherer’s prior written consent. Such due diligence review shall be conducted during Gatherer’s normal business hours, and Gatherer shall have the right to have its representatives present at all times during such due diligence review. Any site visits with respect to the Individual System shall only be conducted with representatives of Gatherer present. All information, whether written, oral or otherwise, obtained by Shipper in conjunction with such due diligence review shall be subject to Section 16.12 of this Agreement.

(C) Shipper shall notify Gatherer in writing, within 30 Days of Gatherer’s receipt of Shipper’s written notice of the exercise of its right to purchase such Individual System, as to whether or not it will proceed with the purchase of such Individual System.

(D) If Shipper notifies Gatherer in writing within such 30 Day period that it will not purchase such Individual System, or if it fails to notify Gatherer in writing within such 30 Day period whether or not it will purchase such Individual System, then Shipper shall not purchase the Individual System, and the Economic Fee Adjustment determined by the Expert shall continue in effect.

(E) If Shipper notifies Gatherer in writing within such 30 Day period that it will purchase such Individual System, then Gatherer shall sell, and Shipper shall purchase, such Individual System on the Purchase Terms. Within 15 Days of Gatherer’s receipt of such written notice from Shipper, Gatherer shall provide to Shipper in writing the form of sales document(s), which shall be consistent with the Purchase Terms, under which such sale shall occur. If Shipper disagrees with any portion of such sales document(s), it shall promptly notify Gatherer in writing of such disagreement(s), and Shipper and Gatherer shall then promptly negotiate in good faith any changes to such sales document(s), with any such changes to be consistent with the Purchase Terms. If the Parties mutually agree on such changes to such sales document(s), the Parties shall promptly close the sale of such Individual System, effective as of the first Day of the Month following such agreement. However, if within 15 Days following Shipper’s receipt of the proposed sales document(s) from Gatherer, the Parties have not mutually agreed on such changes to such sales document(s), determination of the sales document(s) will be exclusively and finally resolved pursuant to the procedure set forth in Section 2.5(d)(v)(F) below, upon written request by either Party.

(F) The procedure for determining such sales document(s) shall be identical to the procedure set forth in Section 2.5(d)(iii) except (1) the arbitrator shall be a Legal Expert rather than an Expert, (2) all references to Economic Fee Adjustment shall instead refer to the form of sales document(s), (3) the form of sale(s) documents must be consistent with the Purchase Terms and (4) the determination of such sales document(s) by the Legal Expert shall not become part of this Agreement. Rather, promptly following the determination by the Legal Expert of such sales document(s), Shipper and Gatherer shall close the sale of such Individual System pursuant to, and in accordance with, the form of sales document(s) so determined by the Legal Expert, effective as of the first Day of the Month following such determination.

(G) The rights of Shipper to purchase an Individual System as set forth in this Section 2.5(d)(v) are limited to the original Shipper, CNX Gas Company LLC; provided, however, if such original Shipper transfers all of its Dedicated Properties located in the System Area of an Individual System to another Person in accordance with Section 15.1, then any such transferee (and not such original Shipper) shall have the rights set forth in this Section 2.5(d)(v). For the avoidance of doubt, if a Person is a successor or assign of any of the Dedicated Properties but, as set forth above, does not have the rights set forth in this Section 2.5(d)(v), then, in the event an Expert determines an Economic Fee Adjustment, that Economic Fee Adjustment shall be effective as set forth in Section 2.5(d)(iii) above and there shall be no right of such Person to purchase the Individual System on which the Gathering Services, which are the subject of such Economic Fee Adjustment, are provided.

(vi) For the avoidance of doubt, if Shipper does not purchase an Individual System in accordance with Section 2.5(d)(v) and the provision of Gathering Services hereunder on an Individual System again becomes uneconomic after determination of an Economic Fee Adjustment for Gathering Services provided hereunder on such Individual System, the provisions of this Section 2.5(d) will again apply with respect to such Individual System.

(e) Evidence of Permanent Release. Within five Business Days after the request of Shipper, the Parties shall execute a permanent release pursuant to a form of release proposed by Shipper and subject to the consent of Gatherer, which consent shall not be unreasonably withheld, reflecting any permanent release of Well(s), Dedicated Properties and Dedicated Production from dedication under this Agreement which occurs in accordance with the provisions of this Section 2.5.

Section 2.6 Covenant Running with the Land. Subject to the provisions of Section 2.2 through Section 2.5, the dedication and commitment made by Shipper under this Agreement is a covenant running with the Dedicated Properties. For the avoidance of doubt, (a) in the event Shipper or any of its Affiliates sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its or their interests in the Dedicated Properties, the provisions of Section 15.1 shall apply and (b) in the event Gatherer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in an Individual System which is used to provide Gas Services and/or Condensate Services, then the provisions of Section 15.1 shall apply.

Section 2.7 Memorandum. On the Execution Date, Shipper shall execute and deliver to Gatherer a fully recordable memorandum of this Agreement, substantially in the form of Exhibit D.

Section 2.8 Dedicated Properties and ROFO Properties. Within 60 Days following the Execution Date, Shipper shall provide to Gatherer a list, prepared in good faith (but without any representation or warranty as to the accuracy or completeness thereof), of all Dedicated Properties and ROFO Properties which shall include the approximate location of each of the Dedicated Properties and the ROFO Properties (the “Dedication Report”) and the approximate number of Net Acres of each of the Dedicated Properties and the ROFO Properties. No later than April 30 of each Year following the Execution Date, commencing April 30, 2018, Shipper shall provide to Gatherer an update to the Dedication Report prepared in good faith (but without any representation or warranty as to the accuracy or completeness thereof) identifying any changes to such report, including any Dedicated Properties and/or ROFO Properties acquired by Shipper and/or any of its Affiliates since the Dedication Report, or any previous update of such report, and the approximate location and approximate Net Acres of each such acquired Dedicated Properties and ROFO Properties whether there is a Conflicting Dedication on any of such acquired Dedicated Properties and/or ROFO Properties, and if so, which ones and the date of expiration of the primary term of such Conflicting Dedication. In the event Shipper becomes aware of any material inaccuracy or material incompleteness in the initial Dedication Report or any subsequent update to such Dedication Report, Shipper shall promptly notify Gatherer of such material inaccuracy or material incompleteness.

ARTICLE 3

GATHERING SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1 Development Report.

(a) On or before each December 31, March 31, each June 30, and each September 30 of each Year following the Execution Date, commencing December 31, 2017 (and more frequently at the discretion of Shipper), Shipper shall provide to Gatherer a report or commencing March 31, 2018, an update of the previous report describing (i) in detail the planned development, drilling and production activities relating to (A) the Dedicated Properties and (B) the ROFO Properties (including any Dedicated ROFO Properties), in each case, for the 48-Month period commencing on the date of such report or update to such report and (ii) generally the long-term drilling and production expectations for each of the System Areas and for any other areas in the Dedication Area and in the ROFO Area, in each case, in which drilling activity is expected to continue beyond such 48-Month period and which will cover at least the ten Years following the date of such report (the report existing as of the Execution Date, as updated in accordance with the foregoing and as the then current report may be amended from time to time, the “Development Report”). For the avoidance of doubt, a Development Report and any update to a Development Report shall not be considered a Tie-In Request or a Deemed Tie-In Request.

(b) The Development Report shall include information as to (but only with respect to the 48-Month period commencing as of the date of such report or update to such report):

(i) the Planned Wells that Shipper expects will be drilled during the period covered thereby;

(ii) each expected Planned Well Pad and the expected locations thereof;

(iii) the earliest date on which one or more Planned Wells at each Well Pad or Planned Well Pad are expected to be completed and ready to be placed on-line;

(iv) the anticipated characteristics of the production from such Planned Wells (including gas and liquids composition and characteristics) and the projected production volumes (for both Gas and Liquid Condensate); and

(v) other information reasonably requested by Gatherer that is relevant to the design, construction, and operation of the Individual System which may connect to such Planned Wells, Well Pads and Planned Well Pads.

(c) Shipper shall make representatives of Shipper available to discuss the most recent Development Report, all existing Tie-In Requests, and any matters which are the subject of Sections 3.2 or 6.4 from time to time with Gatherer and its representatives at Gatherer’s request. Gatherer and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Shipper. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including updates to the Development Report) and the Individual Systems and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(d) The Parties recognize that the plans for the development of the Dedicated Properties set forth in the Development Report (as updated from time to time) are subject to change and revision at any time at the discretion of Shipper and that such changes may impact the timing, configuration, and scope of the planned activities of Gatherer. Shipper shall not be deemed to have made any representations or warranties regarding any Development Report. For the avoidance of doubt, the provisions of this Section 3.1(d) apply only to the Shipper’s Development Report and do not alter or otherwise affect the Parties’ rights and obligations under the remaining provisions of this Agreement.

(e) Notwithstanding anything herein to the contrary except as set forth in Sections 3.2(f) and 3.2(g), nothing in this Agreement shall give rise to any liability of Shipper for any failure to develop or produce any hydrocarbons from the Dedicated Properties or to pursue or complete any drilling or development on the Dedicated Properties, whether or not envisioned in any Development Report.

(f) If Shipper’s drilling and completion schedule is delayed for any Planned Well which is the subject of a Tie-In Obligation, Shipper shall promptly notify Gatherer in writing of the delay (identifying the Planned Well and specifying the number of Days of such delay), and the Target On-Line Date, the Target Fuel Gas Date and the Target Compression Date(s) (if any) for such Planned Well will each be automatically extended by a number of Days equal to the number of Days of delay to Shipper’s drilling and completion schedule for such Planned Well; provided, however, Shipper shall not have the right to delay such schedule for any Planned Well which is the subject of a Tie-In Obligation for reasons other than Force Majeure within two years of the Target On-Line Date for such Planned Well, except by delivering a Stop Connection Notice in accordance with and subject to the provisions of Section 3.2(f)(ii).

(g) If Gatherer’s operations to tie-in any Well are delayed, and Gatherer anticipates that it will not be able to provide Gathering Services on or before the Target On-Line Deadline for such Well, until the On-Line Date for such Well, Gatherer shall provide Shipper written notice of such occurrence and shall thereafter provide periodic updates regarding any such delay and the measures that Gatherer is taking to eliminate or minimize any such delay. If Gatherer’s operations to install certain Compression Services for any Receipt Point are delayed, and Gatherer anticipates that it will not be able to provide the applicable Compression Services on or before the Target Compression Date for such Well, until Gatherer commences the provision of such Compression Services at such Receipt Point, Gatherer shall provide Shipper written notice of such occurrence and shall thereafter provide periodic updates regarding any such delay and the measures that Gatherer is taking to eliminate or minimize any such delay.

(h) The McQuay Project Plan as of the Execution Date is as provided on Exhibit N. Gatherer shall use commercially reasonable efforts to develop and construct the McQuay System as provided on Exhibit N, subject to any modifications necessary to reflect deviations from the McQuay Project Plan pursuant to Section 3.2 herein and subject to any modifications made in Gatherer’s reasonable business judgment. The Wadestown Project Plan as of the Execution Date is as provided on Exhibit O. Gatherer shall use commercially reasonable efforts to develop and construct the Wadestown System as provided on Exhibit O, subject to any modifications necessary to reflect deviations from the Wadestown Project Plan pursuant to Section 3.2 herein and subject to any modifications made in Gatherer’s reasonable business judgment.

Section 3.2 Expansion of Individual Systems and Connection of Well Pads.

(a) Existing Wells and Planned Wells in a System Area. The provisions of this subsection (a) shall apply to each Existing Well (other than an Existing Well already connected to an Individual System as of the Execution Date), and each Planned Well with a surface location to be located in a System Area.

(i) Promptly following the Execution Date, Gatherer agrees, at its sole cost and expense, except as set forth in Section 3.2(f), to diligently proceed with the construction, extension and expansion of the Individual Systems for the System Areas identified in Exhibit M, consistent with the timing of the Target On-Line Dates for the Planned Wells, in such System Areas, such that each such Individual System will be completed and ready to provide the Gathering Services and will have a design capacity capable of receiving all of the Dedicated Production from such Planned Wells based on the timing in Exhibit M and the production forecasts in Shipper’s Supplemental Notice for such Planned Wells. With respect to each such Planned Well, Gatherer shall, at its sole cost and expense, except as set forth in Section 3.2(f), complete the facilities necessary to extend the applicable Individual System to the Receipt Point for such Planned Well and be prepared to commence the performance of Gathering Services for such Planned Well by the On-Line Deadline for such Planned Well (other than the delivery of Fuel Gas, which shall be provided by the Fuel Gas Deadline for such Planned Well).

(ii) Subject to Section 3.2(f), if Shipper is flowing or will flow on or before the Fuel Gas Deadline sufficient Gas through an Individual System to enable Gatherer to deliver Fuel Gas to Shipper at a particular Fuel Gas Point, Gatherer shall, at its sole cost and expense, complete the facilities necessary to extend the applicable Individual System to such Fuel Gas Point for such Planned Well Pad for the purpose of delivering Fuel Gas to Shipper at such Fuel Gas Point Gatherer shall complete such facilities on or before the Fuel Gas Deadline for such Planned Well.

(iii) For each Planned Well identified on Exhibit M that has a Target Fuel Gas Date after the two-year anniversary of the Execution Date, Shipper shall deliver written notice to Gatherer (each a “Shipper’s Supplemental Notice”), at least two years prior to the Target Fuel Gas Date specified on Exhibit M for such Planned Well, identifying and/or providing:

(A) the gross working interest of Shipper and its Affiliates in such Planned Well;

(B) a plat showing the surface location and the wellbore location of such Planned Well; and

(C) reasonable good faith production forecasts of Dedicated Production to be produced from such Planned Well.

(iv) If Shipper desires for Gatherer to connect any Existing Well or Planned Well other than a Planned Well identified on Exhibit M, Shipper shall provide Gatherer a written request (the “Tie-In Request”) to connect such Existing Well or Planned Well to the Individual System located within the System Area in which the surface location of such Existing Well or Planned Well is or is to be located, as applicable, which request will identify and/or provide:

(A) whether such Existing Well is or Planned Well will be an Operated Well or a Non-Operated Well;

(B) the gross working interest of Shipper and its Affiliates in such Existing Well or Planned Well;

(C) the surface location of the Existing Well Pad on which such Existing Well or Planned Well is or will be located or the Planned Well Pad on which such Planned Well will be located;

(D) a plat showing the surface location and the wellbore location of such Existing Well or Planned Well;

(E) reasonable good faith production forecasts of Dedicated Production to be produced from such Existing Well or Planned Well and from all then Existing Wells and from all Planned Wells that have been, or that Shipper anticipates will be, drilled and completed, on such Existing Well Pad or such Planned Well Pad;

(F) the anticipated characteristics of the production from such Existing Well or Planned Well (including gas and liquids composition and characteristics) and the projected production volumes (for both Gas and Liquid Condensate);

(G) if such a Well is a Planned Well, the Target Fuel Gas Date for such Planned Well (with such Target Fuel Gas Date to be no sooner than 24 Months following Gatherer’s receipt of such Tie-In Request); and

(H) the Target On-Line Date for such Existing Well or Planned Well (and whether such Tie-In Request is also an Acceleration Request, in which case the terms of Section 3.2(d) shall apply).

(v) If the Well which is the subject of such Tie-in Request under Section 3.2(a)(iv) above is a Planned Well located in the McQuay or Wadestown System Areas and has an On-Line Deadline earlier than the four-year anniversary of the Execution Date, the Tie-In Request shall be treated as an Acceleration Request under Section 3.2(d) below and for the purposes of conducting the analysis thereunder, the original Rig Fuel Date and Target On-Line Deadline shall be the fourth anniversary of the Execution Date and the requested acceleration dates shall be those requested in the Tie-In Request.

(vi) If the Well which is the subject of such Tie-In Request under Section 3.2(a)(iv) above is a Planned Well and will be an Operated Well, subject to Section 3.2(f), Gatherer shall, at its sole cost and expense, complete the facilities necessary to extend the applicable Individual System to a Fuel Gas Point at or near the planned Receipt Point for such Planned Well which is the subject of such Tie-In Request for the purpose of delivering Fuel Gas to Shipper at such Fuel Gas Point. Gatherer shall complete such facilities by the Fuel Gas Deadline for such Planned Well.

(vii) If the Well which is the subject of such Tie-In Request under Section 3.2(a)(iv) above is a Planned Well and will be an Operated Well, subject to Section 3.2(f), Gatherer shall, at its sole cost and expense, complete the facilities necessary to extend the applicable Individual System to the Receipt Point for such Planned Well which is the subject of such Tie-In Request and be prepared to commence the performance of Gathering Services (other than the delivery of Fuel Gas, which is the subject of Section 3.2(a)(v)) for such Planned Well by the On-Line Deadline for such Planned Well.

(viii) If the Well which is the subject of such Tie-In Request under Section 3.2(a)(iv) above is an Existing Well and/or is or will be a Non-Operated Well, Gatherer shall notify Shipper in writing within 90 Days of its receipt of such Tie-In Request whether or not it will connect such Well. If Gatherer notifies Shipper in writing within such 90 Day period that it will connect such Well, the provisions of Section 3.2(a)(vi) and Section 3.2(a)(vii) shall apply as if such Well were a Planned Well and an Operated Well subject to Section 3.2(a)(iv). If Gatherer notifies Shipper in writing within such 90 Day period that it will not connect such Well, or if Gatherer fails to notify Shipper in writing within such 90 Day period whether or not it will connect such Well, such Well, the Dedicated Production from such Well, and the Dedicated Properties in the Drilling Unit applicable to such Well (but in each case, only as to the formation in which such Well was drilled, as to Existing Wells, or proposed to be drilled, as to Planned Wells) shall be permanently released from dedication under this Agreement.

(ix) “Wet” McQuay Wells

(A) The provisions of this Section 3.2(a)(ix) shall apply to any Well that is the subject of a Tie-In Notice under Section 3.2(a)(iv) above and which Gatherer is obligated to connect, the surface location of which is located in the McQuay Area, if Shipper has requested the Gas produced therefrom to be delivered to the Majorsville System. For the avoidance of doubt, this Section 3.2(a)(ix) shall not apply to any Planned Well listed on Exhibit M.

(B) If the Well Pad for such Well is located within 3,000 feet (on a constructed pipe basis) of the then-existing Majorsville System, Gatherer shall proceed with construction of its connection facilities for such Well as provided above in Section 3.2(a)(vi) and Section 3.2(a)(vii), for connection to the Majorsville System. However, if the Well Pad for such Well is not located within 3,000 feet (on a constructed pipe basis) of the then-existing Majorsville System, Gatherer shall notify Shipper in writing within 30 Days of its receipt of such Tie-In Request with the following information (a “McQuay Wet Gas Response”): the estimated distance (on a constructed pipe basis) from such Well Pad’s location to the then-existing Majorsville System; and the estimated additional Connection Costs to be incurred by Gatherer to construct the portion of the connection for such Well to the Majorsville System beyond 3,000 feet in constructed pipe distance from such Well Pad (the “Additional Connection Costs”), as such Additional Connection Costs are reflected in Gatherer’s AFE applicable thereto (as contained in Gatherer’s McQuay Wet Gas Response), together with reasonable back-up information supporting Gatherer’s estimate.

(C) Failure of Gatherer to so respond with a McQuay Wet Gas Response within 30 Days after its receipt of such Tie-In Request shall be deemed an election by Gatherer to connect such Well to the Majorsville System.

(D) Within 15 Days after its receipt of a McQuay Wet Gas Response, Shipper shall notify Gatherer in writing of one of the following elections:

(1) Shipper desires that Gatherer connect such Well to the McQuay System at Gatherer’s sole cost and expense, in which case Gatherer shall proceed with construction of its connection facilities for such Well as provided above in Section 3.2(a)(vi) and Section 3.2(a)(vii), for connection to the McQuay System;

(2) Shipper desires that Gatherer connect such Well to the Majorsville System, and Shipper agrees to pay Gatherer the Additional Connection Costs identified in such McQuay Wet Gas Response, in which case, Gatherer shall proceed with construction of its connection facilities for such Well as provided above in Section 3.2(a)(iv), for connection to the Majorsville System; or

(3) Shipper desires that Gatherer connect such Well to the Majorsville System but disagrees with the Additional Connection Costs identified in such McQuay Wet Gas Response, and the Parties’ dispute regarding such Additional Connection Costs shall be referred to Section 3.2(a)(ix)(F) for final resolution, in which case Shipper agrees to pay Gatherer the Additional Connection Costs determined by the Expert in accordance with Section 3.2(a)(ix)(F), and Gatherer shall proceed with construction of its connection facilities for such Well as provided above in Section 3.2(a)(iv), for connection to the Majorsville System;

however, in each case of subsection (1), (2) or (3) above, the Target Fuel Gas Date and the Target On-Line Date, as applicable, for such Well will each be extended by 45 Days, to account for the passage of time during the McQuay Wet Gas Response process described above in this Section 3.2(a)(ix).

(E) Failure of Shipper to so notify Gatherer in writing within 15 Days after its receipt of such McQuay Wet Gas Response shall be deemed to be an election by Shipper under subsection (D)(1) above with respect to such McQuay Wet Gas Response. Shipper shall pay Gatherer the applicable Additional Connection Costs due under Section 3.2(a)(ix)(D)(2) or (3), if applicable, within 30 Days after Shipper’s receipt of Gatherer’s invoice for such Additional Connection Costs.

(F) Any dispute referred to this Section 3.2(a)(ix)(F) shall be exclusively and finally resolved pursuant to the procedure set forth herein. There shall be a single disinterested arbitrator, who meets the criteria of an Expert, as selected by mutual agreement of the Parties within 15 Days after the referral of such dispute to this Section 3.2(a)(ix)(F). In the event the Parties are unable to mutually agree upon the Expert within such time period, then each Party will nominate an individual who meets the criteria of an Expert within 10 Days after such time period, and such individuals so nominated by the Parties shall together determine the Expert within 15 Days after such 10-Day period. In the event only one Party nominates such an individual within such 10-Day period, that individual will be deemed appointed as the Expert. Within 15 Business Days after the appointment of the Expert, each Party shall submit to the Expert a written proposal, that is not more than 15 pages, for the Additional Connection Costs, explaining such Party’s position, and the Expert shall select which Party’s proposal, as a whole, is the most accurate. The Expert’s determination shall be made within 15 Business Days after the foregoing 15-Business Day period and shall be final and binding upon both Parties, without right of appeal. The Expert shall act as an expert for the limited purpose of determining the specific dispute hereunder in accordance with the above, and may not determine any Additional Connection Costs except one of the two proposals so submitted by the Parties and by selecting one Party’s proposal for the Additional Connection Costs, and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Expert.

(b) Existing Wells and Planned Wells Outside of a System Area. The provisions of this subsection (b) shall apply to each Existing Well (other than an Existing Well already connected to an Individual System as of the Execution Date) or Planned Well, in each case, the surface location of which is, or is to be, located outside of a System Area but within the Dedication Area.

(i) In the event of any such Existing Well or Planned Well, or a specific geographic area involving multiple Existing Wells and/or Planned Wells, Shipper shall provide Gatherer a written request to connect such Existing Wells and/or such Planned Wells. Such request, if for a specific Existing Well and/or Planned Well, shall contain all of the information required to be included in a Tie-In Request. If such request involves a specific geographic area involving multiple Existing Wells and/or Planned Wells, such request shall include, as to such area (the “Development Area”), all of the information required to be included in a Development Report and, to the extent known, all of the information required to be included in a Tie-In Request as to each such Existing Well and/or Planned Well. In addition, any request shall also include the desired terms of service (including pressures, connection obligations and take requirement) relating to such Existing Wells, such Planned Wells and/or such Development Area. However, such terms of service shall be for Gathering Services and not the purchase of Dedicated Production (all of the foregoing herein, a “Request”).

(ii) Within 60 Days after Gatherer’s receipt of a Request (if a Request is for a specific Existing Well and/or Planned Well for which only the information to be set forth in a Tie-In Request is required) and otherwise within 90 Days after Gatherer’s receipt of a Request, Gatherer shall submit to Shipper a proposal setting forth the fees and other terms upon which Gatherer would provide Gathering Services for the specific Well and/or Planned Well and/or as applicable, the Development Area (the “Proposal”). In the event Gatherer has reasonable questions or desires additional reasonable information in connection with the preparation of such Proposal, Shipper agrees to promptly provide such information to the extent it or its Affiliates has such information and, if requested by Gatherer, to promptly make representatives of Shipper and/or its Affiliates who are knowledgeable with the Request and any underlying assumptions and information reasonably available during normal business hours to meet with Gatherer so that Gatherer is in the position of submitting a better informed Proposal within the time limits set forth above; provided, however, if Shipper fails to promptly provide such reasonable information and/or make such representatives reasonably available to Gatherer after Gatherer’s request, such time limits set forth above will be extended by one Day for each Day of delay by Shipper in promptly providing such information and/or making such representatives available. Failure of Gatherer to provide a Proposal within the period required herein shall be deemed an election by Gatherer not to provide a Proposal, and in such event, the Existing Well(s) and/or Planned Well(s) specified in the applicable Request, Dedicated Production from such Existing Well(s) and/or Planned Well(s) and the Dedicated Properties in the Drilling Unit(s) applicable to such Existing Well(s) and/or Planned Well(s) (but only as to the formation in which such Well was or will be drilled, as applicable) shall be permanently released from this Agreement, and if such Request set forth a Development Area, the Dedicated Properties in such Development Area and the Dedicated Production attributable to such Dedicated Properties shall be permanently released from this Agreement.

(iii) Following Shipper’s receipt of the Proposal, Shipper and Gatherer agree to negotiate in good faith regarding Shipper’s Request and Gatherer’s Proposal in an effort to mutually agree on the fees and other terms upon which Gatherer would provide Gathering Services requested by Shipper in the Request, or such other services as Gatherer and Shipper may mutually agree.

(iv) If within 30 Business Days after Shipper’s receipt of Gatherer’s Proposal, the Parties have not reached an agreement under Section 3.2(b)(iii) above, Shipper shall have the right to seek Bona Fide Offers to provide the Gathering Services set forth in the Request for the Existing Well(s), Planned Well(s) and/or, as applicable, the Development Area set forth in the Request. If Shipper receives such a Bona Fide Offer which, subject to Gatherer’s rights under Section 3.2(b)(v), it will accept, Shipper shall provide Gatherer a complete copy of such Bona Fide Offer. “Bona Fide Offer” means a written offer from a Person not an Affiliate of Shipper which is limited to providing Gathering Services for the specific Existing Well(s), Planned Well(s) and/or, as applicable, the Development Area as set forth in the Request. A Bona Fide Offer must include a definitive written agreement containing all of the terms and conditions (including fees) for providing such Gathering Services which, if accepted by Shipper, would be a binding obligation on the parties which would execute such definitive agreement.

(v) Following receipt of such Bona Fide Offer, Gatherer shall have the right to elect whether or not to provide the Gathering Services set forth in the Request for the Existing Well(s), Planned Well(s) and/or, as applicable, the Development Area set forth in the Request, on the terms and conditions (including fees) set forth in the Bona Fide Offer. Gatherer shall notify Shipper in writing of its election within 10 Business Days after receipt of the Bona Fide Offer. If Gatherer notifies Shipper in writing within such 10 Business Day period that it will provide such Gathering Services on the terms and conditions set forth in the Bona Fide Offer, Shipper and Gatherer shall prepare and execute either an amendment to this Agreement or a new agreement for such Gathering Services. If Gatherer notifies Shipper in writing within such 10 Business Day period that it is not making such election or fails to provide Shipper an unqualified election to provide such Gathering Services on such terms and conditions within such 10 Business Day period, Gatherer shall be deemed to have elected not to provide such Gathering Services on the terms and conditions set forth in such Bona Fide Offer. In such event, provided that Shipper enters into a gathering agreement with the applicable third party who provided such Bona Fide Offer on terms that are not materially more favorable to such third party than those set forth in such Bona Fide Offer (as presented to Gatherer pursuant to Section 3.2(b)(iv)) within 180 Days following the date on which Gatherer is deemed to have elected not to provide such Gathering Services, (A) the Existing Well(s) and/or Planned Well(s) specified in the Request, Dedicated Production from such Existing Well(s) and/or Planned Well(s) and the Dedicated Properties in the Drilling Unit(s) applicable to such Existing Well(s) and/or Planned Well(s) (but only as to the formation in which such Well was or will be drilled, as applicable) shall be permanently released from this Agreement, and (B) if the Request set forth a Development Area, the Dedicated Properties in such Development Area and the Dedicated Production attributable to such Dedicated Properties shall be permanently released from this Agreement. For the avoidance of doubt, in the event that Shipper fails to enter into a gathering agreement with the applicable third party with respect to any Bona Fide Offer within such 180 Day period or if Shipper desires to enter into a gathering agreement with such third party on terms that are materially more favorable to such third party than those presented to Gatherer, Shipper shall be required to again comply with the procedures set forth in this Section 3.2(b).

(vi) For the avoidance of doubt, if any offer provided by Shipper to Gatherer under Section 3.2(b)(iv) does not meet all of the requirements of a Bona Fide Offer, such offer shall not be deemed a Bona Fide Offer. Gatherer shall have no obligation to respond to such offer, and Shipper shall have no right to a permanent release with respect to such offer.

(c) Location Change. With respect to each Planned Well Pad having a Planned Well which is the subject of a Tie-In Obligation (such Planned Well Pad, a “TIO Planned Well Pad”), Shipper may request to change the Original Location of such TIO Planned Well Pad by written notice to Gatherer (a “Relocation Request”) in accordance with this Section 3.2(c), with each such Relocation Request identifying the applicable TIO Planned Well Pad and the new location requested by Shipper for such TIO Planned Well Pad (the “New Location”). If such Relocation Request is received by Gatherer at least two years prior to the Target On-Line Date applicable to such TIO Planned Well Pad in effect at the time of Gatherer’s receipt of such Relocation Request and the New Location is within 3,000 feet (on a constructed pipe basis) of the Original Location of the TIO Planned Well Pad, the Original Location will be automatically changed to the New Location for such TIO Planned Well Pad. If, however, such Relocation Request is received by Gatherer less than two years prior to the Target On-Line Date applicable to such TIO Planned Well Pad in effect at the time of Gatherer’s receipt of such Relocation Request, and/or the New Location is not within 3,000 feet (on a constructed pipe basis) of the Original Location of the TIO Planned Well Pad, such Relocation Request is subject to the following:

(i) If Gatherer in good faith determines that the requested location change (A) will not increase Gatherer’s Connection Costs with respect to such TIO Planned Well Pad, (B) will not require any change to the Target On-Line Date applicable to such TIO Planned Well Pad, and (C) if the New Location is not within 3,000 feet (on a constructed pipe basis) of the Original Location of the TIO Planned Well Pad, such requested location change will not create a Relocation Pressure Issue, Gatherer shall give Shipper written notice (a “Relocation Response”) of such determination within 30 Days after receipt of the Relocation Request, and thereupon the Original Location will be automatically changed to the New Location for such TIO Planned Well Pad.

(ii) If Gatherer in good faith determines that the requested location change will (A) increase Gatherer’s Connection Costs with respect to such TIO Planned Well Pad, (B) require a change to the Target On-Line Date applicable to such TIO Planned Well Pad, and/or (C) if the New Location is not within 3,000 feet (on a constructed pipe basis) of the Original Location of the TIO Planned Well Pad and will create a Relocation Pressure Issue, Gatherer shall give Shipper a Relocation Response for such determination within 30 Days after receipt of the Relocation Request, with such Relocation Response specifying, as applicable, (a) the new Target On-Line Date with respect to such TIO Planned Well Pad (the “Relocation Target On-Line Date”) (which date shall be as soon as reasonably practicable under the circumstances, but in any event no later than the second anniversary of the date on which Gatherer received the Relocation Request from Shipper), (b) the Relocation Costs Differential to accommodate such Relocation Request (together with reasonable back-up information for the Relocation Costs Differential) and/or (c) supporting information regarding Gatherer’s assertion that such relocation will create a Relocation Pressure Issue.

(iii) Within 15 Days after Shipper’s receipt of a Relocation Response under clause (ii) above, Shipper shall notify Gatherer in writing of one of the following elections:

(A) Shipper withdraws the Relocation Request associated with such Relocation Response;

(B) Shipper agrees with all of the following if included in such Relocation Response: (I) the applicable Relocation Target On-Line Date; (II) the applicable Relocation Costs Differential; and (III) Relocation Pressure Issue will be created by such relocation, in which case: (x) if there is a Relocation Target On-Line Date, the Relocation Target On-Line Date will be deemed to be the Target On-Line Date for such TIO Planned Well Pad (including its Planned Wells); (y) if there is a Relocation Costs Differential, Shipper agrees to pay Gatherer the Relocation Costs Differential identified in such Relocation Response; and/or (z) if there is a Relocation Pressure Issue, Shipper agrees to waive any pressure obligation at the Receipt Point for such TIO Planned Well Pad; or

(C) Shipper disagrees with any of the following if included in such Relocation Response: (I) the Relocation Target On-Line Date; (II) the Relocation Costs Differential identified in such Relocation Response; and/or (III) whether such relocation will create a Relocation Pressure Issue (and Shipper shall be presumed to agree with any such matter included in such Relocation Response if it does not so disagree with such matter).

If Shipper makes an election under subsection (C), the dispute(s) shall be referred to Section 3.2(c)(iv) for final resolution. Failure of Shipper to so notify Gatherer in writing within 15 Days after its receipt of such Relocation Response shall be deemed to be an election by Shipper under subsection (A).

(iv) Any dispute referred to this Section 3.2(c)(iv) shall be exclusively and finally resolved pursuant to the procedure set forth herein. There shall be a single disinterested arbitrator, who meets the criteria of an Expert, as selected by mutual agreement of the Parties within 15 Days after the referral of such dispute to this Section 3.2(c)(iv). In the event the Parties are unable to mutually agree upon the Expert within such time period, then each Party will nominate an individual who meets the criteria of an Expert within 10 Days after such time period, and such individuals so nominated by the Parties shall together determine the Expert within 15 Days after such 10-Day period. In the event only one Party nominates such an individual within such 10-Day period, that individual will be deemed appointed as the Expert. Within 15 Business Days after the appointment of the Expert, each Party shall submit to the Expert a written proposal, that is not more than 15 pages, for, to the extent a dispute exists regarding same, the Relocation Target On-Line Date, the Relocation Costs Differential, and/or the alleged Relocation Pressure Issue at the applicable TIO Planned Well Pad, explaining such Party’s position, and the Expert shall select which Party’s proposal, as a whole, is the most accurate. The Expert shall select one Party’s proposal regarding each disputed matter. The Expert may select one Party’s proposal for all disputed matters, or may select one Party’s proposal for less than all disputed matters, and the other Party’s proposal for the other disputed matters. The Expert’s determination shall be made within 15 Business Days after the foregoing 15-Business Day period and shall be final and binding upon both Parties, without right of appeal. The Expert shall act as an expert for the limited purpose of determining the specific disputes hereunder in accordance with the above, and may not determine any matter except selection one of the two proposals so submitted by the Parties for each disputed matter, and may not award damages, interest or penalties to either Party with respect to any disputed matter. Each Party shall bear one-half of the costs and expenses of the Expert.

(v) If Gatherer does not give Shipper any Relocation Response under clause (ii) above within 30 Days after receipt of the applicable Relocation Request, such Relocation Request will be deemed rejected and the Original Location of the applicable TIO Planned Well Pad will not be changed.

(vi) Within 30 Days after a decision of the Expert pursuant to Section 3.2(c)(iv), Shipper shall notify Gatherer in writing of one of the following elections:

(A) Shipper withdraws the relevant Relocation Request; or

(B) Shipper desires that Gatherer proceed with the activities described in the Relocation Request, and Shipper agrees to be bound by the decisions of the Expert (and the assertions of the Gatherer in the relevant Relocation Response with which it agreed or deemed to have agreed, if any), in which case Gatherer shall proceed with the activities required to accommodate such Relocation Request.

(vii) Shipper shall pay Gatherer any applicable Relocation Costs Differential due under Section 3.2(c)(iii)(B) or (C), if applicable, within 30 Days after Shipper’s receipt of Gatherer’s invoice for such Relocation Costs Differential.

As used in this Section 3.2(c), the “Target On-Line Date applicable to” a TIO Planned Well Pad will be the earliest Target On-Line Date for any Planned Well to be located on such TIO Planned Well Pad. Except as provided in this Section 3.2(c), Shipper shall not change the location of any TIO Planned Well Pad from its Original Location.

(d) Acceleration of Target On-Line Dates and Fuel Gas Deadlines.

(i) In the event Shipper desires to accelerate the Target Fuel Gas Date and Target On-Line Date for any Existing Well or Planned Well, Shipper may request such acceleration in a Tie-In Request or at any time after the delivery of such Tie-In Request or after a Deemed Tie-In Request, as applicable, for the relevant Existing Well or Planned Well by written notice to Gatherer (an “Acceleration Request”).

(ii) Gatherer shall use commercially reasonable efforts to accommodate each Acceleration Request, but Gatherer shall not be obligated to accommodate an Acceleration Request if Gatherer determines in good faith that such Acceleration Request will adversely affect Gatherer’s ability to comply with its compression and/or pressure obligations under any agreement with a Third Party on the applicable Individual System (a “Third Party Adverse Pressure Issue”) and/or that Gatherer will not be able to accelerate the Target Fuel Gas Date and Target On-Line Date to an earlier date than as contemplated in the applicable Tie-In Request or Deemed Tie-In Request. Gatherer shall respond in writing to each Acceleration Request within 30 Days after its receipt of such Acceleration Request with the following information (an “Acceleration Request Response”):

(A) whether Gatherer can accommodate the Acceleration Request, or if not, if the relevant Target Fuel Gas Date and Target On-Line Date can be accelerated to an earlier date than as currently contemplated in the applicable Tie-In Request or Deemed Tie-In Request (the accelerated Target Fuel Gas Date and Target On-Line Date as provided in this subsection (A) shall be referred to herein as the “Accelerated Target Fuel Gas Date” and “Accelerated Target On-Line Date”, as applicable);

(B) whether accommodation of the Acceleration Request as provided in subsection (A) will, in Gatherer’s good faith determination, result in Connection Costs to be incurred by Gatherer in connection with the relevant activity that would exceed the Connection Costs that would be incurred in connection with such activity if not so accelerated, and if so:

(1) the estimated Connection Costs to be incurred by Gatherer in connection with accommodating the Acceleration Request, as such estimated Connection Costs are estimated in good faith and reflected in Gatherer’s AFE applicable thereto (as contained in Gatherer’s Acceleration Request Response);

(2) the estimated Connection Costs that would have been incurred by Gatherer in connection with the relevant activities without accommodating the Acceleration Request, as such estimated Connection Costs are estimated in good faith and reflected in Gatherer’s AFE applicable thereto (as contained in Gatherer’s Acceleration Request Response), and

(3) the difference between such estimated Connection Costs (the “Acceleration Costs Differential”),

together with reasonable back-up information supporting such calculations;

(C) whether Gatherer has determined in good faith that compliance with such Acceleration Request would adversely affect Gatherer’s ability to comply with its compression and/or compression obligations on the applicable Individual System under this Agreement (a “Shipper Adverse Pressure Issue”), together with reasonable back-up information supporting such determination; and

(D) whether Gatherer has determined in good faith that compliance with such Acceleration Request would create a Third Party Adverse Pressure Issue, together with reasonable back-up information supporting such determination.

(1) Failure of Gatherer to so respond to an Acceleration Request within 30 Days after its receipt of such Acceleration Request shall be deemed an election by Gatherer that it cannot accommodate the Acceleration Request.

(iii) Within 15 Days after Shipper’s receipt of an Acceleration Request Response under clause (ii) above, Shipper shall notify Gatherer in writing of one of the following elections:

(A) Shipper withdraws the relevant Acceleration Request;

(B) Shipper disagrees with a determination that Gatherer cannot accommodate the Acceleration Request;

(C) Shipper agrees with all of the following if included in such Acceleration Request Response: (I) the applicable Accelerated Target Fuel Gas Date; (II) the applicable Accelerated Target On-Line Date; (III) the estimated Acceleration Costs Differential; (IV) the determination that there will be a Shipper Adverse Pressure Issue, and/or (V) the determination that there will be a Third Party Adverse Pressure Issue in which case: (v) if there is an Accelerated Target Fuel Gas Date, such date shall be the Target Fuel Gas Date for the relevant Well; (w) if there is an Accelerated Target On-Line Date, such date shall be the Target On-Line Date for the relevant Well; and/or (x) if there is an Acceleration Cost Differential, Shipper agrees to pay Gatherer the Acceleration Cost Differential identified in such Acceleration Request Response; (y) if there is a Third Party Adverse Pressure Issue, Shipper accepts such assertion, and (z) if there is a Shipper Adverse Pressure Issue, Shipper agrees to waive the Free Flow Pressure obligation at applicable Receipt Point; or

(D) Shipper disagrees with any of the following if included in such Relocation Response: (I) the applicable Accelerated Target Fuel Gas Date; (II) the applicable Accelerated Target On-Line Date; (III) the estimated Acceleration Costs Differential; (IV) the determination that there will be a Shipper Adverse Pressure Issue, and/or (V) the determination that there will be a Third Party Adverse Pressure Issue (and Shipper shall be presumed to agree with any such matter included in such Relocation if it does not so disagree with such matter).

(1) If Shipper makes an election under subsections (B) or (D), the dispute(s) shall be referred to Section 3.2(d)(iv) for final resolution. Failure of Shipper to so notify Gatherer in writing within 15 Days after its receipt of such Relocation Response shall be deemed to be an election by Shipper under subsection (A).

(iv) Any dispute referred to this Section 3.2(d)(iv) shall be exclusively and finally resolved pursuant to the procedure set forth herein. There shall be a single disinterested arbitrator, who meets the criteria of an Expert, as selected by mutual agreement of the Parties within 15 Days after the referral of such dispute to this Section 3.2(d)(iv). In the event the Parties are unable to mutually agree upon the Expert within such time period, then each Party will nominate an individual who meets the criteria of an Expert within 10 Days after such time period, and such individuals so nominated by the Parties shall together determine the Expert within 15 Days after such 10-Day period. In the event only one Party nominates such an individual within such 10-Day period, that individual will be deemed appointed as the Expert. Within 15 Business Days after the appointment of the Expert, each Party shall submit to the Expert a written proposal, that is not more than 15 pages, for, to the extent a dispute exists regarding same, (I) whether Gatherer can accommodate the Acceleration Request; (II) the applicable Accelerated Target Fuel Gas Date; (III) the applicable Accelerated Target On-Line Date; (IV) the estimated Acceleration Costs Differential; (V) the determination that there will be a Shipper Adverse Pressure Issue, and/or (VI) the determination that there will be a Third Party Adverse Pressure Issue, explaining such Party’s position, and the Expert shall select which Party’s proposal, as a whole, is the most accurate. The Expert shall select one Party’s proposal regarding each disputed matter. The Expert may select one Party’s proposal for all disputed matters, or may select one Party’s proposal for less than all disputed matters, and the other Party’s proposal for the other disputed matters. The Expert’s determination shall be made within 15 Business Days after the foregoing 15-Business Day period and shall be final and binding upon both Parties, without right of appeal. The Expert shall act as an expert for the limited purpose of determining the specific disputes hereunder in accordance with the above, and may not determine any matter except selection one of the two proposals so submitted by the Parties for each disputed matter, and may not award damages, interest or penalties to either Party with respect to any disputed matter. Each Party shall bear one-half of the costs and expenses of the Expert.

(v) Within 30 Days after a decision of the Expert pursuant to Section 3.2(d)(iv), Shipper shall notify Gatherer in writing of one of the following elections:

(A) Shipper withdraws the relevant Acceleration Request; or

(B) Shipper desires that Gatherer proceed with the activities described in the Acceleration Request, and Shipper agrees to be bound by the decisions of the Expert (and the assertions of Gatherer in the relevant Acceleration Request Response with which it agreed or is deemed to have agreed, if any), in which case Gatherer shall proceed with the activities required to accommodate such Acceleration Request.

(vi) Shipper shall pay Gatherer the applicable Acceleration Costs Differential due under Section 3.2(d)(iii)(B) or (C), if applicable, within 30 Days after Shipper’s receipt of Gatherer’s invoice for such Acceleration Costs Differential.

(vii) Notwithstanding anything to the contrary herein, no Accelerated Target Fuel Gas Date and/or Accelerated Target On-Line Date shall be considered for purposes of Section 2.5(a)(i) and Section 3.2(e), which shall only consider the original Target Fuel Gas Date and/or Target On-Line Date (as such dates may be adjusted under other provisions of this Agreement outside of this Section 3.2(d)), as applicable, for the relevant Tie-In Obligation.

(e) Certain Shipper Remedies.

(i) If Gatherer fails to connect a Fuel Gas Point to the applicable Individual System where it is obligated to do so hereunder, and/or is not ready to or is unable to deliver Dedicated Gas (for reasons other than Shipper’s failure to provide such Dedicated Gas) from such Individual System to such Fuel Gas Point, by the applicable Fuel Gas Deadline, then Shipper will be entitled to a credit against amounts owed by Shipper to Gatherer under this Agreement equal to the product of the number of Delayed Fuel Gas Days associated with such Delayed Fuel Gas Point and $1,000/Day; provided that, the aggregate amount of such credit with respect to any particular Delayed Fuel Gas Point shall not exceed $365,000. Any such credit to which Shipper is entitled shall be applied in the invoice issued in the Month following the Month in which such Delayed Fuel Gas Days occurred. This credit constitutes the sole and exclusive remedy available to Shipper with respect to delay in construction of the facilities necessary to deliver Fuel Gas to such Fuel Gas Point and any other delay in commencement of delivery of Fuel Gas through such facilities.

(ii) In the event that the On-Line Date occurs after the On-Line Deadline with respect to any Tie-In Obligation for any Well, Shipper shall be entitled to a credit against amounts owed by Shipper to Gatherer under this Agreement equal to the product of the number of On-Line Delay Days associated with such Tie-In Obligation and $1,000/Day, not to exceed a total credit of $2,800,000 with respect to such Tie-In Obligation for such Well. Any such credit to which Shipper is entitled shall be applied in the invoice issued in the Month following the Month in which such On-Line Delay Days occurred. This credit constitutes the sole and exclusive remedy available to Shipper with respect to any failure or delay by Gatherer in causing the On-Line Date to occur on or before the On-Line Deadline with respect to such Tie-In Obligation, except as otherwise provided in Section 2.5(a)(i).

(f) Gatherer’s Remedy for Shipper Failure to Complete Well Completion Requirements.

(i) In the event a Planned Well which is the subject of a Tie-In Obligation is not drilled and completed, and/or all Shipper’s Facilities necessary to deliver the Dedicated Production from such Planned Well to the Receipt Point for such Planned Well are not completed and ready to be connected to such Receipt Point (the foregoing collectively, the “Well Completion Requirements”), in each case within 365 Days (which period will be extended by one Day for each Day of delay in drilling or completing the applicable Planned Well or any Shipper’s Facilities necessary to deliver the Dedicated Production from such Planned Well to the Receipt Point for such Planned Well that is attributable to Force Majeure) after the Target On-Line Date for such Planned Well, then Shipper shall reimburse Gatherer for all Capital Expenses incurred by Gatherer in connection with extending the then-applicable Individual System to the Receipt Point and the Fuel Gas Point for such Planned Well (including establishing such Receipt Point, acquiring easements, surface sites and other real property interests or rights, and acquiring all necessary associated permits and authorizations from Governmental Authorities) (all such Capital Expenses herein, the “Connection Costs”). For the avoidance of doubt, with respect to any new Individual System (e.g., the Wadestown System), Connection Costs will also include Capital Expenses incurred in connection with the construction of any portion of such new Individual System to any Delivery Point for such Individual System and in establishing any Delivery Point (whether incurred directly by Gatherer and/or paid as an aid in construction to the Person whose pipeline Gatherer’s facilities will interconnect with at such Delivery Point).

(ii) Notwithstanding the foregoing, Shipper shall have the right, at any time, to notify Gatherer to cease making efforts to connect any Planned Well to any Individual System (a “Stop Connection Notice”), in which event Gatherer shall use commercially reasonable efforts to promptly cease such efforts and wind down the work on such connection, and Shipper shall reimburse Gatherer for all Connection Costs with respect to such Planned Well, including Capital Expenses incurred by Gatherer in connection with stopping and winding down its efforts associated with connection of such Planned Well, if any. However, at any time thereafter, Shipper shall have the right to notify Gatherer to recommence efforts associated with connecting the Planned Well that was the subject of such Stop Connection Notice to the applicable Individual System (a “Restart Connection Notice”), in which event Gatherer shall recommence performance and notify Shipper of the new Target On-Line Date with respect to such Planned Well (the “Restart Target On-Line Date”) (which date will be as soon as reasonably practicable under the circumstances, but in any event no later than the second anniversary of the date on which Gatherer received the Restart Connection Notice from Shipper), and the Restart Target On-Line Date will be deemed to be the Target On-Line Date for such Planned Well. If Shipper does not complete the Well Completion Requirements with respect to such Planned Well prior to the first anniversary (the “First Anniversary Deadline”) of the later of (a) the On-Line Date or (b) the original Restart Target On-Line Date for such Planned Well, Shipper shall reimburse Gatherer for all Connection Costs (including remobilization and recommencement costs (including costs for new permits and authorizations from Governmental Authorities, if any)) incurred with respect to such Planned Well from and after Gatherer’s receipt of the Restart Connection Notice for such Planned Well. But, if Shipper completes the Well Completion Requirements with respect to such Planned Well prior to the third anniversary (the “Third Anniversary Deadline”) of the later of (a) the On-Line Date or (b) the original Restart Target On-Line Date for such Planned Well, Gatherer shall refund to Shipper all Connection Costs paid by Shipper to Gatherer with respect to such Planned Well, less all Capital Expenses incurred by Gatherer in connection with stopping and winding down and remobilizing and recommencing its efforts associated with connection of such Planned Well, with such refund to be paid within 30 Days of Gatherer’s receipt of Shipper’s written notice that such Well Completion Requirements have been met, together with reasonable supporting documentation of such occurrence. However, if Shipper does not complete the Well Completion Requirements with respect to such Planned Well prior to the Third Anniversary Deadline for such Planned Well, Shipper shall not be entitled to any refund of any Connection Costs paid by Shipper to Gatherer with respect to such Planned Well. The First Anniversary Deadline and the Third Anniversary Deadline will each be extended by one Day for each Day of delay in drilling or completing the applicable Planned Well or any Shipper’s Facilities necessary to deliver the Dedicated Production from such Planned Well to the Receipt Point for such Planned Well that is attributable to Force Majeure occurring after the date on which Gatherer received the Restart Connection Notice from Shipper for such Planned Well. Shipper shall have the right to issue additional Stop Connection Notice(s) and Restart Connection Notice(s) for any Planned Well, and the above provisions of this Section 3.2(f) shall apply to each such Stop Connection Notice and Restart Connection Notice; provided, however, (i) if Shipper issues a Stop Connection Notice after issuing a Restart Connection Notice, the provisions of this Section 3.2(f) applicable to such Stop Connection Notice shall apply in lieu of any further actions with respect to such earlier Restart Connection Notice, and (ii) if more than one Restart Connection Notice is issued for any Planned Well, the “original Restart Target On-Line Date,” as that term is used above in this Section 3.2(f) shall be the Restart Target On-Line Date provided by Gatherer to Shipper in response to Shipper’s most recent Restart Connection Notice.

(iii) Shipper shall make reimbursement to Gatherer under this Section 3.2(f) within 30 Days after Shipper’s receipt of each of Gatherer’s invoices for the applicable Connection Costs, which invoice shall contain reasonable supporting documentation. If Shipper reimburses Gatherer Connection Costs in accordance with Section 3.2(f)(i) for any Planned Well, and prior to the third anniversary of the original Target On-Line Date of such Planned Well, the Well Completion Requirements for such Planned Well have been met, then Gatherer shall reimburse to Shipper such Connection Costs within 30 Days of Gatherer’s receipt of Shipper’s written notice that such Well Completion Requirements have been met, together with reasonable supporting documentation of such occurrence.

(g) Minimum Well Requirement.

(i) In the event Shipper fails for any reason to drill and complete at least the following number of Planned Wells that are also Operated Wells and are not otherwise subject to a Conflicting Dedication in the McQuay Area during each period set forth in the table below (such minimum number of Planned Wells, herein the “Minimum Well Requirement” and each such period, a “Minimum Well Period”), then Shipper shall pay to Gatherer the well deficiency amount set forth below with respect to such period (the “Individual Well Deficiency Amount”) for each such Planned Well which Shipper fails to drill and complete during such Year (the “Minimum Well Deficiency Obligation”). For the avoidance of doubt, any Minimum Well Deficiency Obligation amounts paid by Shipper to Gatherer pursuant to this Section 3.2(g) shall, to the maximum extent possible, be made as cost reimbursements (within the meaning of Treasury Regulations Section 1.7704-4(c)(10)(i)) of McQuay Development Costs.

Minimum Well Period	1/1/2018 to 12/31/2018	1/1/2019 to 4/30/2020	5/1/2020 to 4/30/2021	5/1/2021 to 4/30/2022
Minimum Well Requirement	30	40	40	30
Individual Well Deficiency Amount	$3,500,000	$3,500,000	$2,000,000	$2,000,000

(ii) In determining whether such a Planned Well has been drilled and completed, such that it will be applied towards the Minimum Well Requirement for a specific Minimum Well Period, (A) such Planned Well must be drilled and completed, (B) all Shipper’s Facilities connecting such Planned Well to the Receipt Point to be located on or near the Well Pad on which such Planned Well is to be located must be completed such that Shipper’s Facilities are ready to be connected to such Receipt Point(s), and (C) if 125 Wells have been previously drilled and completed in the Marcellus Formation and credited towards the Minimum Well Requirement, such Planned Well must be drilled and completed in the Utica Formation. For purposes of this Section 3.2(g), such Planned Well will be deemed to have been “drilled and completed” in the Minimum Well Period in which the later of (A) and (B) in the immediately preceding sentence occurs with respect to such Planned Well. Shipper shall pay to Gatherer by wire transfer any Minimum Well Deficiency Obligation for any Minimum Well Period not later than 20 Days after Shipper’s receipt of Gatherer’s invoice for such Minimum Well Deficiency Obligation. If during any Minimum Well Period in which there is a Minimum Well Requirement, Shipper drills and completes more Planned Wells than the Minimum Well Requirement for such Minimum Well Period, all such Planned Wells in excess of such Minimum Well Requirement (the “Excess Wells”) will be applied against the next succeeding Minimum Well Period’s Minimum Well Requirement; provided, however, if Shipper has paid a Minimum Well Deficiency Obligation for the immediately preceding Minimum Well Period, in lieu of applying the Excess Wells against the next succeeding Minimum Well Period’s Minimum Well Requirement, Shipper may obtain a refund of that portion of such Minimum Well Deficiency Obligation previously paid equal to the number of such Excess Wells times the Individual Well Deficiency Amount during the Minimum Well Period for which such Minimum Well Deficiency Obligation payment was made, but in no event shall such refund exceed the amount of such Minimum Well Deficiency Obligation previously paid by Shipper. If Shipper desires to receive such a refund, Shipper shall notify Gatherer not later than the end of the Minimum Well Period in which there are Excess Wells, otherwise such Excess Wells will be applied against the next succeeding Minimum Well Period’s Minimum Well Requirement. Any such refund shall be paid by Gatherer within 30 days after Gatherer’s receipt of notice from Shipper that Shipper is entitled to such refund. Additionally, if Shipper pays a Minimum Well Deficiency Obligation with respect to the last Minimum Well Period and drills and completes more than 30 Planned

Wells in the McQuay Area during the period from April 30, 2022 through May 1, 2023 (the “Final Cure Period”), for each such Planned Well, Shipper shall be entitled to obtain a refund of that portion of the Minimum Well Deficiency Obligation paid by Shipper with respect to the last Minimum Well Period equal to the product of (A) the number of Planned Wells in the McQuay Area drilled and completed by Shipper during the Final Cure Period in excess of 30 Planned Wells and (B) $2,000,000, and within 30 days after its receipt of notice from Shipper regarding its entitlement to such a refund, Gatherer shall so pay such refund to Shipper.

(iii) If any of Shipper’s activities required to drill and complete a Planned Well in the McQuay Area are delayed by Force Majeure during any Minimum Well Period, with respect to such Planned Well only, such Minimum Well Period will be extended by one Day for each Day of delay in drilling and completing such Planned Well that is attributable to Force Majeure, for purposes of determining any Minimum Well Deficiency Obligation for such Planned Well for such Minimum Well Period. As an example only, if, in the first Minimum Well Period, the Minimum Well Requirement is 30 Planned Wells, Shipper drills and completes 25 Planned Wells in the McQuay Area, and drilling and completion of one Planned Well in the McQuay Area is delayed 31 Days by Force Majeure, Shipper would owe Gatherer a Minimum Well Deficiency Obligation for four Planned Wells, the first Minimum Well Period would be extended by 31 Days with respect to one Planned Well delayed by Force Majeure, and Shipper would only owe Gatherer a Minimum Well Deficiency Obligation for such delayed Planned Well if Shipper fails to drill and complete such Planned Well prior to expiration of such 31-Day extension; but, if Shipper drills and completes such delayed Planned Well prior to expiration of such 31-Day extension, such delayed Planned Well will count towards the Minimum Well Requirement with respect to the first Minimum Well Period, even if drilled and completed during January of 2019.

Section 3.3 Cooperation. Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the applicable Individual System to each Planned Well Pad, the Parties agree to work together in good faith to obtain such permits, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way. Upon request by Shipper, Gatherer shall promptly provide to Shipper copies of all state and federal permits and approvals obtained by Gatherer in order to construct any extension of any Individual System to a Planned Well or a Planned Well Pad. Upon request by Gatherer, Shipper shall promptly provide to Gatherer copies of all state and federal permits and approvals obtained by Shipper in order to drill and complete any Well or to construct Shipper’s Facilities.

Section 3.4 Gathering Services With Respect to Execution Date Wells. For the avoidance of doubt and notwithstanding anything to the contrary, from and after the Execution Date, Gatherer shall provide Gathering Services (other than the delivery of Fuel Gas) to the Execution Date Wells, and, subject to Section 6.4(a), Existing Pressure Service at the Execution Date Compression Receipt Points.

Section 3.5 Right of Way and Access Rights.

(a) Gatherer is responsible, at its sole cost, for the acquisition and maintenance of rights of way, surface use and/or surface access agreements necessary to construct, own and operate the Individual Systems; provided that Shipper hereby grants to Gatherer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense (or if Shipper will incur additional expenses and Gatherer agrees to reimburse such expenses), a non-exclusive easement and right of way upon the Dedicated Properties and all lands covered by the Dedication Area and the ROFO Area for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the Gathering System utilized in connection with the performance of Gathering Services, including all pipelines, meters and other equipment necessary for the performance by Gatherer of this Agreement. However, Shipper shall provide, at no cost to Gatherer, such space on a Well Pad or Planned Well Pad as may be reasonably necessary to provide Gathering Services for Gas and Condensate received from such Well Pad or Planned Well Pad, and Shipper shall provide and maintain, at no cost to Gatherer, all real property rights and interests necessary for Gatherer’s installation, operation, maintenance and repair of its facilities located in such space as reasonably necessary to provide Gathering Services for Gas and Condensate received from such Well Pad or Planned Well Pad. For the avoidance of doubt, this Section 3.5(a) shall not apply to lands which are the subject of that certain Surface Use Agreement between CONE Gathering LLC, Shipper and the other parties thereto dated as of September 30, 2011, as amended or restated from time to time.

(b) Shipper shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grants of easements or rights of way by Shipper to Gatherer pursuant to Section 3.5(a) are based upon, and such grants of easements or rights of way will terminate if Shipper loses its rights to the applicable property, regardless of the reason for such loss of rights.

(c) Gatherer hereby grants to Shipper, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands on which the Gathering System is located, as such Gathering System exists on the Execution Date. Gatherer shall not have a duty to maintain in force and effect any underlying agreements that the grants of easements or rights of way by Gatherer to Shipper pursuant to this Section 3.5(c) are based upon, and such grants of easements or rights of way will terminate if Gatherer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(d) The exercise of the rights granted to a Party by the other Party pursuant to Section 3.5(a) and Section 3.5(c) shall not unreasonably interfere with such other Party’s or its Affiliate’s, as applicable, operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercise in material compliance with all applicable Laws and the safety and other reasonable access requirements of the granting Party.

(e) Each Party shall be responsible for, and shall release, defend, indemnify and hold harmless the other Party’s Group for, any Claims caused by such Party’s use of its access rights pursuant to this Section 3.5. Subject to Section 3.5(b), Shipper shall maintain all roads owned by it upon the Dedicated Properties as reasonably necessary for Gatherer to access the Wells and its facilities located thereon.

Section 3.6 Blending Rights.

(a) Notwithstanding anything herein to the contrary, Shipper shall be permitted to blend Gas, subject to Section 3.6(d) below, by (i) changing the Receipt Point for any Gas to be Tendered by Shipper to Gatherer hereunder to another Receipt Point on the same Individual System, (ii) taking Gas from an Individual System at an Intermediate Delivery Point selected by Shipper on the same Individual System and re-Tendering such Gas at another Receipt Point selected by Shipper on the same Individual System or (iii) Tendering volumes of other Gas, including, by way of example and not of limitation, coal bed methane Gas or Third Party Gas at (or near) any Tap. All Gas Tendered by Shipper to an Individual System for blending shall be entitled to Priority One Service. In the event that Shipper takes volumes of Gas at an Intermediate Delivery Point and re-Tenders such volumes at a different Receipt Point on the same Individual System in the exercise of its blending rights hereunder, only one fee for such volumes will be due and owing (calculated based upon the volumes of such Gas Tendered by Shipper at the original Receipt Point(s)). In no event shall Gatherer be obligated to install any new Intermediate Delivery Points on an Individual System, or otherwise receive Gas under this Section 3.6(a), if Gatherer determines, in its sole good faith discretion, to do so could adversely affect Gatherer’s operations and/or its ability to comply with its contractual obligations on such Individual System.

(b) In the event that Shipper Tenders volumes of coal bed methane or other Gas at (or near) any Tap under Section 3.6(a) for the purpose of blending (“Blending Gas”) that was produced from or attributable to Shipper or any Affiliate of Shipper’s working interest in any well and Gatherer is not required to perform any additional services with respect to such Gas, no fee will be due and owing by Shipper pursuant to Section 5.1 or otherwise for such Blending Gas. For the avoidance of doubt, (i) the Fee will apply to any Blending Gas for which Gatherer performs Gathering Services, and (ii) Shipper shall be obligated to pay the Fee with respect to any Blending Gas that was not produced from Shipper or any of its Affiliates working interest in any well or from any well in which neither Shipper nor any of its Affiliates possesses a working interest. Notwithstanding anything to the contrary in the foregoing, Shipper shall not Tender volumes of Blending Gas, and Gatherer shall have no obligation to accept any Blending Gas, if Gather’s acceptance of such Blending Gas would result in Gatherer being in breach of its obligations with respect to applicable Gas specifications as set forth in any other gathering agreements with other shippers or could result in Gatherer being subject to additional costs, penalties, fee reductions (including penalties and fee reductions hereunder) or any other liability resulting therefrom.

(c) Any pipeline or gathering system that may be necessary in order for Shipper to Tender Blending Gas to an Individual System will be constructed by Shipper or by a Third Party on behalf of Shipper at Shipper’s cost and expense and shall not constitute a portion of the Individual System; provided that the Parties may separately agree, by an amendment to this Agreement, that Gatherer will build facilities to connect an Individual System to wells to provide Shipper’s owned or Controlled Gas for blending purposes for a fee mutually agreeable by the Parties.

(d) For the avoidance of doubt, in the event that any blended Gas stream among Shipper and other shippers on any portion of an Individual System that services Dry Gas does not meet the then current pipeline specifications of the Downstream Pipeline due to the quality of Shipper’s Gas, Gatherer and Shipper shall use commercially reasonable efforts to find a solution using existing infrastructure to blend any Gas, including residue gas from another system; provided that Gatherer will not be required to construct any new infrastructure, reduce existing throughput capacity or incur any additional costs (unless Shipper reimburses Gatherer for such costs) to satisfy this requirement. Shipper acknowledges that any such new infrastructure or capacity reduction would comprise a new service not originally contemplated under this Agreement, and would require a mutually agreed-upon solution between the Parties.

(e) For the avoidance of doubt, Gatherer shall not be required to comply with any of the obligations contained in this Section 3.6 with respect to Blending Gas to the extent that compliance with such obligations would result in Gatherer being in breach of its obligations with respect to applicable Gas specifications as set forth in the Noble Gas Gathering Agreement (but without regard to any amendments made to the Noble Gas Gathering Agreement after the Execution Date).

Section 3.7 Liquid Condensate. Shipper shall be responsible for injecting Dedicated Liquid Condensate into the Individual Systems on which Condensate Services are provided at the applicable Receipt Point, measuring all Liquid Condensate injected into the Individual Systems at the applicable Receipt Points and providing Gatherer reasonable access to Shipper’s Measurement Devices, including the data therefrom, for such Liquid Condensate, including as set forth in Section 1.4(f) of Exhibit A. Notwithstanding anything to the contrary herein, such Measurement Devices will be deemed to be Shipper Meters, and the provisions of Sections 1.4(c) - (i) and 1.6 of Exhibit A will apply mutatis mutandis to Shipper and such Shipper Meters, such that Shipper shall be responsible for complying with the obligations of “Gatherer,” and Gatherer shall have the rights of “Shipper,” under such Sections with respect to such Shipper Meters. Additionally, as soon as practicable after the end of each Month but in no event later than five Business Days following the end of such Month, Shipper shall deliver to Gatherer written notice (including reasonable supporting documentation) of the measured volumes (stated in Barrels) of Liquid Condensate delivered by Shipper to Gatherer at each applicable Receipt Point during the preceding Month. If Gatherer determines it is not satisfied with use of any such Shipper Meter(s) for measurement of Liquid Condensate at one or more Receipt Points on an Individual System, Gatherer may install, own, operate and maintain its own Measurement Devices to measure the Liquid Condensate injected into the Individual Systems at the applicable Receipt Point(s), and if Gatherer elects not to do so Gatherer shall develop a measurement and allocation protocol based on generally accepted industry practices that it will require, or, with respect to any Liquid Condensate delivered pursuant to the Noble Gas Gathering Agreement, shall use commercially reasonable efforts to cause (provided that Gatherer shall not be required to make any payments to any third party in the pursuit of the satisfaction of such obligation), each shipper (including Shipper) on such Individual System to utilize for measurement of volumes of Liquid Condensate at the applicable receipt points, in which event Gatherer shall require the use of such measurement and allocation protocol in its agreements with such shippers, and use commercially reasonable efforts to enforce such measurement and allocation protocol provisions in all such agreements. The Parties agree that the density of all Liquid Condensate injected into an Individual System by Shipper shall be within the applicable ranges specified on Exhibit L. Gatherer further agrees that it shall use commercially reasonable efforts to cause the density of all Liquid Condensate injected into an Individual System by any other shipper on such Individual System to be within the applicable range specified on Exhibit L, and Gatherer shall use commercially reasonable efforts to include such density range as a Liquid Condensate quality specification on such Individual System in its agreements with such shippers (provided that Gatherer shall not be required to make any payments to any third party in the pursuit of the satisfaction of such obligation) and shall use commercially reasonable efforts to enforce such quality specification in all such agreements; provided that, notwithstanding the foregoing, nothing contained herein shall obligate Gatherer to amend the Noble Gas Gathering Agreement to include such Liquid Condensate specifications and Gatherer shall not be required to comply with the foregoing obligations with respect to Liquid Condensate in connection with the Noble Gas Gathering Agreement to the extent that the obligations set forth in the Noble Gas Gathering Agreement (but without regard to any amendments made to the Noble Gas Gathering Agreement after the Execution Date) with respect to Liquid Condensate are inconsistent with the foregoing. In addition, Gatherer shall use commercially reasonable efforts to include the requirements of the first three (3) sentences of this Section 3.7 in its agreements with other shippers with respect to Liquid Condensate to be gathered on the ACAA System and the Majorsville System (provided that Gatherer shall not be required to make any payments to any third party in the pursuit of the satisfaction of such obligation), shall use commercially reasonable efforts to enforce such requirements in all such agreement(s), and shall maintain records regarding all such Third Party Liquid Condensate measurements and allocations for a period of at least 24 Months.

Section 3.8 Gatherer Reports. Gatherer shall provide Shipper with daily, monthly and yearly operational and production reports relating to the Individual Systems and Dedicated Production delivered by Shipper (such reports, “Gatherer Reports”). The Gatherer Reports (other than the daily reports) shall include (i) any Downtime Event relevant to the applicable time period covered by such Gatherer Report and (ii) shall also include a breakdown of the throughput amounts of Dedicated Production delivered by Shipper applicable to each Individual System. The Gatherer Reports shall only include information applicable to Dedicated Production delivered by Shipper and not any information related to other shippers on the Individual Systems.

Section 3.9 Additional Delivery Points. Upon the written request of Shipper (which may be given one or more times during the Term), Gatherer shall use its commercially reasonable efforts to construct, operate and maintain an additional delivery point on an Individual System, after a connection agreement with the applicable Downstream Pipeline for such delivery point, in form and substance mutually agreeable to Gatherer and such Downstream Pipeline, is entered into. Upon the completion of the construction of such delivery point, such delivery point shall constitute a “Delivery Point” for all purposes of this Agreement. Any such request by Shipper shall identify the design capacity desired by Shipper for the applicable delivery point (the “Shipper Requested Design Capacity”). Shipper shall reimburse Gatherer for all Capital Expenses incurred in connection with construction of such Delivery Point, and

Shipper shall be entitled to a super-priority as to the use of the capacity at such Delivery Point for the Shipper Requested Design Capacity, to the extent permitted by applicable Laws; provided, however, if Gatherer elects to construct such Delivery Point with a greater design capacity than the Shipper Requested Design Capacity, Shipper’s foregoing reimbursement obligation and super-priority with respect to such Delivery Point will be prorated based on a fraction, expressed as a percentage, the numerator of which is the Shipper Requested Design Capacity and the denominator of which is the actual design capacity of such Delivery Point. In no event shall Gatherer be obligated to install a new Delivery Point at any location on an Individual System, where Gatherer determines, in its good faith discretion, to do so could adversely affect Gatherer’s operations and/or its ability to comply with its contractual obligations on such Individual System

Section 3.10 Fuel Gas Measurement and Facilities. Gatherer shall be responsible for installing necessary measurement devices to measure and for measuring all Fuel Gas delivered to Shipper at any Fuel Gas Point established hereunder. With respect to each Planned Well requiring Fuel Gas hereunder, Gatherer’s obligation under this Agreement to provide Fuel Gas to the Fuel Gas Point for such Planned Well will terminate on the On-Line Date for such Planned Well, and Gatherer will thereafter have the right to remove the Fuel Gas meter and all other facilities installed by Gatherer to deliver Fuel Gas to such Fuel Gas Point, and Gatherer may reuse such meter and facilities for any other Fuel Gas Point.

ARTICLE 4

TENDER, NOMINATION AND GATHERING OF PRODUCTION

Section 4.1 Priority of Service.

(a) All Priority One Dedicated Production Tendered by Shipper for delivery to the Gathering System shall be entitled to Priority One Service; provided, however, that with respect to Priority One Dedicated Production Tendered for delivery by Shipper to the Majorsville System, on or before the Shared Priority Deadline, only such Priority One Dedicated Production up to 122,000 MSCF on any Day shall be entitled to Priority One Service (the “Reservation Amount”) and any Priority One Dedicated Production delivered to the Majorsville System by Shipper in excess of such amount shall be entitled to Priority Two Service.

(b) Every six months following the Execution Date until the Shared Priority Deadline, Gatherer and Shipper shall meet to discuss with “Initial Shipper” under the Noble Gas Gathering Agreement, and cooperate in good faith to determine, any changes to the Reservation Amount.

(c) Notwithstanding Section 4.1(a) or anything contained herein to the contrary, all Gas Tendered by Shipper to the Majorsville System or the Legacy McQuay System, in each case, that was produced from the Utica Formation shall only be entitled to Priority Two Service.

Section 4.2 Governmental Action. The Parties intend and agree that all Gathering Services (other than the delivery of Fuel Gas) on each Individual System with respect to Dedicated Production provided to Shipper shall be provided with the priority specified in Section 4.1, and that Shipper (pro rata, using the same methodology as set forth in Section 1.7 of Exhibit

A, with any other shipper on the applicable Individual System granted Priority One Service and/or Priority Two Service, as applicable) has the first priority call upon the capacity of the Gathering System for service to Shipper for its Dedicated Production for the Term. Notwithstanding the foregoing, in the event any Governmental Authority issues an order requiring Gatherer to allocate capacity to another shipper contrary to the above, Gatherer shall, to the extent permitted to do so by such Governmental Authority, do so by first reducing all Gas and, to the extent applicable, Liquid Condensate entitled to Priority Two Service, and shall only curtail receipts of Gas and Liquid Condensate entitled to Priority One Service (using the same methodology as set forth in Section 1.7 of Exhibit A) to the extent necessary to allocate such capacity to such other shipper, after complete curtailment of Gathering Services on an Interruptible Basis and Priority Two Service. In such event Gatherer shall not be in breach or default of its obligations under this Agreement and shall have no liability to Shipper in connection with or resulting from any such curtailment; provided, however, that Gatherer shall, at Shipper’s request, temporarily release from dedication under this Agreement all of Shipper’s volumes interrupted or curtailed as the result of such allocation until Gatherer is permitted by such Governmental Authority to take all such volumes of Shipper.

Section 4.3 Tender of Dedicated Production. Subject to the terms and conditions of this Agreement (including Section 2.4 and Article 11) and all applicable Laws, each Day during the Term, Shipper shall Tender to the Gathering System at each applicable Receipt Point all of the Dedicated Production produced from Wells upstream of such Receipt Point. Shipper shall have the right to Tender to Gatherer for Gathering Services under this Agreement, at then-existing Receipt Points, Gas and/or Liquid Condensate other than Dedicated Production; provided that, (a) any such Gas and/or Liquid Condensate shall not be entitled to Priority One Service or Priority Two Service but rather shall be provided Gathering Services on an Interruptible Basis only (though all such Gas and Liquid Condensate, once received into a Receipt Point, shall be treated as Dedicated Production for all other purposes of this Agreement other than curtailment), and (b) any such Liquid Condensate can only be Tendered to Receipt Points on the ACAA System and the Majorsville System.

Section 4.4 Gathering Services.

(a) Gatherer shall construct, own, operate and maintain all Individual Systems in a good and workmanlike manner in accordance with standards customary in the industry and in compliance in all material respects with applicable Laws.

(b) Subject to the provisions of this Agreement and rights of all applicable Governmental Authorities, Gatherer shall (i) provide Gathering Services for all Dedicated Gas and, to the extent applicable, Liquid Condensate constituting Dedicated Production that is Tendered to Gatherer at the applicable Receipt Point on an Individual System, (ii) re-deliver to Shipper or for the benefit of Shipper at the relevant Delivery Point on the same Individual System as nominated by Shipper, and confirmed, in accordance with the nomination procedures set forth in Exhibit A, (a) Gas with an equivalent Thermal Content, less the Thermal Content of Drip Condensate, and such Gas consumed as Gathering System Fuel and Gathering System L&U allocated to Shipper, and (b) to the extent applicable, Liquid Condensate and Drip Condensate, in each case, in accordance with this Agreement. Subject to the other provisions of this Agreement (including Sections 3.2(a)(i), 3.2(f) and 3.2(g)), Gatherer agrees to construct, install, own and operate, at its sole cost, risk and expense, the Individual Systems, including facilities required to connect to Receipt Points on the applicable Individual Systems at each Well Pad and Planned Well Pad as described in Section 3.2. Except through the Fees for applicable Gathering Services pursuant to Section 5.1 or as otherwise expressly provided in this Agreement, Shipper shall have no responsibility for the cost of the Individual Systems or any facilities constructed or to be constructed by Gatherer hereunder.

(c) Notwithstanding anything to the contrary herein, Gatherer shall have no obligation to construct or otherwise provide any facilities at the Fallowfield System or the Marshall System other than those in place on the Execution Date.

(d) As set forth on the Majorsville Map and the McQuay Map, certain pipelines will initially be used to move Gas on both the Majorsville System and the McQuay System, but will transition to serve only the Majorsville System or the McQuay System as set forth on such maps.

Section 4.5 Nominations, Scheduling, Balancing and Curtailment. Nominations, scheduling and balancing of Gas and Liquid Condensate available for, and interruptions and curtailment of, Gathering Services under this Agreement shall be performed in accordance with the applicable Operating Terms and Conditions set forth in Exhibit A, except as otherwise provided below in this Section 4.5 with respect to interruptions and/or curtailments of Gas from the North Nineveh Sub Area of the McQuay System.

From and after the Execution Date and until the date on which Gatherer completes construction of and places into commercial service a new compression station (including related suction piping) located on the McQuay System in the North Nineveh Sub Area (the “North Nineveh Station Start Date”), which is estimated to occur approximately June 1, 2019, Shipper shall use commercially reasonable efforts to enter into and maintain arrangements for the nominating and Tender of, and shall, to the extent it is so able, nominate and Tender, all Dedicated Gas from the NV 55, NV 56 and NV 57 Well Pads in the McQuay Area at the Receipt Points for such Well Pads for delivery to the National Fuel Gas Delivery Point. In the event that, at any time prior to the North Nineveh Station Start Date, Shipper is unable to obtain capacity at the National Fuel Gas Delivery Point for the delivery of Dedicated Gas as contemplated by this Section 4.5, Gatherer shall not be liable for (or be responsible for penalties (including any Fee reductions) resulting from) any failure by Gatherer to maintain the pressures required to be maintained pursuant to Section 6.4 at any Receipt Points in the North Nineveh Sub Area resulting from such failure by Shipper to obtain such capacity and Tender Dedicated Gas for delivery to the National Fuel Gas Delivery Point as contemplated by this Section 4.5. Prior to the North Nineveh Station Start Date, if, for any reason, at any time, National Fuel Gas does not or will not receive at the National Fuel Gas Delivery Point all Dedicated Gas from the Well Pads connected to Receipt Points in the North Nineveh Sub Area of the McQuay System, Gatherer shall have the right to interrupt and/or curtail receipts of Dedicated Gas from such Well Pads to the extent necessary to remedy and/or avoid any operational problems, including pressure problems, caused and/or that will be caused thereby on any portion of the McQuay System; provided that Gatherer shall use commercially reasonable efforts to minimize the extent and duration of any such interruption and/or curtailment. Notwithstanding anything to the contrary herein, in the event of any such interruption and/or curtailment, Shipper will only have the right to a temporary release of the interrupted and/or curtailed Gas under Section 2.5(b), and, in no event will such interruption and/or curtailment constitute grounds for any permanent release from this Agreement or for any credits, Fee reductions or other liquidated damages under this Agreement.

Section 4.6 Suspension/Shutdown of Service.

(a) Without prejudice to Shipper’s rights under Sections 3.2(e)(i), 3.2(c)(ii), 6.4(e), 6.4(f) and 6.4(g), during any period when all or any portion of any of the Individual Systems are shut down because of necessary alterations, maintenance or repairs or Force Majeure or because such shutdown is necessary to avoid injury, or harm to Persons or property, to the environment or to the integrity of any of the Individual Systems, receipts of Dedicated Gas and/or Dedicated Liquid Condensate may be curtailed as set forth in Section 1.7 of Exhibit A; provided that Gatherer shall use commercially reasonable efforts to minimize the extent and duration of any such curtailments.

(b) It is specifically understood by Shipper that operations and activities on facilities upstream or downstream of the Individual Systems may impact operations on the Individual Systems, and the Parties agree that Gatherer shall have no liability therefor.

Section 4.7 Gas and Condensate Marketing and Transportation. As between the Parties, Shipper shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points on the Individual Systems, for the receipt, further transportation, processing and marketing of all Gas, Drip Condensate separated from Gas and Liquid Condensate delivered or to be delivered to or for the account of Shipper at such Delivery Points. In the event of (i) the failure of Shipper to make all such arrangements or (ii) the failure of the Persons receiving or to receive, all such Gas, Drip Condensate separated from Gas and Liquid Condensate at such Delivery Points, Gatherer shall be excused from all of its obligations and liabilities hereunder arising out of or resulting from such failures, and such events shall be deemed to be events of Force Majeure of Gatherer.

Section 4.8 No Prior Flow of Gas in Interstate Commerce. Shipper covenants that at the time of Tender, none of the Gas or Condensate delivered at any Receipt Point hereunder has flowed in interstate commerce.

Section 4.9 Right of First Offer.

(a) Promptly after determining that Shipper or any of its Affiliates expects to undertake or participate in any development, drilling and production activities on the ROFO Properties (unless such ROFO Properties are covered by a Conflicting Dedication), Shipper must deliver a notice of such planned development, drilling and production activities, including the information required to be provided in a Development Report set forth in Section 3.1(b)(i) through Section 3.1(b)(v) (each, a “ROFO Notice”).

(b) Gatherer shall have 45 Days following receipt of a ROFO Notice to make an offer to Shipper to provide Gathering Services with respect to some or all of the ROFO Properties covered in such ROFO Notice (the “Subject ROFO Properties”). If Gatherer elects to make an offer, Gatherer shall, on or before 45 Days following Gatherer’s receipt of a ROFO Notice, deliver to Shipper a notice (the “ROFO Offer”) setting forth: (i) the proposed Fees for the

Gathering Services to be provided; (ii) the existing operations, under construction or planned facilities needed to provide Gathering Services to the Subject ROFO Properties and; (iii) the schedule for completing the construction and installation of such planned facilities and all planned Receipt Points and Delivery Point facilities, in each case, for the Planned Well Pads and Planned Wells included in the ROFO Offer. In the event Gatherer has questions or desires additional reasonable information in connection with the preparation of such ROFO Offer, Shipper agrees to promptly provide such information to the extent it or its Affiliates has such information and, if requested by Gatherer, to promptly make representatives of Shipper and/or its Affiliates who are knowledgeable with the ROFO Notice and any underlying assumptions and information reasonably available during normal business hours to meet with Gatherer so that Gatherer is in the position of submitting a better informed ROFO Offer within the foregoing 45-Day period; provided, however, if Shipper fails to promptly provide such reasonable information and/or make such representatives reasonably available to Gatherer after Gatherer’s request, such 45-Day period will be extended by one Day for each Day of delay by Shipper in promptly providing such reasonable information and/or making such representatives reasonably available.

(c) Within 30 Days following receipt of Gatherer’s ROFO Offer, Shipper shall notify Gatherer whether or not it accepts Gatherer’s ROFO Offer; provided that the failure of Shipper to timely notify Gatherer of its acceptance of Gatherer’s ROFO Offer shall be deemed a rejection by Shipper of such ROFO Offer. For the avoidance of doubt, Shipper shall be under no obligation to accept any ROFO Offer from Gatherer.

(d) If Shipper accepts a ROFO Offer (such ROFO Properties described in an accepted ROFO Offer, the “Dedicated ROFO Properties”), then (i) Shipper will be deemed to have (A) dedicated such Dedicated ROFO Properties under this Agreement, (B) dedicated and committed to deliver to Gatherer under this Agreement, as and when produced all of the Gas and/or Liquid Condensate, as applicable, owned by Shipper and/or its Affiliates thereafter produced during the Term from such Dedicated ROFO Properties and (C) committed to deliver to Gatherer under this Agreement, as and when produced, all Third Party Gas and/or Liquid Condensate, as applicable, under the Control of Shipper and/or its Affiliates that is thereafter produced during the Term from the lands covered by such Dedicated ROFO Properties and (ii) the Parties will amend this Agreement to incorporate the terms set forth in the accepted ROFO Offer.

(e) If Shipper does not accept or is deemed to have not accepted a ROFO Offer, then Shipper shall have no further obligations hereunder with respect to the Subject ROFO Properties.

ARTICLE 5

FEES

Section 5.1 Fees.

(a) Shipper shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Gas Services provided by Gatherer with respect to Dedicated Gas received by Gatherer from Shipper or for Shipper’s account during such Month at the Receipt Points on an Individual System, an amount equal to the product of (i) the aggregate quantity of such Dedicated Gas (other than Gas used for Gathering System Fuel and Fuel Gas to the extent such Fuel Gas is used on the same Well Pad on which it was produced), stated in MMBtus, in each case, received by Gatherer from Shipper or for Shipper’s account at the applicable Receipt Points on such Individual System during such Month multiplied by (ii) the fee(s) (in cents per MMBtu) for Gas set forth on the Individual System Exhibits of such Individual System (the “Gas Gathering Fee”).

(b) Shipper shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Condensate Services provided by Gatherer on those Individual Systems on which it provides Condensate Services with respect to Dedicated Liquid Condensate Tendered by Shipper hereunder and allocated to Shipper (based on the volumes of Liquid Condensate delivered to Shipper at each relevant Delivery Point) in accordance with this Agreement during such Month, an amount equal to the product of (i) the aggregate quantity of Liquid Condensate, stated in Barrels, allocated to Shipper in accordance with this Agreement on such Individual System during such Month multiplied by (ii) the fee(s) (in dollars per Barrel) for Liquid Condensate set forth on the Individual System Exhibits for such Individual System (the “Condensate Gathering Fees”). For the avoidance of doubt, the ACAA System and the Majorsville System are the only Individual Systems which shall gather Dedicated Liquid Condensate.

(c) In addition to the fees under Section 5.1(a) and Section 5.1(b), and subject to the adjustments in Section 5.2, to the extent applicable, Shipper shall pay Gatherer each Month in accordance with the terms of this Agreement for the following Compression Services an amount equal to the aggregate quantity of such Dedicated Gas (other than Gas used for Gathering System Fuel and Fuel Gas to the extent such Fuel Gas is used on the same Well Pad on which it was produced), stated in MMBtus, in each case, received by Gatherer from Shipper or for Shipper’s account at each applicable Receipt Point during such Month multiplied by one of the following, if applicable:

(i) For each Receipt Point on an Individual System that Gatherer is obligated to provide Tier 1 Pressure Service, but excluding those Execution Date Wells identified on Exhibit B-2 with the designation of “Yes” under the column “Wells that will benefit from Tier 1 Pressure Service for No Fee”, the Tier 1 Compression Fee;

(ii) For each Receipt Point on an Individual System that Gatherer is obligated to provide Tier 2 Pressure Service but excluding those Execution Date Wells identified on Exhibit B-2 with the designation of “Yes” under the column “Wells that will benefit from Tier 2 Pressure Service for No Fee”, the Tier 2 Compression Fee;

(iii) For the Receipt Point for the Gaut 4IHSU Unit on the Mamont System, the Fee specified in Exhibit B-8(b); and

(iv) For the Receipt Points for the NV57 Well Pad and GH9 Well Pad on the McQuay System, the Fee specified in Exhibit B-11(b).

(d) For the avoidance of doubt, the Parties acknowledge that there is no separate fee chargeable by Gatherer hereunder for Gathering Services with respect to Drip Condensate, the fees chargeable by Gatherer hereunder for Gas are sufficient to compensate Gatherer for Gathering Services with respect to Drip Condensate and, without prejudice to Section 1.8(b) of Exhibit A, no fee is chargeable in connection with the provision of Fuel Gas to the extent such Fuel Gas is used on the same Well Pad on which it was produced.

Section 5.2 Fee Adjustments.

(a) Commencing with (i) January 1, 2018, for the Fees applicable to the Execution Date Wells, and (ii) January 1, 2019, for the Fees applicable to all other Wells and for the Adjusted Amount, and thereafter as of January 1 of each remaining Year through and including calendar year 2034, such Fees and Adjusted Amount will be increased by an amount equal to the sum of the then applicable fee or amount (as applicable) as of the preceding Month plus the product of the Annual Escalation Factor multiplied by such fee or amount. Commencing on January 1, 2035, and as of each January 1 thereafter during the Term, each Fee and Adjusted Amount shall be adjusted to be an amount equal to the sum of the Fee or Adjusted Amount in effect immediately prior to January 1, 2035, and the product of such Fee or Adjusted Amount and the percentage change in CPI-U between January 1, 2034 and January 1, 2035. Such Fees and Adjusted Amount shall be adjusted thereafter on each successive January 1 by adjusting the previous Year’s Fees and Adjusted Amount by the percentage change in CPI-U over the preceding Year. Notwithstanding the foregoing, in no event will any CPI-U adjustment (up or down) exceed 3% of the Fees or the Adjusted Amount in effect immediately prior to such adjustment.

(b) If there has been a Downtime Event, and such Downtime Event caused (i) the Downtime Percentage for the Gathering System during any calendar quarter to be greater than 4% during such calendar quarter; (ii) the Downtime Percentage for any Individual System during any calendar quarter to be greater than 10% during such calendar quarter or (iii) the Downtime Percentage for any Individual System during any two consecutive calendar quarters to be greater than 6% during such two consecutive calendar quarters, then in any such case, the Gas Gathering Fee for Dedicated Gas and the Condensate Gathering Fee for Dedicated Liquid Condensate shall be reduced as set forth in Exhibit H. For the avoidance of doubt, only the highest penalty set forth on Exhibit H shall be applicable to a Downtime Event.

(c) This Section 5.2(c) applies only to Dedicated Gas produced from Wells connected to Receipt Points with respect to which Gatherer is providing (or is obligated to provide) Existing Pressure Service, Tier 1 Pressure Service or Tier 2 Pressure Service pursuant to the provisions of this Agreement (all such Dedicated Gas herein the “Compression Obligation Gas”). After the first Day upon which Gatherer is obligated to provide such Compression Services for Compression Obligation Gas received at the applicable Receipt Point receiving such Compression Obligation Gas (the “Compression Obligation Receipt Point”), if during any Day, the Average Pressure exceeds the Existing Required Pressure at a Compression Obligation Receipt Point for which Gatherer is providing Existing Pressure Service, six hundred (600) Psig at a Compression Obligation Receipt Point for which Gatherer is providing Tier 1 Pressure Service or three hundred (300) Psig at a Compression Obligation Receipt Point for which Gatherer is providing Tier 2 Pressure Service (the “Target Pressure”), then (i) the applicable Gas Gathering Fee for Compression Obligation Gas received at such Compression Obligation Receipt Point shall be reduced for such Day based on the calculation of the Pressure Overage Percentage, as set forth in Exhibit I, and (ii) the applicable Compression Fee for Compression Obligation Gas received at such Compression Obligation Receipt Point shall be $0. The Gas

Gathering Fee and Compression Fee reduction under this Section 5.2(c) constitutes the sole and exclusive remedy available to Shipper with respect to any failure by Gatherer to (i) cause the Average Pressure at any Compression Obligation Receipt Point to not exceed the Target Pressure for such Receipt Point, except as otherwise provided in Sections 2.5(a)(v) and 2.5(a)(vi), or (ii) commence the applicable Tier 1 Pressure Service or Tier 2 Pressure Service by the applicable Target Compression Date, except as otherwise provided in Section 2.5(a)(iv).

(d) This Section 5.2(d) applies to all Dedicated Gas that is not Compression Obligation Gas (“Free Flow Gas”). After the commencement of Gathering Services to Free Flow Gas at any Receipt Point, until such time as such Free Flow Gas at such Receipt Point (a “Free Flow Receipt Point”) becomes Compression Obligation Gas hereunder, if during any Day, the Average Pressure at such Free Flow Receipt Point exceeds the sum of (i) the Average Pressure at the Delivery Point to which the majority of the Free Flow Gas is delivered during such Day and (ii) the CONE Freeflow Pressure Delta specified on Exhibit Q for the relevant Free Flow Receipt Point Area (and the Parties agree to use good faith efforts to mutually agree the areas covered by each Free Flow Receipt Point Area) (the “Free Flow Target Pressure”), then the applicable Gas Gathering Fee for Free Flow Gas at such Free Flow Receipt Point shall be reduced for such Day based on the calculation of the Pressure Overage Percentage, as set forth in Exhibit I. The Gas Gathering Fee reduction under this Section 5.2(d) constitutes the sole and exclusive remedy available to Shipper with respect to any failure by Gatherer to cause the Average Pressure at any Free Flow Receipt Point to not exceed the Free Flow Target Pressure for such Free Flow Receipt Point, except as otherwise provided herein.

(e) In calculating any Pressure Overage Percentage as required pursuant to Section 5.2(c) or Section 5.2(d), any period of time when the Target Pressure at the Compression Obligation Receipt Point is not maintained due to (i) an event of Force Majeure, or (ii) delivery by Shipper of Gas and/or Liquid Condensate, at that or any other Receipt Point on the relevant Individual System, which does not meet the applicable quality specifications set forth in Section 1.1 of the Operating Terms and Conditions, shall, in each case, be excluded from such calculation.

(f) The Parties acknowledge that (i) Shipper owns that certain facility in Rogersville, Pennsylvania (the “Greenhill Facility”) that is located near Gatherer’s facility in Rogersville, Pennsylvania (the “McQuay Facility”), (ii) production being gathered by Gatherer may flow through the Greenhill Facility, and (iii) certain of Shipper’s production that is not Dedicated Production may flow through the McQuay Facility (such production that is capable of flowing through the McQuay Facility, the “Other Production”). For the avoidance of doubt, Other Production is not Dedicated Production and shall not be entitled to Priority One Service. Within 30 Days following the end of each Month, Shipper shall provide to Gatherer a statement setting forth (A) the quantities, stated in MMBtu, of Other Production produced during such Month (the “Monthly Other Production”) and (B) the quantities, stated in MMBtu, of production that were delivered at the tailgate of the Greenhill Facility during such Month (the “Greenhill Delivered Production”). If the Greenhill Delivered Production exceeds the Monthly Other Production, then Gatherer shall pay Shipper an amount equal to the product of (1) the difference between the Greenhill Delivered Production and the Monthly Other Production, stated in MMBtu, multiplied by (2) the applicable Fee. If the Monthly Other Production exceeds the Greenhill Delivered Production, then Shipper shall pay Gatherer an amount equal to the product of (x) such quantities, stated in MMBtu, of the difference between the Monthly Other Production and the Greenhill Delivered Production multiplied by (y) the applicable Fee.

Section 5.3 Excess Gathering System L&U. If, during any Month, Gathering System L&U allocated to Shipper in accordance with Section 1.8 of Exhibit A of this Agreement exceeds 1.5% of the total quantities of Shipper’s Controlled Gas to the Gathering System in such Month by Shipper, then Gatherer will conduct a field-wide meter balance (or recalibration, gas sampling, leak surveys, field-wide meter balance, as appropriate). Gatherer shall provide Shipper with prior notice of, and reasonable access to observe, any such field-wide meter balance. Commencing with the fourth consecutive Month during the Term, and continuing for each consecutive Month thereafter, if the Gathering System L&U allocated to Shipper in accordance with this Agreement exceeds 2.5% of the total quantities of Shipper’s Controlled Gas delivered to the Gathering System in such Month by Shipper and such discrepancy cannot be corrected by a field-wide meter balance, then Gatherer shall pay Shipper in respect of such excess an amount equal to (a) the volume of such excess multiplied by (b) the price for Shipper’s Controlled Gas in the prior Month.

Section 5.4 Gathering System Fuel Usage.

(a) Gatherer shall measure the Gas used for Gathering System Fuel on each Individual System. Gatherer shall allocate to Shipper its share of such Gathering System Fuel on each Individual System in accordance with Section 1.8 of Exhibit A.

(b) If an Individual System uses electricity in any of its operations during a Month, Shipper shall reimburse Gatherer for its share of the cost of such electricity in accordance with Section 1.8 of Exhibit A.

ARTICLE 6

QUALITY, NO WAIVER AND PRESSURE

Section 6.1 Quality Specifications. The weighted average quality of all Gas and Liquid Condensate delivered by Shipper to Gatherer cumulatively at all Receipt Points of an Individual System shall meet the applicable quality specifications set forth in Section 1.1 of the Operating Terms and Conditions; provided, however, Shipper shall not deliver, to any Receipt Point, Liquid Condensate having a density that is not within the applicable range specified on Exhibit L. Shipper shall indemnify and hold Gatherer harmless from and against all Claims arising out of or relating to any failure of Shipper to comply with its obligations under the immediately preceding sentence. Provided that the weighted average quality of Shipper’s Gas and Liquid Condensate delivered cumulatively at all Receipt Points of an Individual System complies with such quality specifications, or complies with such quality specifications when blended with other Gas and Liquid Condensate in such Individual System as provided in Section 6.2, and Shipper otherwise complies with the first sentence of this Section 6.1, all Gas and Condensate re-delivered at the Delivery Points for such Individual System by Gatherer to Shipper shall meet the quality specifications applicable at such relevant Delivery Points. Subject to Shipper’s compliance with its obligations under the first sentence of this Section 6.1, Gatherer shall indemnify and hold Shipper harmless from and against all Claims arising out of or relating to any failure of the Gas or Liquid Condensate delivered to or for the account of Shipper at the

Delivery Points of the applicable Individual System, to conform to the quality specifications applicable to such Delivery Points. The Parties recognize and agree that all Gas and Liquid Condensate gathered by Gatherer hereunder through an Individual System will be commingled with other Gas and Liquid Condensate shipments (including in connection with Shipper’s exercise of its blending rights hereunder) and, subject to Gatherer’s obligation under this Section (as qualified by the first sentence of this Section 6.1) to re-deliver to Shipper, at the Delivery Points of such Individual System, Gas and Condensate that satisfies the applicable quality specifications of such Delivery Points, (a) such Gas and Liquid Condensate shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, and (b) Gatherer shall have no other obligation to Shipper associated with changes in quality of Gas and Liquid Condensate as the result of such commingling.

Section 6.2 Failure to Meet Specifications. If the weighted average quality of all Gas and Liquid Condensate Tendered by Shipper cumulatively at all Receipt Points on an Individual System fails at any time to conform to the applicable specifications, then Gatherer will have the right to immediately discontinue receipt of non-conforming Gas and Liquid Condensate at the applicable Receipt Points in an amount sufficient to cause the weighted average quality of all Gas and Liquid Condensate Tendered by Shipper cumulatively at all Receipt Points to meet the applicable specifications. Gatherer shall (a) use commercially reasonable efforts to blend and commingle such non-conforming Gas and Liquid Condensate with other Gas and Liquid Condensate in such Individual System so that it meets the applicable quality specifications and (b) if such Gas and Liquid Condensate cannot be brought into compliance with such blending, continue to accept and re-deliver such Gas and Liquid Condensate to the Delivery Points that will accept such non-conforming Gas and Liquid Condensate as long as (i) no harm is done to the applicable Individual System and/or any Downstream Pipeline, or any portion thereof, (ii) no harm is done to other shippers or their Gas and Liquid Condensate, and (iii) other shippers are not prevented from nominating all of their Gas and Liquid Condensate to their preferred Delivery Point. Notwithstanding the foregoing, Shipper will undertake commercially reasonable efforts to eliminate the cause of such non-conformance as soon as reasonably practicable. However, notwithstanding anything to the contrary herein, in the event that (A)(1) Gas and/or Liquid Condensate delivered by Shipper to Gatherer at any Receipt Point on an Individual System does not meet the applicable quality specifications, and (2) Gatherer is unable to blend such Gas and/or Liquid Condensate with other Gas and/or Liquid Condensate in such Individual System in accordance with this Section 6.2 so that it meets the applicable quality specifications, or (B) Liquid Condensate delivered by Shipper to Gatherer at any Receipt Point on an Individual System has a density that is not within the applicable range specified on Exhibit L, then Gatherer shall have the right to refuse receipt of such non-conforming Gas and/or Liquid Condensate.

Section 6.3 No Waiver. Gatherer’s acceptance of Gas that does not conform to quality specifications set forth herein shall not constitute a waiver of (i) Shipper’s indemnity obligations under Section 6.1 above, (ii) Shipper’s obligation to conform Gas to such specifications in the future, or (iii) a waiver of Gatherer’s right to refuse receipt of such nonconforming Gas at any time in accordance with Section 6.2 above.

Section 6.4 Pressure.

(a) Except for Execution Date Compression Receipt Points and Receipt Points on the McQuay System and on the Wadestown System for which Gatherer is obligated hereunder to provide Compression Services, Gatherer shall receive Gas at each Receipt Point on each Individual System at Free Flow Pressure.

(b) Gatherer agrees that it shall continue to provide Existing Pressure Service for the Execution Date Compression Receipt Points until such time that, with respect to any particular Execution Date Compression Receipt Point, Gatherer begins providing Tier 1 Pressure Service or Tier 2 Pressure Service, as applicable, at such Execution Date Compression Receipt Point under other provisions of this Section 6.4; provided, however, that the Fee Adjustment provisions of Section 5.2(c) shall not apply to an Execution Date Compression Receipt Point on an Individual System if:

(i) Shipper does not drill and complete the Planned Wells identified on the Exhibit M, with respect to such Individual System, in the sequence described on Exhibit M;

(ii) one or more Execution Date Wells connected to such Individual System are reworked after the Execution Date or any Well, other than the Execution Date Wells, delivers Gas to such Execution Date Compression Receipt Point, and the additional Gas delivered from such Wells adversely affects Gatherer’s ability to comply with its compression and/or pressure obligations under this Agreement for such Individual System;

(iii) Shipper’s production is in excess of the production forecast set forth in the applicable Tie-In Request, Supplemental Notice or Development Report on which the Gathering System or Individual System, as applicable, was based; or

(iv) any Downstream Pipeline increases its normal operating pressure from that in effect on the Execution Date, and such increase adversely affects Gatherer’s ability to comply with its compression and/or pressure obligations under this Agreement for such Individual System.

Notwithstanding anything to the contrary herein, Gatherer shall nonetheless use reasonable efforts to continue to provide Existing Pressure Service at such Execution Date Compression Receipt Point. Further, notwithstanding anything to the contrary herein, Shipper shall not be entitled to any temporary or permanent release, or any Gas Gathering Fee reduction under Section 5.2(c), with respect to an Execution Date Compression Receipt Point to the extent Gatherer fails to take Dedicated Production at such Execution Date Compression Receipt Point due to circumstances described under subsections (i) through (iv) above.

(c) Shipper shall Tender, or cause to be Tendered, Dedicated Production to each Receipt Point at sufficient pressure to enter the applicable Individual System; provided, however, that Shipper shall not be obligated to Tender, or cause to be Tendered, Dedicated Production at:

(i) any Free Flow Receipt Point at a pressure in excess of the Free Flow Target Pressure for such Free Flow Receipt Point;

(ii) any Execution Date Compression Receipt Point at a pressure in excess of the Existing Required Pressure for such Execution Date Compression Receipt Point, unless Gatherer is excused from providing Existing Pressure Service for such Execution Date Compression Receipt Point under Section 6.4(b);

(iii) any Receipt Point at which Gatherer is obligated under Section 6.4(f) to provide Tier 1 Pressure Service, from and after the Target Compression Date for such Tier 1 Pressure Service, at a pressure in excess of 600 Psig;

(iv) any Receipt Point at which Gatherer is obligated under Section 6.4(f) to provide Tier 2 Pressure Service, from and after the Target Compression Date for such Tier 2 Pressure Service, at a pressure in excess of 300 Psig; or

(v) any Non-Compression Request Receipt Point at which Gatherer, under Section 6.4(g), is providing Tier 1 Pressure Service or Tier 2 Pressure Service with respect to such Non-Compression Request Receipt Point, at a pressure in excess of 600 Psig (where Gatherer is providing, pursuant to Section 6.4(g), Tier 1 Pressure Service with respect to such Non-Compression Request Receipt Point) or 300 Psig (where Gatherer is providing, pursuant to Section 6.4(g), Tier 2 Pressure Service with respect to such Non-Compression Request Receipt Point).

(d) Shipper shall not Tender, or cause to be Tendered, Dedicated Production at any Receipt Point in excess of the MAOP of the segment of the Individual System into which such Dedicated Production is delivered. The MAOP for the Receipt Point for each Execution Date Well is identified on Exhibit B-2, the MAOP for the Receipt Point for each Planned Well which is the subject of a Deemed Tie-In Request is identified on Exhibit M, and, for any other Existing Well or Planned Well that is the subject of a Tie-In Obligation, Gatherer shall give Shipper notice of the MAOP for the Receipt Point for such Well prior to the On-Line Date for such Well. Gatherer shall provide Shipper not less than 60 Days’ prior written notice of any change to any such MAOP. Shipper shall have the obligation to ensure that Gas and Dedicated Liquid Condensate is prevented from entering such segment of such Individual System at pressures in excess of such MAOP, and Gatherer shall have the right to restrict or relieve the flow of Gas and Dedicated Liquid Condensate into such Individual System to protect such Individual System from over pressuring.

(e) For the Receipt Points on the McQuay System and the Wadestown System identified on Exhibit B-2 or Exhibit M as requiring Tier 1 Pressure Service or Tier 2 Pressure Service, Gatherer shall commence Tier 1 Pressure Service or Tier 2 Pressure Service, as applicable, by the Target Compression Date for such Compression Services as provided in such Exhibit. Notwithstanding anything to the contrary herein, in the event Shipper desires to accelerate the Target Compression Date for any such Receipt Point, the process identified in Section 3.2(d) shall apply mutatis mutandis to such request, except that, for the limited purpose of this subsection (c), “Connection Costs,” as used in Section 3.2(d), will mean all Capital Expenses incurred by Gatherer in connection with constructing and installing facilities and equipment (including purchasing compressor units, constructing a compression station (including a discharge line for delivery of Gas to a Delivery Point), if necessary, and acquiring easements, surface sites and other real property interests or rights, and acquiring all necessary associated permits and authorizations from Governmental Authorities) as well as any expansions (including looping of lines) or modifications to the applicable Individual System in order to provide the applicable Compression Services to the relevant Receipt Point (all such Capital Expenses herein, the “Compression Costs”), and there shall be no reference to any Third Party Adverse Pressure Issues or Shipper Adverse Pressure Issues.

(f) With respect to the McQuay System or Wadestown System, for any (I) Receipt Point not identified on Exhibit B-2 or Exhibit M as requiring Tier 1 Pressure Service or Tier 2 Pressure Service, including Receipt Points for Wells connected (or to be connected) pursuant to a Tie-In Request under Section 3.2(a)(iv), but located upstream of a compressor station on the McQuay System or Wadestown System, as applicable, and (II) Receipt Point for a Planned Well not identified on Exhibit M as requiring Tier 1 Pressure Service or Tier 2 Pressure Service, but that will be located on a Well Pad that is identified on Exhibit M as requiring Tier 1 Pressure Service or Tier 2 Pressure Service (each such Receipt Point described in (I) or (II) with respect to which Shipper has not submitted a Compression Request, a “Non-Compression Request Receipt Point”), Shipper shall, if Shipper desires for Gatherer to provide Compression Services at such Receipt Point, provide Gatherer a written request (the “Compression Request”) to provide Compression Services at the applicable Receipt Point, which request will identify whether Shipper desires Tier 1 Pressure Service or Tier 2 Pressure Service at such Receipt Point, and the Target Compression Date for such Compression Services, and Gatherer shall provide such Compression Services. Notwithstanding anything to the contrary herein:

(i) in the case of a Receipt Point identified in clause (I) of subsection (f) above, Gatherer shall not be obligated to provide Tier 1 Pressure Service at such Receipt Point prior to (and the Target Compression Date for such Tier 1 Pressure Service will not be any earlier than) the Day after expiration of the Scheduled Tier 1 Period for such Individual System, and Gatherer shall not be obligated to provide Tier 2 Pressure Service at such Receipt Point prior to (and the Target Compression Date for such Tier 2 Pressure Service will not be any earlier than) the Day after expiration of the Scheduled Tier 2 Period for such Individual System;

(ii) in the case of a Planned Well identified in clause (II) of subsection (f) above, with respect to each such Receipt Point on the McQuay System or the Wadestown System for a Planned Well that is not identified on Exhibit M but will be located on a Planned Well Pad that is identified on Exhibit M, Gatherer shall not be obligated to provide Tier 1 Pressure Service at such Receipt Point prior to (and the Target Compression Date for such Tier 1 Pressure Service will not be any earlier than) the Day after the Scheduled Tier 1 Start Date for such Planned Well Pad, and Gatherer shall not be obligated to provide Tier 2 Pressure Service at such Receipt Point prior to (and the Target Compression Date for such Tier 2 Pressure Service will not be any earlier than) the Day after the Scheduled Tier 2 Start Date for such Planned Well Pad; and

(iii) Gatherer shall not be obligated to provide Tier 2 Pressure Service at such Receipt Point prior to (and the Target Compression Date for such Tier 2 Pressure Service will not be any earlier than) one year after the Compression Date for provision of Tier 1 Pressure Service at such Receipt Point.

(g) For the Receipt Points for (1) any Planned Well on any Individual System other than the ACAA System, the Crawford System, the Fallowfield System, the McQuay System and the Wadestown System or (2) any Receipt Point for Existing Wells (including Execution Date Wells) on any Individual System other than the ACAA System, the Crawford System, the Fallowfield System and the Marchand System, Shipper may provide Gatherer a Compression Request to provide Compression Services at any such Receipt Point, which request will identify whether Shipper desires Tier 1 Pressure Service and/or Tier 2 Pressure Service at such Receipt Point and the Target Compression Date for such Compression Services at such Receipt Point, in which case the following shall apply:

(i) The Parties shall negotiate in good faith in an effort to agree a Compression Fee for the requested Compression Services for such Receipt Point that would allow Gatherer to achieve an internal rate of return of 15% on the Compression Costs estimated to be required in connection with the provision of such Compression Services by the 10th anniversary of the expenditure of such Compression Costs. If the Parties are able to agree on such Compression Fee, Gatherer shall proceed with the activities required to accommodate such Compression Request. If the Parties are unable to agree upon such Compression Fee within 30 Days after the delivery of the applicable Compression Request by Shipper to Gatherer, either Party may refer such dispute to Section 6.4(g)(ii) for final resolution.

(ii) Any dispute referred to this Section 6.4(g)(ii) shall be exclusively and finally resolved pursuant to the procedure set forth herein. There shall be a single disinterested arbitrator, who meets the criteria of an Expert, as selected by mutual agreement of the Parties within 15 Days after the referral of such dispute to this Section 6.4(g)(ii). In the event the Parties are unable to mutually agree upon the Expert within such time period, then each Party will nominate an individual who meets the criteria of an Expert within 10 Days after such time period, and such individuals so nominated by the Parties shall together determine the Expert within 15 Days after such 10-Day period. In the event only one Party nominates such an individual within such 10-Day period, that individual will be deemed appointed as the Expert. Within 15 Business Days after the appointment of the Expert, each Party shall submit to the Expert a written proposal, that is not more than 15 pages, for the proposed Compression Fee, explaining such Party’s position, and the Expert shall select which Party’s proposal, as a whole, is the most accurate. The Expert’s determination shall be made within 15 Business Days after the foregoing 15-Business Day period and shall be final and binding upon both Parties, without right of appeal. The Expert shall act as an expert for the limited purpose of determining the specific dispute hereunder in accordance with the above, and may not determine any Compression Fee except one of the two proposals so submitted by the Parties and by selecting one Party’s proposal for the Compression Fee, and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Expert.

(iii) Within 30 Days after a decision of the Expert pursuant to Section 6.4(g)(ii), Shipper shall notify Gatherer in writing of one of the following elections:

(A) Shipper withdraws the relevant Compression Request; or

(B) Shipper desires that Gatherer proceed with the activities described in the Compression Request, and Shipper agrees to pay Gatherer the Compression Fee, in which case Gatherer shall proceed with the activities required to accommodate such Compression Request.

Failure of Shipper to so notify Gatherer in writing within 30 Days after a decision of the Expert pursuant to Section 6.4(g)(ii) shall be deemed to be an election by Shipper under subsection (A) with respect to such Compression Request.

(h) Commencing with the Execution Date, for the provision of Existing Pressure Service at an Execution Date Compression Receipt Point, and commencing with the Compression Date, for the provision of Tier 1 Pressure Service or Tier 2 Pressure Service, as applicable, at a Receipt Point, Gatherer shall, subject to the other provisions of this Agreement, provide such Compression Services at such Receipt Point.

(i) Notwithstanding any language to the contrary in this Agreement, at no time shall Gatherer be required to provide more than two types of Pressure Service at any Well Pad or on any Individual System; provided that, for the avoidance of doubt, Gatherer shall, at all times, be capable of providing no less than two types of Pressure Service at each Receipt Point as required or requested in accordance with this Agreement. In the event that Shipper has requested and Gatherer is providing both Tier 1 Pressure Service and Tier 2 Pressure Service at any Well Pad and there are Non-Compression Request Receipt Points on such Well Pad, such Non-Compression Request Receipt Points shall, from and after such time as Tier 2 Pressure Service commences at such Well Pad, automatically receive Tier 1 Pressure Service despite Shipper’s having not made a Compression Request for Tier 1 Pressure Service with respect to such Receipt Point and Shipper shall be obligated to pay the applicable Compression Fee on all Dedicated Production delivered hereunder at such Non-Compression Request Receipt Point. For the avoidance of doubt, the foregoing shall not preclude Shipper from subsequently requesting that Gatherer provide Tier 2 Pressure Service with respect to such Non-Compression Request Receipt Point.

(j) In the event Gatherer has not commenced Tier 1 Pressure Service or Tier 2 Pressure Service, as applicable, for a specific Compression Obligation Receipt Point (excluding the Execution Date Compression Receipt Points) by the nine month anniversary of the Target Compression Date for such Receipt Point, Shipper may send Gatherer written notice of such situation, which notice shall specifically reference this Section 6.4(j) and identify the specific Compression Obligation Receipt Point and the pressure service (i.e., Tier 1 Pressure Service or Tier 2 Pressure Service) to which such notice applies. Gatherer shall have three Months following receipt of such written notice to commence the applicable Tier 1 Pressure Service or Tier 2 Pressure Service.

(k) Re-deliveries of Gas and Dedicated Liquid Condensate by Gatherer to or for the account of Shipper at the applicable Delivery Points of an Individual System shall be at such pressures as may exist from time to time in such Individual System at the applicable Delivery Point. Gatherer’s obligation to re-deliver Gas and Dedicated Liquid Condensate to a given

Delivery Point on an Individual System shall be subject to the operational and contractual limitations of the Processing Plant or Downstream Pipelines (as applicable) receiving such Gas or Dedicated Liquid Condensate (as applicable), including the Processing Plant’s or Downstream Pipeline’s capacity, Gas measurement capability, operating pressures and any operational balancing agreements as may be applicable.

ARTICLE 7

TERM

Section 7.1 Term. This Agreement shall remain in effect through December 31, 2037 (the “Initial Term”) and thereafter on a year to year basis until terminated by either Party effective upon the expiration of the Initial Term or the expiration of any year thereafter upon written notice no less than 180 Days prior to the expiration of the Initial Term or the expiration of any year thereafter (such period of time, the “Term”).

Section 7.2 Effect of Termination or Expiration of the Term. Upon the end of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, and (b) the provisions of Section 13.1 through Section 13.4 shall survive such termination and remain in full force and effect indefinitely.

ARTICLE 8

TITLE AND CUSTODY

Section 8.1 Title. A nomination of Gas by Shipper shall be deemed a warranty of title to such Gas (including any Drip Condensate attributable to such Gas) by Shipper, or a warranty of the good right in Shipper to deliver such Gas for gathering under this Agreement. Dedicated Liquid Condensate injected by Shipper at the applicable Receipt Point(s) of the applicable Individual Systems shall be deemed a warranty of title to such injected Dedicated Liquid Condensate by Shipper, or a warranty of the right in Shipper to deliver such injected Dedicated Liquid Condensate for gathering under this Agreement. By nominating Gas (including any Drip Condensate attributable to such Gas) and/or by injecting Dedicated Liquid Condensate at Receipt Point(s) of the applicable Individual Systems, Shipper also agrees to indemnify, defend and hold Gatherer harmless from any and all Claims resulting from any claims by a Third Party regarding title or rights to such Gas or Dedicated Liquid Condensate and Shipper’s right to deliver such Gas or Liquid Condensate under this Agreement, other than any claims arising out of Gatherer’s breach of its warranty made in the succeeding sentence of this Section 8.1. By receiving Gas from Shipper at the Receipt Points or receiving Dedicated Liquid Condensate injected by Shipper at Receipt Point(s), Gatherer (a) warrants to Shipper that Gatherer has the right to accept and re-deliver such Gas and/or Dedicated Liquid Condensate received from Shipper under this Agreement free and clear of any title disputes, liens or encumbrances arising by, through or under Gatherer but not otherwise, and (b) agrees to indemnify, defend and hold Shipper harmless from any and all Claims resulting from claims by any Third Party resulting from title disputes, liens or encumbrances arising by, through or under Gatherer but not otherwise.

Section 8.2 Custody. From and after Shipper’s delivery of Dedicated Gas to Gatherer at the Receipt Point(s) of an Individual System or injection of Dedicated Liquid Condensate at the Receipt Point(s) of an applicable Individual System, and, subject to Section 3.6, until Gatherer’s re-delivery of such Gas and/or such Liquid Condensate to or for Shipper’s account at the applicable Delivery Point(s) on such Individual System, as between the Parties, Gatherer shall have custody and control of such Gas and/or Liquid Condensate. In all other circumstances, as between the Parties, Shipper shall be deemed to have custody and control of such Gas and/or Liquid Condensate.

ARTICLE 9

BILLING AND PAYMENT

Section 9.1 Statements. As soon as practicable after the end of each Month but in no event later than 10 Business Days following the end of such Month (the “Statement Deadline”), Gatherer will render to Shipper an invoice for all amounts owed for Gathering Services and any other amounts as may be due under this Agreement during the preceding Month, net of the amounts payable by Gatherer in respect of (a) excess Gathering System L&U in accordance with Section 5.3, and (b) any other amounts as may be due by Gatherer to Shipper under this Agreement. Such invoice will include: (i) for Gas, the product of (A) the measured volumes of Gas (other than Drip Condensate) in MSCF multiplied by (B) the Gross Heating Value of such Gas and expressed in MMBtus, in each case, at each Receipt Point and at each Delivery Point, as applicable; and (ii) for Liquid Condensate and Drip Condensate (if applicable), the measured volumes stated in Barrels, in each case, delivered by Gatherer at each location on the Individual System at which such Liquid Condensate or Drip Condensate is stored and picked up by truck, including Shipper’s allocated share of such Condensate, allocated to Shipper in accordance with Section 1.8 of Exhibit A. Each invoice will be in detail sufficient for Shipper to identify the particular services rendered and the basis for the applicable charges. All information on such statements shall be provided on an Individual System basis. If actual measurements of volumes of Liquid Condensate are not available in time for Gatherer to render an invoice based on such actual measurements by the Statement Deadline, then, Gatherer may prepare and submit its invoice based on Gatherer’s good faith estimate of the volumes of Liquid Condensate received in such Month. If Gatherer submits an invoice based on estimated volumes of Liquid Condensate, Gatherer’s invoice for the subsequent Month shall include any necessary adjustments to correct for differences between such estimated volumes and actual volumes. Gatherer’s invoices shall include information reasonably sufficient to explain any permitted estimates and charges reflected therein, the reconciliation of any such permitted estimates made in a prior Month to any actual measurements, and any adjustments to prior period volumes and quantities.

Section 9.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 25th Day of each Month or the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Shipper under this Agreement shall be made by electronic funds transfer to the account designated by Gatherer. Any amounts not paid by the due date that are not disputed in accordance with Section 9.2(b) will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the undisputed delinquent amount is paid in full. In addition to Section 9.2(b), Shipper may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered under this Agreement or request an adjustment of any invoice for any arithmetic or computational error within 24 Months following the end of the Year of the date the invoice, or adjustment to an invoice, was rendered and previous payment of any such amounts shall not be deemed to be a waiver of the payor’s right to later dispute the invoice in accordance with this Section 9.2(a). Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment.

(b) If Shipper, in good faith, disputes the amount of any invoice of Gatherer, Shipper will pay Gatherer such amount, if any, that is not in dispute and shall provide Gatherer notice, no later than within 30 Days after the date that payment of such invoice would be due under Section 9.2(a), of the disputed amount accompanied by documentation to support the disputed amount. If the Parties are unable to resolve such dispute, such dispute shall be resolved in accordance with Article 10 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days of such resolution, along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

(c) If Shipper fails to pay, when due, any invoice rendered by Gatherer under Section 9.1 (other than amounts disputed in accordance with Section 9.2(b)) and such failure is not remedied within five Business Days after receipt of written notice of such failure to Shipper by Gatherer, Gatherer shall have the right to suspend performance under this Agreement until such amount, including interest at the Interest Rate, is paid.

Section 9.3 Audit. Each Party or any Third Party representative of a Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party (including, in the case of Gatherer, Third Party shipper records to the extent reasonably available to Gatherer and subject to the last sentence of this Section 9.3 relating to Liquid Condensate measurements and allocations on the Individual Systems to the extent relevant to such audit) to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement. The scope of such examination will be limited to the previous 24 Months following the end of the Year in which such notice of audit, statement, charge or computation was presented. No more than one audit shall take place during any Year. If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections. For the avoidance of doubt, such audit rights include the right to audit Gatherer’s records relating to the measurement and allocation of Liquid Condensate of Third Party shippers on any Individual System on which Liquid Condensate is gathered to the extent relevant to such audit and to the extent that Gatherer is permitted to do so pursuant to the applicable Third Party gas gathering agreement; provided that, if Gatherer is not permitted to do so under such agreement, Gatherer shall be obligated to use commercially reasonable efforts to obtain the right to disclose such information as required pursuant to such agreement (provided that Gatherer shall not be required to make any payments to any third party in the pursuit of the satisfaction of such obligation).

ARTICLE 10

DISPUTE RESOLUTION

Section 10.1 Negotiation and Arbitration. Except as otherwise provided in Sections 2.5(d), 3.2(a)(viii) and (ix), 3.2(c), 3.2(d) and 6.4(g), any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 10.1, which shall be the sole and exclusive procedure for the resolution of any such disputes. The cost of conducting the dispute resolution process, including the fees and expenses of any arbitrators as well as any expenses from the AAA, shall be shared equally by the Parties, and each Party shall bear its own costs, including any attorneys’ fees or other expenses incurred in the process. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled from the date written notice of a dispute is sent pursuant to Section 10.1 while the procedures specified in this Article 10 are pending. All arbitrators shall be neutral, not have a financial interest in the dispute, not have worked for either Party, and have at least ten Years’ experience in the natural gas gathering and processing business. The Parties agree that dispute resolution hereunder (including any arbitration) shall be treated as confidential in accordance with Section 16.12, and the Parties understand and agree that this confidentiality obligation extends to information concerning the fact of any request for negotiation or arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged during the course of negotiation or arbitration.

(a) Negotiation. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. The Parties shall attempt in good faith, for 30 Days after receipt of such written notice, to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between representatives who have authority to settle the controversy.

(b) Arbitration. Any dispute between the Parties arising under this Agreement that is not resolved under Section 10.1(a) shall be resolved through final and binding arbitration as follows:

(i) Any dispute which arises between the Parties out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules, which rules are deemed to be incorporated herein.

(ii) The seat (or legal place) of arbitration shall be Pittsburgh, Pennsylvania. The language of the arbitration shall be English. The tribunal shall consist of three arbitrators (the “Tribunal”), one to be nominated by the Party requesting arbitration (the “Claimant”) and one by the Party named as respondent by the Claimant (the “Respondent”), within 14 Days of the Claimant’s nomination. The third shall be nominated by agreement between the two arbitrators nominated by the Parties. If the two arbitrators so appointed fail to agree on the nomination of the third arbitrator within ten Days of the nomination of the Respondent’s arbitrator, or if either the Claimant or the Respondent fails to nominate its own arbitrator, the AAA shall make such appointment.

(iii) Any award shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction.

(iv) The Tribunal shall render a final award in any arbitration within two Months of the appointment of the third arbitrator, which final award (x) may, in the discretion of the Tribunal, include attorneys’ fees, witness fees and/or other costs and expenses incurred in the prosecution or defense of the applicable dispute and (y) shall be confined to the recovery of damages that are permitted pursuant to the terms of this Agreement and shall, for the avoidance of doubt, shall not include damages of the types waived pursuant to Section 13.4. This time limit may only be extended with the consent of the Parties or by the Tribunal for good cause shown, provided that no award shall be invalid for the sole reason that it is not rendered within the time period herein specified, or not rendered within any extended period. At the earliest opportunity, the Tribunal shall, in consultation with the Parties, set out a procedural timetable for the service of pleadings and evidence. Any pleading or evidence served otherwise than in compliance with such timetable will be struck out by the Tribunal, unless the submitting Party shows good cause for the deviation and has been granted an appropriate extension by the Tribunal (ahead of the expiration of the relevant deadline), bearing in mind the effect such extension will have on the case timetable.

(c) Notwithstanding anything contained in this Section 10.1 to the contrary, each Party shall be entitled to seek and obtain by the filing of an action in any court of competent jurisdiction injunctive or other similar emergency equitable relief with respect to any breach of this Agreement by any other Party.

ARTICLE 11

FORCE MAJEURE

Section 11.1 Force Majeure. If Gatherer or Shipper is rendered unable, wholly or in part, by reason of Force Majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder or indemnification obligations hereunder of either Party), then upon said Party’s giving prompt written notice and reasonably full particulars (as then known) of such Force Majeure to the other Party, the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the inability so caused, but for no longer period, and such cause shall be remedied with all commercially reasonable dispatch by the Party claiming Force Majeure.

Section 11.2 Definition of Force Majeure. The term “Force Majeure,” as used herein, shall mean an event not within the reasonable control of the Party claiming suspension that cannot be overcome by the exercise of commercially reasonable diligence, and, to the extent satisfying the above criteria, shall include the following: acts of God; acts of federal, state, or local government, or any agencies thereof; compliance with rules, regulations, permits, or orders of any governmental authority, or any office, department, agency, or instrumentality thereof; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, blockades, insurrections, riots, and epidemics; landslides, lightning, earthquakes, fires, storms, floods, and washouts; arrests and restraint of people; civil disturbances; explosions, leakage, breakage, or accident to equipment or pipes; freezing of Well(s), pipes or other facilities; weather-related shutdowns due to adverse weather affecting a general geographic area; inability or delay in securing rights of way or surface sites at reasonable cost; inability or delay in obtaining equipment, supplies, materials, permits or labor at a reasonable cost; the inability or delay in obtaining permits or other authorizations from Governmental Authorities; failures or delays in transportation; insufficient capacity on an Individual System, but only to the extent the deliveries of Dedicated Production from Planned Wells on such Individual System exceed the production forecasts for such Planned Wells set forth in Shipper’s Supplemental Notices for such Planned Wells and/or as set forth in the Tie-In Requests for such Planned Wells; receipt of non-specification or unmerchantable Gas; the failure or delay of any downstream pipeline or other Person with which an Individual System is to interconnect in taking actions required to interconnect the facilities of such downstream pipeline or other Person with such Individual System; and, in the case of Gatherer, the inability of Gatherer to access, or Shipper’s or its Affiliate(s)’ restrictions of Gatherer’s access to, in a timely manner, any facility site owned or controlled by Shipper or its Affiliate(s) where Gatherer’s facilities are to be located; and any other causes, whether of the kind herein enumerated or otherwise, not within the reasonable control of the Party claiming suspension. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty. Notwithstanding anything to the contrary, Force Majeure does not include the insolvency or change in economic circumstances of the affected Party or changes in market conditions (including the price for Gas and/or Liquid Condensate). The requirement that any Force Majeure shall be remedied with all commercially reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party, when such is deemed inadvisable by the Party involved.

Section 11.3 Alterations, Maintenance and Repairs. Gatherer shall have the right to curtail or interrupt receipts and deliveries of Gas and Liquid Condensate to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual Systems; provided, however, that Gatherer shall schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent practical service curtailments or interruptions of Dedicated Gas, and as applicable, Dedicated Liquid Condensate. All such curtailments or interruptions shall be deemed events of Force Majeure. Gatherer shall provide Shipper (i) with at least 30 Days’ prior notice of any upcoming normal and routine maintenance, repair and modification projects that Gatherer has planned that would result in any material curtailment or interruption of Shipper’s deliveries (such maintenance, repair and modification projects, “Scheduled Maintenance”) and the estimated time period for such curtailment or interruption and (ii) with at least sixty Days’ prior notice of any Scheduled Maintenance (A) of which Gatherer has knowledge at least 60 Days in advance and (B) that is anticipated to result in an interruption or material curtailment of Shipper’s deliveries for 120 or more consecutive hours. Notwithstanding the foregoing or anything else to the contrary herein, Gatherer shall not be entitled to claim an event of Force Majeure with respect to any Scheduled Maintenance in excess of five Days of lost volume based on the five Day normalized field estimates average for the final five Days at the end of the applicable Quarter, in the aggregate, on any Individual System in any Quarter; provided, however, this sentence will not apply to repairs relating to subsidence or slips of any part of an Individual System (provided that Gatherer will use commercially reasonable efforts to complete all such repairs as soon as reasonably practicable).

Section 11.4 Rights of Way and Surface Sites. In the event that either Party reasonably believes, after exercising commercially reasonable efforts to obtain any rights of way or surface sites required in connection with any Tie-In Request or Deemed Tie-In Request, that it will be unable to obtain any such rights of way or surface sites at or below a reasonable cost considering all of the applicable circumstances then, in order to be entitled to claim an event of Force Majeure with respect to such failure, such Party must provide notice of such failure and evidence of the reasonable efforts expended by such Party to obtain such rights of way or surface sites, as applicable, and, in the event of such a failure by Gatherer, evidence that Gatherer has made reasonable attempts to re-route the path of the applicable segment of the applicable Individual System as reasonably practicable so as to avoid the necessity of obtaining such right of way or surface site, in each case, on or before the twelve month anniversary of the date on which Gatherer first received the applicable Tie-In Request or Deemed Tie-In Request requiring such rights of way or surface sites (such notice, an “ROW Notice”). Thereafter, the Parties shall work together in good faith to obtain such rights of way or surface sites as soon as practicable for a cost at or below a reasonable cost considering all of the applicable circumstances. In addition, in the event that Gatherer provides any ROW Notice to Shipper, then, in addition to cooperating with Gatherer, Shipper may independently obtain the relevant right of way or surface site, in which case Shipper will be entitled to reimbursement from Gatherer for the cost of obtaining such right of way or surface site; provided that such reimbursement shall be capped at a reasonable cost considering all of the applicable circumstances. If, following cooperation by the Parties to obtain any right of way or surface site in accordance with this Section 11.4, the Parties are unable to acquire such right of way or surface site within 90 Days after the date of the applicable ROW Notice and the failing Party has otherwise complied with its obligations relating to the acquisition of such right of way or surface site, then such failing Party may declare an event of Force Majeure. If Force Majeure is declared by Gatherer in accordance with this Section 11.4 with respect to a particular right of way or surface site, then, (a) if requested by Shipper, Gatherer shall use commercially reasonable efforts to accelerate the connection of other Wells not affected by such Force Majeure at no cost to Shipper to the extent that Shipper allows the resources that would otherwise be utilized with respect to the connection subject to the Force Majeure to be reallocated elsewhere and (b) with respect to and for purposes of Shipper’s obligations pursuant to Section 3.2(c)(v), Shipper shall be treated as having drilled, in the Year in which the affected Planned Well was scheduled to be connected to the applicable Individual System (as set forth in the applicable Tie-In Request or Deemed Tie-In Request), such Planned Well.

ARTICLE 12

REGULATORY STATUS

Section 12.1 Non-Jurisdictional Gathering System. This Agreement is subject to all valid present and future Laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement or the services performed or the facilities utilized under this Agreement. Neither Party shall file or support any application to have any of the Individual Systems to become subject to the jurisdiction of any Governmental Authority that may at any time take any action whereby the Gathering Services will be subject to terms, conditions, restraints or regulations, including taxes, rate or price control, or ceilings or open access requirements that materially differ from the terms and conditions set forth in this Agreement. It is the intent of the Parties that the rates and terms and conditions established by any Governmental Authority having jurisdiction shall not alter the rates or terms and conditions set forth in this Agreement, and the Parties agree to vigorously defend and support in good faith the enforceability of the rates and terms and conditions of this Agreement.

Section 12.2 Government Authority Modification. Notwithstanding the provisions of Section 12.1, if any Governmental Authority having jurisdiction modifies the rates, or terms and conditions set forth in this Agreement with respect to the priority of shippers on any Individual System, then (in addition to any other remedy available to either Party at Law or in equity):

(a) the Parties hereby agree to negotiate in good faith to enter into such amendments to this Agreement and/or a separate arrangement in order to give effect, to the greatest extent possible, to the rates and other terms and conditions set forth in this Agreement; and

(b) in the event that the Parties are not successful in accomplishing the objectives set forth in (a) above, then the resolution of such matter shall be determined in accordance with the provisions of Article 10 above.

ARTICLE 13

INDEMNIFICATION AND INSURANCE

Section 13.1 Custody and Control Indemnity. EXCEPT FOR LOSSES COVERED BY THE INDEMNITIES IN SECTION 8.1, THE PARTY HAVING CUSTODY AND CONTROL OF GAS AND LIQUID CONDENSATE UNDER THE TERMS OF SECTION 8.2 SHALL BE RESPONSIBLE FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY AND SUCH OTHER PARTY’S GROUP FROM AND AGAINST EACH OF THE FOLLOWING: (A) ANY LOSSES ASSOCIATED WITH ANY PHYSICAL LOSS OF SUCH GAS AND LIQUID CONDENSATE (OTHER THAN, SUBJECT TO SECTION 5.3 AND SECTION 5.4, GATHERING SYSTEM L&U AND GATHERING SYSTEM FUEL), INCLUDING, THE VALUE OF SUCH LOST GAS AND LIQUID CONDENSATE, AND (B) ANY DAMAGES RESULTING FROM THE RELEASE OF ANY SUCH GAS OR LIQUID CONDENSATE, IN EACH CASE, EVEN IF SUCH LOSSES OR DAMAGES ARISE AS A RESULT OF THE STRICT LIABILITY OR NEGLIGENCE (JOINT, SEVERAL, ACTIVE, PASSIVE, SOLE, OR CONCURRENT) OF THE INDEMNIFIED PERSON OR A MEMBER OF SUCH INDEMNIFIED PERSON’S GROUP, EXCEPT TO THE EXTENT THAT SUCH LOSSES OR DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON OR A MEMBER OF SUCH INDEMNIFIED PERSON’S GROUP.

Section 13.2 Shipper Indemnification. SUBJECT TO SECTION 13.1, SHIPPER AGREES TO AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS GATHERER, AND GATHERER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARENT, AFFILIATES AND SUBSIDIARIES, (ALL OF THE FOREGOING, THE “GATHERER GROUP”) FROM AND AGAINST ALL LOSSES WHICH IN ANY WAY RESULT FROM ANY OF THE FOLLOWING: (A) THE OWNERSHIP, DESIGN,

CONSTRUCTION, MAINTENANCE OR OPERATION OF SHIPPER’S FACILITIES, EVEN IF SUCH LOSSES ARISE AS A RESULT OF THE STRICT LIABILITY OR NEGLIGENCE (JOINT, SEVERAL, ACTIVE, PASSIVE, SOLE, OR CONCURRENT) OF GATHERER OR A MEMBER OF GATHERER’S GROUP, EXCEPT TO THE EXTENT THAT SUCH LOSSES OR DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER OR A MEMBER OF GATHERER’S GROUP OR (B) ANY MATERIAL BREACH OF THIS AGREEMENT BY SHIPPER.

Section 13.3 Gatherer Indemnification. SUBJECT TO SECTION 13.1, GATHERER AGREES TO AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SHIPPER, AND SHIPPER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARENT, AFFILIATES AND SUBSIDIARIES, (ALL OF THE FOREGOING, THE “SHIPPER GROUP”) FROM AND AGAINST ALL LOSSES WHICH IN ANY WAY RESULT FROM ANY OF THE FOLLOWING: (A) THE OWNERSHIP, DESIGN, CONSTRUCTION, MAINTENANCE OR OPERATION OF THE GATHERING SYSTEM, EVEN IF SUCH LOSSES ARISE AS A RESULT OF THE STRICT LIABILITY OR NEGLIGENCE (JOINT, SEVERAL, ACTIVE, PASSIVE, SOLE, OR CONCURRENT) OF SHIPPER OR A MEMBER OF SHIPPER’S GROUP, EXCEPT TO THE EXTENT THAT SUCH LOSSES OR DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SHIPPER OR A MEMBER OF SHIPPER’S GROUP OR (B) ANY MATERIAL BREACH OF THIS AGREEMENT BY GATHERER.

Section 13.4 Actual Direct Damages. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT LIMITATION TO DIRECT DAMAGES ONLY SHALL NOT APPLY TO ANY DAMAGE, CLAIM OR LOSS ASSERTED BY OR AWARDED TO ANY THIRD PARTY AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER SECTIONS 6.1, 8.1 AND/OR THIS ARTICLE 13, BUT IN NO EVENT SHALL THE EXCLUSIONS HEREUNDER SUBJECT EITHER PARTY OR ITS AFFILIATES TO LIABILITY FOR PUNITIVE DAMAGES.

Section 13.5 Penalties. EXCEPT FOR INSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY GATHERER, SHIPPER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD GATHERER HARMLESS FROM ANY SCHEDULING PENALTIES OR MONTHLY BALANCING PROVISIONS IMPOSED BY A PROCESSING PLANT, DOWNSTREAM PIPELINE OR THIRD PARTY DOWNSTREAM CONDENSATE STORAGE TANK IN ANY PURCHASE CONTRACTS, TRANSPORTATION CONTRACTS OR SERVICE AGREEMENTS ASSOCIATED WITH, OR RELATED TO, SHIPPER’S OWNED OR CONTROLLED GAS, INCLUDING ANY PENALTIES IMPOSED PURSUANT TO THE DOWNSTREAM PIPELINE’S TARIFF, OR WHICH MAY BE CAUSED BY OFO’S, OR BY PDA’S OR OTHER PIPELINE ALLOCATION METHODS, OR BY UNSCHEDULED PRODUCTION, OR BY UNAUTHORIZED PRODUCTION.

Section 13.6 Insurance. The Parties shall carry and maintain no less than the insurance coverage set forth in Exhibit E.

ARTICLE 14

TAXES

Section 14.1 Taxes. Shipper shall pay all Taxes imposed on or with respect to Shipper’s Facilities and/or with respect to the Dedicated Production, including Taxes (including ad valorem taxes) assessed against Shipper based on Shipper’s income, revenues, gross receipts, net worth or ownership of Shipper’s Facilities or any equipment or facilities related thereto and/or the Dedicated Production. Gatherer shall pay all Taxes on or with respect to the Individual Systems and/or with respect to the Gathering Services provided by Gatherer on the Individual Systems under this Agreement, including Taxes (including ad valorem taxes) assessed against Gatherer based on Gatherer’s income, revenues, gross receipts, net worth or ownership of the Individual Systems or any equipment or facilities related thereto.

ARTICLE 15

ASSIGNMENT

Section 15.1 Assignment.

(a) Except as specifically otherwise provided in this Agreement, neither Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing:

(i) Shipper may assign its rights and obligations under this Agreement to any Person to whom Shipper assigns or transfers an interest in any of the Dedicated Properties (excluding, however, Dedicated Properties in the Wadestown Area and Dedicated Properties in the McQuay Area, with respect to which, assignment of Shipper’s rights and obligations under this Agreement shall require the consent of Gatherer to assign, which consent shall not be unreasonably withheld, conditioned or delayed), insofar as this Agreement relates to such Dedicated Properties (i.e., those that are not in the Wadestown Area or the McQuay Area), without the consent of Gatherer; provided that (A) such Person assumes the obligations of Shipper under this Agreement insofar as it relates to such Dedicated Properties, (B) if such assignment or transfer is made to an Affiliate of Shipper, Shipper shall not be released from any of its obligations under this Agreement, and (C) if such transfer or assignment is to a Person that is not an Affiliate of Shipper, Shipper shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned;

(ii) a Party may assign this Agreement without the consent of the other Party to a Person that purchases all or substantially all of such Party’s assets;

(iii) Gatherer may assign its rights to any payments hereunder to one or more Affiliates of Gatherer, but no such assignment shall relieve Gatherer of any of its obligations hereunder; and

(iv) Gatherer may assign its rights and obligations under this Agreement to any Person to whom Gatherer assigns, transfers or conveys any Individual System(s) (excluding, however, the Wadestown System and the McQuay System, with respect to which the assignment of Gatherer’s rights and obligations under this Agreement shall require the consent of Shipper, which consent shall not be unreasonably withheld, conditioned or delayed), insofar as this Agreement relates to such Individual System(s), without the consent of Shipper; provided that, (A) such Person assumes the obligations of Gatherer under this Agreement insofar as it relates to such Individual System(s), (B) if such assignment or transfer is made to an Affiliate of Gatherer, Gatherer shall not be released from any of its obligations under this Agreement, and (C) if such transfer or assignment is to a Person that is not an Affiliate of Gatherer, Gatherer shall be released from its obligations under this Agreement with respect to such Individual System(s).

(b) Notwithstanding anything in this Agreement to the contrary, Shipper may assign ROFO Properties that are not Dedicated ROFO Properties free of the terms, conditions and obligations of this Agreement.

(c) Subject to the other provisions of this Section 15.1 and Section 15.2, this Agreement, including any and all renewals, extensions, amendments and/or supplements hereto, and all rights, title and interests contained herein, shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, successors, and permitted assigns. Any assignment, transfer or conveyance by Shipper or any of its Affiliates of any interests in Wells, Planned Wells, in the Dedicated Properties, the Dedicated Gas and/or the Dedicated Condensate shall be subject to dedication under this Agreement and Shipper shall expressly require that the assignee of any such interests assume and agree to discharge the duties and obligations of Shipper under this Agreement with respect to such interests acquired from Shipper or any of its Affiliates; and such assigned interests shall be Dedicated Properties, Dedicated Gas and/or Dedicated Condensate of the assignee. Shipper will provide Gatherer with prior written notice of any such assignment, transfer or conveyance, which notice shall include sufficient information for Gatherer to determine whether such assignee will need to provide Adequate Assurance of Performance under Section 16.13.

(d) No assignment, transfer or conveyance by Shipper shall require the applicable assignee to dedicate to this Agreement any other interest in any lands, leases, wells or other interests owned (or subsequently acquired) by such assignee (or any Gas attributable to such interests) other than the Dedicated Properties so acquired; provided, however, if such assignment, transfer or conveyance involves in a single transaction or a series of related transactions, a majority (in Net Acres) of the Dedicated Properties in the Wadestown Area or the McQuay Area, any interest acquired in such System Area (with respect to such acquisition or series of related acquisitions involving Dedicated Properties in such System Area) by such assignee or any of its Affiliates after the date of such assignment, transfer or conveyance (and any Gas attributable thereto) shall be dedicated under (as to that System Area only), and subject to the terms of, this Agreement.

(e) Any Party which shall succeed by purchase, merger or consolidation with Gatherer or Shipper or their respective successors in interest shall be subject to the obligations of its predecessor under this Agreement.

(f) Any release of any of the Dedicated Properties from dedication under this Agreement pursuant to the terms of this Agreement shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 15.

(g) Any assignment or transfer in violation of this Section 15.1 shall be, and is hereby declared, null and void ab initio.

Section 15.2 Notice. No assignment, transfer or conveyance of this Agreement, or of any interest of Gatherer or Shipper in this Agreement, shall be binding upon the other Party until such Party has been notified, in writing, of such assignment, transfer or conveyance, and furnished with a copy of same, and if required under Section 15.1, consented to such assignment, transfer or conveyance.

Section 15.3 Pre-Approved Assignment. Either Party shall have the right without the prior consent of the other to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

ARTICLE 16

MISCELLANEOUS

Section 16.1 Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 16.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person shown in Exhibit C. Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Person may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 16.2.

Section 16.3 Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

Section 16.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.5 Entire Agreement; Conflicts. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE EXHIBITS HERETO, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH.

Section 16.6 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

Section 16.7 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 16.8 Parties in Interest. Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 16.9 Preparation of Agreement. Both Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 16.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 16.12 Confidentiality.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT THE TERMS AND CONDITIONS OF THIS AGREEMENT AND ANY INFORMATION DISCLOSED OR PROVIDED TO IT WITH RESPECT TO THE OTHER PARTY (AND/OR ITS ASSETS AND BUSINESS) IN RELATION TO THIS AGREEMENT SHALL BE HELD IN STRICT CONFIDENCE BY IT AND SHALL NOT BE DISCLOSED TO ANY OTHER PERSON EXCEPT EACH PARTY MAY DISCLOSE ANY SUCH INFORMATION WITHOUT CONSENT OF THE OTHER PARTY TO:

(i) ITS (AND ITS AFFILIATES’) RESPECTIVE LEGAL AND FINANCIAL ADVISORS, FINANCIAL INVESTORS, EQUITY HOLDERS, OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES WHO HAVE A NEED TO KNOW THE TERMS AND CONDITIONS OF THIS AGREEMENT AND/OR SUCH INFORMATION IN CONNECTION WITH SUCH PARTY’S PERFORMANCE OF THIS AGREEMENT AND WHO HAVE AGREED TO MAINTAIN, OR OTHERWISE HAVE A DUTY TO MAINTAIN, THE CONFIDENTIALITY THEREOF,

(ii) EXISTING AND POTENTIAL LENDERS OF GATHERER, AND PROSPECTIVE PURCHASERS OF GATHERER OR OF ANY OF THE INDIVIDUAL SYSTEMS OR SUBSTANTIALLY ALL OF GATHERER’S ASSETS, AND SUCH LENDERS OR PURCHASERS HAVE AGREED TO MAINTAIN THE CONFIDENTIALITY OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND SUCH INFORMATION AND NOT TO USE SAME FOR ANY PURPOSE OTHER THAN THE EVALUATION OF THE LOAN, POTENTIAL LOAN OR POTENTIAL PURCHASE, AND

(iii) EXISTING AND POTENTIAL LENDERS OF SHIPPER AND ANY PROSPECTIVE PURCHASER OF AN INTEREST IN ANY LAND, WELL OR LEASE SUBJECT HERETO OR OF SHIPPER AND SUCH LENDERS OR PURCHASER HAVE AGREED TO MAINTAIN THE CONFIDENTIALITY OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND SUCH INFORMATION AND NOT TO USE THE SAME FOR ANY PURPOSE OTHER THAN THE LOAN, POTENTIAL LOAN OR EVALUATION OF THE POTENTIAL PURCHASE.

(b) EACH PARTY MAY ALSO DISCLOSE SUCH INFORMATION WITHOUT CONSENT OF THE OTHER PARTY TO THE EXTENT THAT DISCLOSURE IS REQUIRED BY FEDERAL OR STATE LAW, OR AGENCY, OR ANY EXCHANGE ON WHICH SUCH PARTY’S (OR ITS AFFILIATES’) EQUITY IS TRADED.

(c) THE FOREGOING OBLIGATION OF CONFIDENTIALITY SHALL NOT APPLY TO ANY INFORMATION THAT: (I) COMES INTO THE POSSESSION OF THE RECEIVING PARTY ON A NON-CONFIDENTIAL BASIS FROM A THIRD PARTY WHO IS NOT UNDER AN OBLIGATION OR DUTY TO MAINTAIN THE CONFIDENTIALITY OF SUCH INFORMATION, (II) BECOMES PART OF THE PUBLIC DOMAIN OTHER THAN THROUGH BREACH OF THE CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR (III) DEVELOPED BY THE RECEIVING PARTY OR ITS AFFILIATES INDEPENDENTLY WITHOUT THE USE OF ANY INFORMATION RECEIVED HEREUNDER. EACH PARTY (THE “FIRST PARTY”) SHALL BE LIABLE TO THE OTHER PARTY FOR ANY BREACH OF THIS SECTION 16.12 BY ANY PERSON UNDER ITEM (i) OF THE FIRST SENTENCE OF THIS SECTION 16.12 TO WHICH THE FIRST PARTY IS PERMITTED TO DISCLOSE INFORMATION.

Section 16.13 Adequate Assurances. If Shipper makes an assignment to a Third Party (herein, the “Assignee”) pursuant to Section 15.1 and Gatherer has reasonable grounds for insecurity regarding the performance by such Assignee (including insecurity arising from the credit rating of such Assignee), then Gatherer may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from such Assignee as a condition to providing Gathering Services hereunder to such Assignee. “Adequate Assurance of Performance” means the Assignee’s delivery to Gatherer of an advance payment in cash, an irrevocable standby letter of credit or a performance bond, in each case, in an amount determined to be commercially reasonable based on the creditworthiness of the Assignee (such cash, letter of credit or bond to be received substantially concurrently with the closing of the applicable assignment). Promptly following the termination of the condition giving rise to Gatherer’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Gatherer shall release to such Assignee the cash, letter of credit, bond or other assurance provided by such Assignee (including any accumulated interest, if applicable, and less any amounts actually applied to cover Assignee’s obligations hereunder).

Section 16.14 Amendment and Restatement of First Amended and Restated Agreement. Shipper, Gatherer and DevCo II LP and DevCo III LP (the “Prior Signatories”) agree and acknowledge that the First Amended and Restated Agreement is hereby amended and restated in its entirety and replaced and superseded by this Agreement effective for all purposes as of the Execution Date. Each of Shipper, Gatherer and the Prior Signatories hereby waive any and all Claims arising out of or relating to any breach of the First Amended and Restated Agreement occurring prior to the Execution Date (whether known or unknown) except for any amounts owed by Shipper to Gatherer and/or the Prior Signatories, by Gatherer and/or the Prior Signatories to Shipper, by any of Gatherer to any of Gatherer (as defined in the First Amended and Restated Agreement) or by any of Gatherer (as defined in the First Amended and Restated Agreement) to any of Gatherer, for (i) amounts previously invoiced under such agreement, but not yet paid and (ii) amounts owed under such agreement (whether or not yet invoiced) with respect to the Gas and/or Liquid Condensate delivered or redelivered and Gas Services provided (as all such terms are defined in the First Amended and Restated Agreement) during the two Months immediately preceding the Execution Date, but not yet received.

Section 16.15 Joint and Several Liability. Each of the Persons comprising Gatherer under this Agreement shall be severally and not jointly liable for all obligations of Gatherer under and pursuant to this Agreement (a) with respect to each Person other than OpCo, as to their specific Individual System(s) and System Area(s) and (b) with respect to OpCo, as to the ROFO Area and any areas outside of the System Areas.

Section 16.16 Headings. The topical headings and index used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning whatsoever, or as indicating that all of the provisions of this Agreement relating to any particular topic are to be found in any particular article or section.

Section 16.17 No Election. In the event of a default by a Party under this Agreement, except where the specific language of this Agreement provides that the specific remedy stated is the sole remedy of a Party, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Article 13. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement, except as specifically stated otherwise in this Agreement.

Section 16.18 Exhibits. All exhibits referenced in this Agreement are attached hereto and made a part of this Agreement.

Section 16.19 Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence.

Section 16.20 Agreement Regarding Certain Remedies. It is expressly stipulated by the Parties that the actual amount of damages resulting from the conditions described in Sections 3.2(e)(ii), 5.2(b) and 5.2(c) would be difficult if not impossible to determine accurately because of the unique nature of this Agreement and the unique nature of the performance obligation of Gatherer, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the remedy provided for in such Section is a reasonable estimate by the Parties of such damages under the circumstances and does not constitute a penalty. Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, Shipper shall not be entitled to any credits or liquidated damages pursuant to this Agreement with respect to any Well from and after the date upon which such Well is permanently released from dedication pursuant to any provision of this Agreement.

Section 16.21 Change of Control. In the event that, at any time during the Term, neither Shipper nor any of its Affiliates, directly or indirectly, Controls the general partner of CONE Midstream Partners LP, then the provisions set forth in Exhibit S shall apply.

ARTICLE 17

OPERATING TERMS AND CONDITIONS

Section 17.1 Terms and Conditions. Gatherer’s Operating Terms and Conditions, a copy of which is attached hereto as Exhibit A, are for all purposes incorporated in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Execution Date.

“Gatherer”

CONE MIDSTREAM DEVCO I LP

By: CONE MIDSTREAM DEVCO I GP LLC, its general partner

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Authorized Signatory

CONE MIDSTREAM DEVCO II LP

By: CONE MIDSTREAM DEVCO II GP LLC, its general partner

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Authorized Signatory

CONE MIDSTREAM DEVCO III LP

By: CONE MIDSTREAM DEVCO III GP LLC, its general partner

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Authorized Signatory

CONE MIDSTREAM OPERATING COMPANY, LLC

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Authorized Signatory

Signature Page – CNX-CNNX

Second Amended and Restated Gathering Agreement

“Shipper” CNX GAS COMPANY LLC

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Executive Vice President & Chief Administrative Officer

Signature Page – CNX-CNNX

Second Amended and Restated Gathering Agreement